Exhibit 10.1

SENIOR REVOLVING FACILITY CREDIT AGREEMENT

dated as of

December 13, 2010

among

TIM HORTONS INC. and

THE TDL GROUP CORP.

as Borrowers

and

THE LENDERS FROM TIME TO TIME PARTIES HERETO

as Lenders

and

THE BANK OF NOVA SCOTIA

as Administrative Agent

and

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

and

ROYAL BANK OF CANADA

as Documentation Agent

and

J.P. MORGAN SECURITIES CANADA INC. and THE BANK OF NOVA SCOTIA

as Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1
1.1	Defined Terms	1
1.2	Classification of Loans and Borrowings	21
1.3	Terms Generally	21
1.4	Accounting Terms; GAAP	22
1.5	Time	23
1.6	Permitted Liens	23
1.7	Limitation Regarding Subsidiaries	23

ARTICLE 2	REVOLVING CREDIT	23
2.1	Commitments	23
2.2	Loans and Borrowings	24
2.3	Requests for Borrowings	24
2.4	Funding of Borrowings	26
2.5	Interest and Acceptance Fees	26
2.6	Termination and Reduction of Commitments	28
2.7	Repayment of Loans	28
2.8	Evidence of Debt	28
2.9	Prepayments	29
2.10	Fees	29
2.11	Bankers’ Acceptances	30
2.12	Alternate Rate of Interest	33
2.13	Increased Costs; Illegality	34
2.14	Break Funding Payments	35
2.15	Taxes	36
2.16	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	37
2.17	Currency Indemnity	39
2.18	Letters of Credit	39
2.19	Swingline Loans	43
2.20	Mitigation Obligations; Replacement of Lenders	44
2.21	Defaulting Lenders	45

ARTICLE 3	REPRESENTATIONS AND WARRANTIES	47
3.1	Organization; Powers	47
3.2	Authorization; Enforceability	47
3.3	Governmental Approvals; No Conflicts	47
3.4	Financial Condition	47
3.5	Litigation and Contingent Obligations	48
3.6	Compliance with Laws	48
3.7	Taxes	48
3.8	Pension Plans	48
3.9	Defaults	49
3.10	Environmental Matters	49
3.11	Anti-Money Laundering	49

ARTICLE 4	CONDITIONS	49

4.1	Closing Date	49
4.2	Each Credit Event	51

ARTICLE 5	AFFIRMATIVE COVENANTS	52
5.1	Financial Statements and Other Information	52
5.2	Existence; Conduct of Business	53
5.3	Payment of Tax Obligations	53
5.4	Maintenance of Properties	54
5.5	Books and Records; Inspection Rights	54
5.6	Compliance with Laws	54
5.7	Use of Proceeds and Letters of Credit	54
5.8	Insurance	54
5.9	Subsidiary Guarantees	54
5.10	Financial Covenants	55
5.11	KYC Documentation and Anti-Money Laundering	55

ARTICLE 6	NEGATIVE COVENANTS	55
6.1	Indebtedness	56
6.2	Liens	56
6.3	Merger; Dissolution; Asset Sales	59
6.4	Business	60
6.5	Investments and Acquisitions	60
6.6	Restricted Payments	61
6.7	Transactions with Affiliates	61
6.8	Restrictive Agreements	61

ARTICLE 7	EVENTS OF DEFAULT	62
7.1	Events of Default	62

ARTICLE 8	THE AGENTS	65
8.1	Appointment of Agents	65
8.2	Limitation of Duties of Agents	65
8.3	Lack of Reliance on the Agents	65
8.4	Certain Rights of the Agents	66
8.5	Reliance by Agents	66
8.6	Indemnification of Agents	66
8.7	Agents in their Individual Capacities	66
8.8	May Treat Lender as Owner	67
8.9	Successor Agents	67

ARTICLE 9	MISCELLANEOUS	67
9.1	Notices	67
9.2	Waivers; Amendments	69
9.3	Expenses; Indemnity; Damage Waiver	70
9.4	Successors and Assigns	72
9.5	Survival	75
9.6	Counterparts; Integration; Effectiveness	75
9.7	Severability	75
9.8	Right of Set Off	75

9.9	Governing Law; Jurisdiction; Consent to Service of Process	76
9.10	WAIVER OF JURY TRIAL	76
9.11	Headings	76
9.12	Confidentiality	76

Exhibits:

Exhibit A	-	Form of Borrowing Request for Revolving Credit
Exhibit B	-	Form of Assignment and Assumption
Annex 1 – Standard Terms & Conditions
Exhibit C	-	Compliance Certificate
Exhibit D	-	Form of Parent Guarantee
Exhibit E	-	Form of Subsidiary Borrower Guarantee
Exhibit F	-	Form of Subsidiary Guarantee for U.S. Subsidiaries
Exhibit G	-	Form of Subsidiary Guarantee for Canadian Subsidiaries
Exhibit H	-	Mandatory Cost Formulae

Schedules:

Schedule A	-	Commitments
Schedule B	-	Intentionally Deleted
Schedule C	-	Existing Letters of Credit
Schedule D	-	Excluded Swap Agreements
Schedule 3.5	-	Exceptions to Representation 3.5 – Litigation
Section 3.11	-	Anti-Money Laundering
Schedule 6.1	-	Existing Indebtedness
Schedule 6.2	-	Permitted Liens

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of December 13, 2010 and is entered into among TIM HORTONS INC. and THE TDL GROUP CORP., as Borrowers, the Lenders from time to time parties hereto as Lenders, THE BANK OF NOVA SCOTIA, as Administrative Agent, THE BANK OF NOVA SCOTIA, as Issuing Bank and JPMorgan Chase Bank, N.A. as Syndication Agent.

RECITALS

A. TIM HORTONS INC. (the “Parent Borrower”) and THE TDL GROUP CORP. (the “Subsidiary Borrower”) have requested the Revolving Credit described herein and the Lenders have agreed to provide same upon and subject to the terms and conditions set out in this Agreement;

NOW THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceptance Fee means a fee payable by the Borrowers to the Administrative Agent for the account of a Lender in Canadian Dollars with respect to the acceptance of a B/A or the making of a B/A Equivalent Loan, calculated on the face amount of the B/A or the B/A Equivalent Loan at a rate per annum equal to the Applicable Margin from time to time in effect on the basis of the actual number of days in the applicable Contract Period (including the date of acceptance and excluding the date of maturity) and a year of 365 or 366 days, (it being agreed that the Applicable Margin in respect of a B/A Equivalent Loan is equivalent to the Applicable Margin otherwise applicable to the B/A Borrowing which has been replaced by the making of such B/A Equivalent Loan pursuant to Section 2.11 (h)).

“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which any Credit Party directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets or otherwise (a) acquires any business or all or substantially all of the assets of any Person engaged in any business, (b) acquires control of securities of a Person engaged in an business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body, (c) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body, or (d) otherwise acquires Control of a Person engaged in a business.

“Adjusted LIBO Rate” means, (i) with respect to any Euro Rate Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the aggregate of (A) (a) the LIBO Rate for such Interest Period applicable to Euro Loans multiplied by (b) the Statutory Reserve Rate plus (B) if applicable, the Mandatory Cost, and (ii) with respect to the definition of “Base Rate” in this Section 1.1, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate applicable to U.S. Dollar borrowings for a one month interest period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means The Bank of Nova Scotia, in its capacity as administrative agent in respect of the Revolving Credit for the Lenders hereunder, or any successor Administrative Agent appointed pursuant to Section 8.9.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advertising Entity” means (i) The Tim’s National Advertising Program, Inc. and Tim Hortons Advertising and Promotion Fund (Canada) Inc. or any successor or successors thereto which performs substantially the same function, and (ii) any other Person acceptable to the Required Lenders which performs substantially the same function (and only that function) as the Persons listed in paragraph (i).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with, such Person.

“Agents” means, together, the Administrative Agent and the Syndication Agent, and “Agent” means either one of them.

“Agreement” means this credit agreement, as the same may from time to time be further amended, restated, modified or supplemented.

“Applicable Lender” means, with respect to any Borrowing of Revolving Loans, each Revolving Credit Lender.

“Applicable Leverage Ratio” means, at any time, the ratio of Consolidated Total Debt to Consolidated EBITDA at such time.

“Applicable Margin” means, on any date, the applicable rate per annum, expressed as a percentage, set out in the relevant column and row of the table below, determined by reference to the Applicable Leverage Ratio as set forth below, provided that, so long as the Parent Borrower maintains a rating of its Rated Debt from at least one (1) of Moody’s, S&P and DBRS, the Applicable Margin will be determined by reference to such rating or ratings on such date for the Rated Debt.

Applicable Leverage Ratio	Rating (Moody’s, S&P, DBRS)	Facility Fee (in basis points)	Base Rate/Prime Rate Applicable Margin (in basis points)	LIBO/EURO/ BA/LC Applicable Margin (in basis points)
Less than 0.75:1.00	>A2, A or A	31.25	0.00	93.75
Equal to or greater than 0.75:1.00 but less than 1.00:1.00	>Baa1, BBB+ or BBB (high)	37.5	12.5	112.5
Equal to or greater than 1.00:1.00 but less than 1.50:1.00	>Baa2, BBB or BBB	43.75	31.25	131.25
Equal to or greater than 1.50:1.00 but less than 2.00:1.00	>Baa3, BBB- or BBB (low)	50.0	50.0	150.0
Equal to or greater than 2.00:1.00	< Baa3, BBB- or BBB (low)	56.25	68.75	168.75

For so long as the Applicable Margins are determined by reference to the Applicable Leverage Ratio, the Applicable Margins will change (to the extent necessary, if any) on each date on which the financial statements of the Parent Borrower are publicly filed and the certificate of the Parent Borrower is delivered to the Agents pursuant to Section 5.1 to reflect any change in the Applicable Leverage Ratio effective as of the date of such financial statements, based upon the financial statements for the immediately preceding Rolling Period, or if such day is not a Business Day, then the first Business Day thereafter. Notwithstanding the foregoing, if at any time the Parent Borrower fails to publicly file its financial statements or deliver to the Agents the certificate of the Parent Borrower as required by Section 5.1 on or before the date required pursuant to Section 5.1 (without regard to grace periods), the Applicable Margins will be the highest margins provided for in the above grid from the date such financial statements are due pursuant to Section 5.1 (without regard to grace periods) through the date all financial statements to be provided pursuant to Section 5.1 have been publicly filed and all certificates that are then due pursuant to Section 5.1 have been delivered to the Agents. At any time when the Applicable Margins are determined by reference to the debt rating or ratings for the Rated Debt, (i) if there are two ratings and the ratings established or deemed to have been established for the Rated Debt shall fall within different categories, the Applicable Margins shall be based on the higher of the two applicable ratings, unless one of the two ratings is two or more categories lower than the other, in which case the Applicable Margins shall be determined by reference to the category next below that of the higher of the two ratings. If there are three ratings, one of which is higher or lower than the other two, such higher or lower rating shall be disregarded. If there are three ratings and each are at a different level, the Applicable Margins shall be determined by reference to the middle of the three ratings; and (ii) if the rating or ratings established or deemed to have been established for the Rated Debt shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or DBRS), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished to the Agents and the Lenders pursuant to Section 5.1 or otherwise. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided that no such change shall affect the Applicable Margin for any outstanding Bankers’ Acceptance until the end of the then-current Contract Period for such Bankers’ Acceptance. If the rating system of Moody’s, S&P or DBRS shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margins shall be determined in accordance with the foregoing by reference to the rating of the Rated Debt by those of Moody’s, S&P and DBRS whose rating system has not changed and who continue to be in the business of rating corporate debt obligations or, if there is no such rating of the Rated Debt by any of Moody’s, S&P and DBRS, then the Applicable Margins shall be determined by reference to the Applicable Leverage Ratio of the Parent Borrower. If at any time after the time when the Applicable Margins are determined by reference to the debt rating or ratings for the Rated Debt, the Parent Borrower ceases to have a rating of its Rated Debt from at least one (1) of S&P, Moody’s and DBRS, the Applicable Margin shall be determined by reference to the Applicable Leverage Ratio.

“Applicable Percentage” means, with respect to any Revolving Credit Lender, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If any Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, after giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Fund” means (a) a CLO, and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans or similar extensions of credit and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of Law.

“B/A Borrowing” means a Borrowing comprised of one or more Bankers’ Acceptances or, as applicable, B/A Equivalent Loans. For greater certainty, unless the context requires otherwise, all provisions of this Agreement which are applicable to Bankers’ Acceptances are also applicable, mutatis mutandis, to B/A Equivalent Loans.

“B/A Equivalent Loan” has the meaning set out in Section 2.11(h).

“B/A Exposure” means, at any time, the sum of the aggregate outstanding amounts of all outstanding B/As. The B/A Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total B/A Exposure under the Revolving Credit at such time.

“Bankers’ Acceptance” and “B/A” mean an instrument denominated in Canadian Dollars, drawn by a Borrower and accepted by a Revolving Credit Lender in accordance with this Agreement, and includes a “depository note” within the meaning of the Depository Bills and Notes Act (Canada) and a bill of exchange within the meaning of the Bills of Exchange Act (Canada).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agents, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within Canada or the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, on any day, the annual rate of interest equal to the greater of (i) the annual rate of interest announced by The Bank of Nova Scotia and in effect as its base rate at its principal office in Toronto, Ontario on such day for determining interest rates on U.S. Dollar-denominated commercial loans made in Canada, (ii) the Federal Funds Effective Rate plus 0.50%, and (iii) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.

“Base Rate Borrowing” means a Borrowing comprised of one or more Base Rate Loans.

“Base Rate Loan” means a Revolving Credit Loan denominated in U.S. Dollars which bears interest at a rate based upon the Base Rate.

“Benefit Plans” means any benefit plan, other than a Pension Plan, in respect of which any Credit Party makes or has made payments in respect of, on behalf of, or for the benefit of its employees.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowed Money” means money borrowed from a Third Party and premium and interest in respect thereof and liabilities under any note, bond, debenture, loan, stock or other security issued to a Third Party whether or not issued as consideration for assets or services from a Third Party, but excluding any trade accounts payable incurred in connection with the acquisition of goods and services in the ordinary course of business.

“Borrower” means either the Parent Borrower or the Subsidiary Borrower, as applicable, and “Borrowers” means both the Parent Borrower and the Subsidiary Borrower.

“Borrowing” means any availment of the Revolving Credit, and includes any Loan, the issuance of a Letter of Credit (or any amendment thereto or renewal or extension thereof) and a rollover or conversion of any outstanding Loan.

“Borrowing Request” means a request by a Borrower for a Borrowing pursuant to Section 2.3 substantially in the form of Exhibit A.

“Business Day” means any day that is not (i) a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized or required by applicable Law to remain closed, or (ii) in the case of any U.S. Dollar-denominated Borrowing, any other day on which commercial banks in New York, New York are authorized or required by applicable Law to remain closed, or (iii) in the case of any LIBO Rate Loan, any other day on which commercial banks in London, England are authorized or required by applicable Law to remain closed, or (iv) in the case of any Euro Loan, any other day on which commercial banks in London, England are authorized or required by applicable Law to remain closed or any other day on which the TARGET payment system is not open for the settlement of payments in Euros.

“Calculation Date” means the last day of each Fiscal Quarter or Fiscal Year, as applicable.

“Calculation Period” means the period that is the last four Fiscal Quarters ending on a Calculation Date.

“Canadian $ Equivalent” means, on any day, the amount of Canadian Dollars that the Administrative Agent could purchase, in accordance with its normal practice, with a specified amount of U.S. Dollars or Euros, as applicable, based on the Bank of Canada noon spot rate on such date.

“Canadian Dollars” and “Cdn.$” refer to lawful money of Canada.

“Canadian Resident Lender” means, in respect of a particular Loan, (i) a Lender which holds such Loan and which is resident in Canada for the purposes of the Income Tax Act, and (ii) a Lender which is an “authorized foreign bank”, as defined in section 2 of the Bank Act (Canada) and in subsection 248(1) of the Income Tax Act, and which holds the Loan as part of its “Canadian banking business”, as defined in subsection 248(1) of the Income Tax Act.

“Canadian Subsidiary” means any Subsidiary of the Parent Borrower that is incorporated or organized in Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR Rate” means, on any day and for any period, an annual rate of interest equal to the average rate applicable to Canadian Dollar bankers’ acceptances for the applicable period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m., on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Reuters Screen CDOR Page on such day as contemplated, then the CDOR Rate on such day shall be calculated as the average of the rates for such period applicable to Canadian Dollar bankers’ acceptances quoted by the banks listed in Schedule I of the Bank Act (Canada) as of 10:00 a.m., on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.

“Change of Control” means, the occurrence, directly or indirectly, and without the prior written consent of the Required Lenders, of a change in the legal or beneficial ownership of the Parent Borrower from that existing on the Closing Date such that a different Person or group of Persons acting in concert beneficially owns or controls more than 50% of the votes that may be cast to elect the board or other governing body of the Parent Borrower, provided that such votes, if exercised, are sufficient to elect a majority of the board or other governing body.

“Change in Law” means (i) the adoption of any new Law after the date of this Agreement, (ii) any change in any existing Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“CLO” means any Person (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

“Closing Date” means the date on which the conditions precedent specified in Section 4.1 to the effectiveness of this Agreement have been satisfied or waived by the Administrative Agent.

“Commitment” means, with respect to each Lender, the commitment(s) of such Lender to make Revolving Loans hereunder as such commitment may be reduced from time to time pursuant to Section 2.6, and as such commitments may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4 and as such commitments may be increased under the Commitment Increase Right. The initial amount(s) of each Lender’s Commitment(s) is set out in Schedule A. The initial aggregate amount of the Revolving Credit Commitments is Cdn.$250,000,000 or the U.S.$ Equivalent or Euro Equivalent thereof

“Commitment Increase Right” means the right of the Borrowers to request increases in the Commitments in accordance with Section 2.1(b).

“Consolidated EBITDA” means, at any time, the Consolidated Net Income for the then most recently completed four Fiscal Quarters plus (to the extent deducted in calculating Consolidated Net Income) (i) provisions for federal, state, provincial and local income and capital taxes accrued; (ii) Consolidated Interest Expense; (iii) depreciation and amortization; (iv) extraordinary or non-recurring non-cash losses incurred other than in the ordinary course of business; and minus (to the extent added in calculating Consolidated Net Income) (v) extraordinary or non-recurring non-cash gains realized other than in the normal course of business, all calculated in accordance with GAAP on a consolidated basis.

“Consolidated EBITDAR” means, with reference to any period, the sum of Consolidated EBITDA plus Consolidated Rent Expense for such period.

“Consolidated Fixed Charges” means, with reference to any period, the sum of Consolidated Interest Expense plus Consolidated Rent Expense for such period.

“Consolidated Gross Revenues” means, with reference to any period, the consolidated Gross Revenues of the Parent Borrower and its Subsidiaries (excluding, for greater certainty, Joint Ventures and Consolidated VIEs) calculated on a consolidated basis for such period in accordance with GAAP; provided, however, that when considering Gross Revenues of Subsidiaries that include primarily U.S. Dollars (e.g. U.S. Subsidiaries which have Gross Revenue mainly in U.S, Dollars), the impact of foreign exchange on Consolidated Gross Revenues shall be eliminated by fixing the foreign exchange rate when consolidating the Gross Revenues of the affected Subsidiaries for the purposes of determining Consolidated Gross Revenues at par (on a dollar-for-dollar basis) with the Canadian Dollar, as applicable from time to time.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including capitalized interest, original issue discount of any issued B/A and the interest component of Capital Lease Obligations) of the Parent Borrower and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

“Consolidated Net Income” means, with reference to any period, the consolidated net income (or loss) of the Parent Borrower and its Subsidiaries for such period, as determined in accordance with GAAP.

“Consolidated Rent Expense” means, with reference to any period, all payments under operating leases and synthetic leases of the Parent Borrower and its Subsidiaries to the extent deducted in computing Consolidated Net Income, calculated on a consolidated basis for such period in accordance with GAAP.

“Consolidated Tangible Net Worth” means, for the Parent Borrower and its Subsidiaries, the total equity of the Parent Borrower, less all goodwill and all items which are defined as intangibles under GAAP.

“Consolidated Total Debt” means, without duplication, all Indebtedness of the Parent Borrower and its Subsidiaries, including current maturities of such obligations, determined on a consolidated basis in accordance with GAAP.

“Consolidated VIEs” shall mean those franchise agreements and operator agreements with franchisees that the Parent Borrower has had to consolidate in its consolidated financial statements because they are considered to be variable interest entities within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 810.

“Contract Period” means the term of a B/A Borrowing selected by a Borrower in accordance with Section 2.3 (a) (iv) commencing on the date of such B/A Borrowing and expiring on a Business Day which shall be either one month, two months, three months or, if available, as determined by the Administrative Agent in good faith, six months thereafter (or such other terms as may be requested by a Borrower and approved unanimously by the Lenders); provided that (i) subject to subparagraph (ii) below, each such period which ends on a day that is not a Business Day shall automatically be extended until the next following Business Day, unless such extension results in the Contract Period expiring in a later month than the month in which it would otherwise expire, in which case such period shall be shortened so that it expires on the Business Day immediately preceding the day on which it would otherwise expire, and (ii) no Contract Period shall extend beyond the Maturity Date.

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cover”, when required by this Agreement for LC Exposure or Bankers’ Acceptances, shall be effected by paying to the Administrative Agent in immediately available funds, to be held by the Administrative Agent in a collateral account maintained by the Administrative Agent at its Payment Office and collaterally assigned as security, an amount equal to, as applicable, the maximum amount of LC Exposure available for drawing at such time, or the face amount of all Bankers’ Acceptances outstanding at such time. Such amount shall be retained by the Administrative Agent in such collateral account until such time as the applicable Letters of Credit and Bankers’ Acceptances shall have expired or matured and Reimbursement Obligations, if any, with respect thereto shall have been fully satisfied; provided that if any such Reimbursement Obligations are not satisfied when due hereunder, the Administrative Agent may apply any amounts in such collateral account against such Reimbursement Obligations.

“Credit Party” means the Borrowers and each Guarantor. For greater certainty, “Credit Party” shall not include (i) any Subsidiary which has not been designated as a Guarantor pursuant to Section 5.9; (ii) any Advertising Entity; (iii) any Consolidated VIE; or (iv) any Joint Venture.

“Currency Due” has the meaning specified in Section 2.17.

“DBRS” shall mean Dominion Bond Rating Service Limited, or its successor.

“Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent, the

Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers or the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Person making the request in clause (c) above receiving such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Discount Proceeds” means, for any B/A (or, as applicable, any B/A Equivalent Loan), an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated on the applicable date of Borrowing by multiplying:

(i)	the face amount of the B/A (or, as applicable, the undiscounted amount of the B/A Equivalent Loan); by

(ii)	the quotient of one divided by the sum of one plus the product of:

(A)	the Discount Rate (expressed as a decimal) applicable to such B/A (or as applicable, such B/A Equivalent Loan), multiplied by

(B)	a fraction, the numerator of which is the Contract Period of the B/A (or, as applicable, the B/A Equivalent Loan) and the denominator of which is 365,

with such quotient being rounded up or down to the nearest fifth decimal place, and with .000005 being rounded up.

“Discount Rate” means, with respect to either a B/A for a particular Contract Period being purchased by a Lender on any day or a B/A Equivalent Loan being made by a Lender on any day, (i) for any Lender which is a Schedule I chartered bank under the Bank Act (Canada), the CDOR Rate on such day for such Contract Period; and (ii) for any other Lender, the lesser of (a) the CDOR Rate on such day for such Contract Period, plus 0.10%, and (b) the percentage discount rate (which will be expressed in terms of the CDOR Rate or a spread over the CDOR Rate) quoted by such Lender as the percentage discount rate at which such Lender would, in accordance with its normal practices, at or about 10:00 a.m. on such date, be prepared to purchase bankers’ acceptances or make B/A Equivalent Loans having a face amount and term comparable to the face amount and term of such B/A or B/A Equivalent Loan.

“Environmental Laws” means all federal, provincial, local or foreign laws, rules, regulations, codes, ordinances, orders, decrees, judgements, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any Hazardous Material, or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Laws, (b) the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the Closing Date or issued after the Closing Date, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, debt securities, options or other rights exchangeable for or convertible into any of the foregoing.

“Euro” and/or “EUR” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Euro Equivalent” means, on any day, the amount of Euros that the Administrative Agent could purchase, in accordance with its normal practice, with a specified amount of Canadian Dollars based on the Bank of Canada noon spot rate on such day.

“Euro Rate Borrowing” means a Borrowing comprised of one or more Euro Loans.

“Euro Loan” means a Loan denominated in Euros which bears interest at a rate based upon the Adjusted LIBO Rate.

“Event of Default” has the meaning set out in Section 7.1.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its taxable income or net income, or capital taxes (including the large corporations tax imposed under Part I.3 of the Income Tax Act) imposed on (or measured by) its taxable capital, and any substantially similar taxes imposed by Canada, the United States or by any other jurisdiction under the Laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located; (b) any branch profits taxes imposed by the United States of America or any similar taxes imposed by any other jurisdiction in which any Borrower is located; (c) any taxes for which no payment is required from the applicable Borrower pursuant to Section 9.4(f); (d) any income or withholding taxes imposed on a Lender for its failure or inability (other than as a result of a Change of Law) to comply with Section 2.15(e), and (e) any income or withholding taxes imposed on payments to, or for the benefit of, any Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.20) on the date such Lender becomes a party hereto (or designates a new lending office); provided, however, that clauses (d) and (e) shall not apply to (i) Taxes imposed on payments to a Lender for a portion of a Loan that such Lender acquired by assignment to the extent that, immediately prior to the assignment, the party that assigned such portion of the Loan was entitled to additional payments under Section 2.15(a) for such Taxes (or indemnity under

Section 2.15(c) for such Taxes); (ii) Taxes imposed on payments to a Lender for any portion of a Loan that such Lender acquired by assignment after or during a continuation of a Default; or (iii) Taxes imposed on a Lender that designates a new lending office to the extent that, immediately prior to such designation, such Lender was entitled to additional payments under Section 2.15(a) with respect to such Taxes (or indemnity under Section 2.15(c) for such Taxes).

“Existing Letters of Credit” means those letters of credit issued by The Bank of Nova Scotia at the request of a Borrower prior to the Closing Date and which remain outstanding on the Closing Date, the particulars of which are set forth in Schedule C.

“Facility Fees” means the facility fees payable by either Borrower pursuant to Section 2.10 (a).

“Federal Funds Effective Rate” means, for any day, the per annum rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States of America arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Board of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means the letters dated on or about November 10, 2010 among the Lead Arrangers, the Administrative Agent and the Borrowers relating to the payment of certain fees.

“Fiscal Quarter” means any fiscal quarter of the Parent Borrower, and “Fiscal Year” means any fiscal year of the Parent Borrower. The Fiscal Year of the Parent Borrower ends on the Sunday which is closest to December 31 in each year. The first Fiscal Quarter of the Parent Borrower ends on the date which is 13 weeks after the end of the most recently completed Fiscal Year; the second Fiscal Quarter of the Parent Borrower ends on the date which is 13 weeks after the end of the most recently completed first Fiscal Quarter; and the third Fiscal Quarter of the Parent Borrower ends on the date which is 13 weeks after the end of the most recently completed second Fiscal Quarter.

“Foreign Lender” means any Lender that is not a Canadian Resident Lender.

“Former Parent” means Tim Hortons Inc., a Delaware company.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, subject to the application of the provisions of Section 1.4.

“Governmental Authority” means the Government of Canada, the United States of America, any other nation or any political subdivision thereof, whether federal, provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.

“Gross Revenues” means, in respect of any Person and with reference to any period, the total amount of all revenue received by such Person during such period from all sources from the ordinary course of business whether from sales, rents, royalties or otherwise; provided, however, that Gross Revenues shall not include dividends or distributions from Subsidiaries or intercompany revenues; and, provided further, that when considering Gross Revenues of a Person that include primarily U.S. Dollars

(e.g. U.S. Subsidiaries which have Gross Revenues mainly in U.S. Dollars), the impact of foreign exchange on Gross Revenues shall be eliminated by fixing the foreign exchange rate when calculating the Gross Revenues of the affected Person at par (on a dollar-for-dollar basis) with the Canadian Dollar, as applicable from time to time.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (in this definition, the “primary credit party”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital solvency, or any other balance sheet, income statement or other financial statement condition or liquidity of the primary credit party so as to enable the primary credit party to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation, and “Guarantees” shall mean each Guarantee provided by a Guarantor under this Agreement.

“Guarantor” means (A) the Parent Borrower in respect of the obligations of the Subsidiary Borrower pursuant to the Parent Guarantee and (B) the Subsidiary Borrower in respect of the obligations of the Parent Borrower, and each other Subsidiary required or designated to provide a Subsidiary Guarantee pursuant to Section 5.9 unless in each case, the Parent Borrower shall have revoked the designation of the Subsidiary Borrower or of any such other Subsidiary as a Guarantor in accordance with Section 5.9. As at the date of this Agreement, no Subsidiary is required or has been designated by the Parent Borrower to provide a Subsidiary Guarantee pursuant to Section 5.9 other than the Subsidiary Borrower which is required to provide the Subsidiary Borrower Guarantee.

“Hazardous Materials” means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organism, ray, odour, radiation, energy, vector, plasma, constituent or material which (a) is or becomes listed, regulated or addressed under any Environmental Laws, or (b) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Laws, including asbestos, petroleum and polychlorinated biphenyls, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.

“Income Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended from time to time.

“Indebtedness” means, with respect to any Person, without duplication: (a) its liabilities for borrowed money, including bankers’ acceptances, and its redemption obligations in respect of mandatorily redeemable preferred stock; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of capital leases; (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (f) the net marked-to-market liability of such Persons under Swap Agreements, other than the Swap Agreements listed in Schedule D; and (g) any Receivables Facility Attributed Indebtedness, (h) any direct or indirect obligation of such Person guaranteeing or agreeing or intending to guarantee any Indebtedness of any other Person in any manner, provided that Indebtedness shall not include trade payables and accrued expenses, in each case, arising in the ordinary course of business, and (i) any Guarantee by such Person with respect to liabilities of another Person of a type described in any of clauses (a) through (f) hereof.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 9.3(b).

“Interest Payment Date” means, (a) in the case of any Loan other than a LIBO Rate Loan or Euro Loan, each Quarterly Date in each calendar year, and (b) in the case of a LIBO Rate Loan or Euro Loan, the last day of each Interest Period relating to such LIBO Rate Loan or Euro Loan, provided that if an Interest Period for any LIBO Rate Loan or Euro Loan is of a duration exceeding three months, then “Interest Payment Date” shall also include each date which occurs at each three-month interval after the first day of such Interest Period.

“Interest Period” means, with respect to a LIBO Rate Borrowing or Euro Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month, two months, three months or, subject to availability, six months thereafter, as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a converted or continued Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as applied to any Person (the “investor”), any direct or indirect purchase or other acquisition by the investor of, or a beneficial interest in, Equity Securities of any other Person, including any exchange of Equity Securities for Indebtedness, or any direct or indirect loan, advance (other than advances to employees for moving, travel, tax equalization for expatriate employees, and other similar type expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the investor to any other Person, including all Indebtedness and accounts receivable owing to the investor from such other Person that did not arise from sales or services rendered to such other Person in the ordinary course of the investor’s business, or any direct or indirect purchase or other acquisition of bonds, notes, debentures or other debt securities of, any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any amounts (a) realized upon the disposition of assets comprising an Investment (including the value of any liabilities assumed by any Person other than a Credit Party in connection with such disposition), (b) constituting repayments of Investments that are loans or advances or (c) constituting cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital).

“Issuing Bank” means The Bank of Nova Scotia and such other Lender or Lenders as may be designated by the Administrative Agent and agreed to by the Borrowers from time to time, each in its capacity as an issuer of Letters of Credit hereunder, and each of their successors in such capacity as provided in Section 2.18(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means a joint venture required to be consolidated, or accounted by the equity method, on the Parent Borrower’s financial statements under GAAP.

“Judgment Currency” has the meaning specified in Section 2.17.

“Laws” means all federal, provincial, state, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on or affecting the Person referred to in the context in which such word is used (including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant Governmental Authority); and “Law” means any one or more of the foregoing.

“LC Commitment Amount” means, in respect of the Revolving Credit, up to Cdn.$25,000,000 or the U.S. $ Equivalent or Euro Equivalent thereof.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Issuing Bank at any time shall be calculated as aforesaid in respect of all Letters of Credit issued by such Issuing Bank which are outstanding at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lead Arrangers” means J.P. Morgan Securities Canada Inc. and The Bank of Nova Scotia, in their capacity as Co-Lead Arrangers and Joint Bookrunners hereunder.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender, or (ii) a CLO administered or managed by such Lender or an Affiliate of such Lender, and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means the Persons listed as lenders on Schedule A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Issuing Bank.

“Letter of Credit” or “LC” means any letter of credit issued in Canadian Dollars, U.S. Dollars or Euros under the Revolving Credit pursuant to this Agreement.

“LIBO Rate Borrowing” means a Borrowing comprised of one or more LIBO Rate Loans.

“LIBO Rate Loan” means a Loan denominated in U.S. Dollars which bears interest at a rate based upon the LIBO Rate.

“LIBO Rate” means, for any Interest Period, the rate for U.S. Dollar borrowings (in respect of LIBO Rate Loans) or the rate for Euro borrowings (in respect of Euro Loans), appearing on the Reuters Screen LIBOR01(or on any successor or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar or Euro deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. Dollar or Euro deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate at which U.S. Dollar or Euro deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, (a) with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothec, hypothecation, encumbrance, charge, security interest, royalty interest, adverse claim, defect of title or right of set off in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (c) any purchase option, call or similar right of a third party with respect to such assets, (d) any netting arrangement, defeasance arrangement or reciprocal fee arrangement (other than customary netting arrangements pursuant to any Swap Agreement), and (e) any other arrangement having the effect of providing security.

“Loan” means any loan made by the Lenders to a Borrower pursuant to this Agreement, and includes any B/A accepted (and any B/A Equivalent Loan purchased) by any Lender hereunder.

“Loan Documents” means this Agreement, the Parent Guarantee, the Subsidiary Borrower Guarantee, the Subsidiary Guarantees, the Borrowing Requests and the Fee Letters, together with any other document, instrument or agreement (other than participation, agency or similar agreements among the Lenders or between any Lender and any other bank or creditor with respect to any indebtedness or obligations of any Credit Party (as applicable) hereunder or thereunder) entered into in connection with this Agreement on the Closing Date or thereafter, as such documents, instruments or agreements may be amended, modified or supplemented from time to time.

“Mandatory Cost” means the rate described and calculated in accordance with Exhibit H hereto.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or condition, financial or otherwise, of the Parent Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder (other than any termination thereof in accordance with its terms).

“Material Indebtedness” means any Indebtedness (other than the Loans) of any one or more Credit Parties in an aggregate principal amount exceeding Cdn.$25,000,000 or the equivalent thereof in any other currency.

“Maturity Date” means the date ending on the fourth anniversary of the Closing Date (or, if such date is not a Business Day, the next Business Day thereafter).

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Notes Indenture” means the trust indenture between the Parent Borrower and the Trustee dated as of June 1, 2010 providing for the issuance of senior unsecured notes, as supplemented by a first supplemental trust indenture between such parties also dated as of June 1, 2010.

“Overdraft Availability” has the meaning set out in Section 2.19(d).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Parent Borrower” has the meaning set out in the recitals hereto.

“Parent Guarantee” means the guarantee by the Parent Borrower of the obligations of the Subsidiary Borrower under this Agreement and the other Loan Documents, the form of which is attached hereto as Exhibit D.

“Participant” has the meaning set out in Section 9.4(e).

“Payment Office” means the Administrative Agent’s office located at the address and to the attention of the individual set out on Schedule A hereto (or such other office or individual as the Administrative Agent may hereafter designate in writing to the other parties hereto).

“Pension Plan” means any pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by the Parent Borrower or any Subsidiary for its employees or former employees.

“Permitted Acquisition” has the meaning set forth in Section 6.5(b).

“Permitted Liens” means Liens permitted under Section 6.2.

“Permitted Receivables Financing” means any transaction or series of transactions pursuant to which the Parent Borrower or a Subsidiary sells, transfers, disposes of, securitizes or enters into any other asset-backed financing of trade accounts receivable of or owing to the Parent Borrower or any Subsidiary, and any contract rights related thereto, in each case, on customary terms for fair value as determined at the time of consummation in good faith by the Parent Borrower or such Subsidiary.

“Person” includes any natural person, corporation, company, limited liability company, trust, joint venture, association, unincorporated organization, partnership, Governmental Authority or other entity.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time.

“Prime Borrowing” means a Borrowing comprised of one or more Prime Loans.

“Prime Loan” means a Loan denominated in Canadian Dollars which bears interest at a rate based upon the Prime Rate.

“Prime Rate” means, on any day, the annual rate of interest equal to the greater of (i) the annual rate of interest announced by The Bank of Nova Scotia and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans in Canada, and (ii) the annual rate of interest equal to the sum of (A) the one-month CDOR Rate in effect on such day, plus (B) 0.75%.

“Purchase Money Lien” means any Lien securing any unpaid part of, or incurred to provide the whole or any part of, the cost of acquisition of any personal property acquired from other than the Parent Borrower, a Subsidiary or a Related Party and any expenditures made for fixed improvements thereto if made or firmly committed within 12 months after the acquisition of such personal property and any extension, renewal, or refunding thereof not in excess of the outstanding principal amount as at the date of such extension, renewal or refunding and not extending or affecting any additional personal property.

“Quarterly Date” means the first Business Day of each of the months of January, April, July and October.

“Rated Debt” means the senior, unsecured, non-third party credit enhanced, long term debt of the Parent Borrower which is rated by any one or more of Moody’s, S&P and/or DBRS.

“Receivable” means the indebtedness and payment obligations of any Person to any Credit Party or acquired by any Credit Party (including obligations constituting an account or general intangible or evidenced by a note, instrument, contract, security agreement, chattel paper or other evidence of indebtedness or security) arising from a sale of merchandise or the provision of services by such Credit Party or the Person from which such indebtedness and payment obligation were acquired by such Credit Party, including (a) any right to payment for goods sold or for services rendered and (b) the right to payment of any interest, sales taxes, finance charges, returned cheque or late charges and other obligations of such Person with respect thereto.

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under any Permitted Receivables Financing on any date of determination that would be characterized as principal if such Permitted Receivables Financing were structured as a secured lending transaction rather than as a purchase, excluding any obligations outstanding that arise in connection with transfers of loan obligations owing to the Parent Borrower and its Subsidiaries by franchisees and other related assets that are treated as true sales of financial assets under Accounting Standards Codification 860, as in effect from time to time.

“Registers” has the meaning set out in Section 9.4(c).

“Reimbursement Obligations” means, at any date, the obligations of any Borrower then outstanding in respect of the Letters of Credit, to reimburse the Administrative Agent for the account of the applicable Issuing Bank for the amount paid by such Issuing Bank in respect of any drawings under the Letters of Credit.

“Related Parties” means, collectively or individually, (i) when used with reference to the Borrowers and their Subsidiaries: the Advertising Entities, Joint Ventures, Consolidated VIEs, Tim Horton Children’s Foundation Inc. and Tim Horton Children’s Foundation (US), Inc. and (ii) when used with reference to the Administrative Agent, the Lenders and the Issuing Bank, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Property” shall mean, with respect to each Receivable, (a) all of the interest of the applicable Credit Party in the goods, if any, sold and delivered to an account debtor relating to the sale which gave rise to such Receivable, (b) all other security interests or Liens, and the interest of the applicable Credit Party in the property subject thereto, from time to time purporting to secure payment of such Receivable, together with all financing statements describing any collateral securing such Receivable, (c) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, in the case of clauses (b) and (c), whether pursuant to the contract related to such Receivable or otherwise or pursuant to any obligations evidenced by a note, instrument, contract, security agreement, chattel paper or other evidence of indebtedness or security and the proceeds thereof, and (d) all other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables.

“Release” is to be broadly interpreted and shall include an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of Hazardous Materials which is or may be in breach of any Environmental Laws.

“Release Conditions” means, on any Calculation Date, where the Gross Revenues of the Parent Borrower for the Calculation Period ended on such Calculation Date are equal to or exceed 75% of the Consolidated Gross Revenues.

“Required Lenders” means, at any time, Lenders having aggregate Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the aggregate Revolving Credit Exposures and unused Commitments at such time.

“Responsible Officer” means, with respect to any Person, the chairman, the president, any vice president, the chief executive officer or the chief operating officer, and, in respect of financial or accounting matters, any chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Restricted Payment” shall mean, with respect to any Person, any payment by such Person (i) of any dividends on any of its Equity Securities, or (ii) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any of its Equity Securities or any Equity Securities of any other Credit Party, Subsidiary, Advertising Entity, Joint Venture or Consolidated VIE or any warrants, options or rights to acquire any such Equity Securities, or the making by such Person of any other distribution in respect of any of such Equity Securities, or (iii) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Indebtedness of any Credit Party, ranking in right of payment subordinate to any liability of such Credit Party under the Loan Documents; provided, however, that notwithstanding anything set forth above to the contrary, any payment (including repayments and reimbursements) made by, to be made by, or which is contemplated or required to be made by any Borrower or any Subsidiary to Wendy’s or any Affiliate of Wendy’s under the tax sharing agreement by and between Wendy’s and the Former Parent (an executed copy of which has been provided to the Lenders prior to the date hereof and was executed by the parties thereto in connection with that certain initial public offering of Equity Securities by the Former Parent on March 29, 2006) in effect as of the Closing Date, without amendment, as such tax sharing agreement may be assigned by the Former Parent to the Parent Borrower or any of its Subsidiaries, shall not be considered “Restricted Payments”.

“Revolving Credit” means the revolving credit facility (initially Cdn.$250,000,000 (or U.S. $ Equivalent or Euro Equivalent)) established pursuant to the Revolving Credit Commitments of the Revolving Credit Lenders.

“Revolving Credit Commitment” has the meaning set out in Section 2.1(a).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, the face amount of all outstanding Bankers’ Acceptances accepted by or B/A Equivalent Loans made by such Lender, and its LC Exposure and Swingline Exposure at such time.

“Revolving Credit Lender” means any Lender having a Revolving Credit Commitment hereunder and/or a Revolving Loan outstanding hereunder.

“Revolving Loan” has the meaning set out in Section 2.1(a)

“Rolling Period” means, commencing with the Fiscal Quarter ending January 2, 2011, each Fiscal Quarter taken together with the three immediately preceding Fiscal Quarters.

“Sale/Leaseback Transaction” means any transaction or series of transactions pursuant to which the Parent Borrower or any Subsidiary sells, transfers or otherwise disposes of any property, real or personal, and as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of, provided that such transaction is consummated for fair value as determined at the time of consummation in good faith by the Parent Borrower or such Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Statutory Reserve Rate” means, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board or other Governmental Authority having jurisdiction with respect thereto, including without limitation, under regulations issued from time to time by (a) the Board to which the Administrative Agent is subject in respect of the funding of any Euro Rate Borrowing (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board), (b) any Governmental Authority of the European Union to which the Administrative Agent is subject in respect of the funding of any Euro Rate Borrowing, or (c) any Governmental Authority of any jurisdiction in which Loans in Euros are made to which any Lenders in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in Euros or by reference to which interest rates applicable to loans in Euros are determined. Euro Loans shall be deemed to constitute Euro currency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means any firm, partnership, corporation or other legal entity in which either or both of the Borrowers, either of the Borrowers and one or more of its or their Subsidiaries, or one or more Subsidiaries of either or both of the Borrowers owns, directly or indirectly, the right to elect a majority of the board of directors, if it is a corporation, or the right to make or control its management decisions, if it is some other Person, but excluding any Related Party.

“Subsidiary Borrower” has the meaning set out in the recitals hereto.

“Subsidiary Borrower Guarantee” means the guarantee by the Subsidiary Borrower of the obligations of the Parent Borrower under this Agreement and the other Loan Documents, the form of which is attached hereto as Exhibit E and subject to the release conditions set forth in Section 5.9 of this Agreement.

“Subsidiary Guarantees” means the guarantees by (a) the U.S. Subsidiaries in support of the obligations of the Borrowers under this Agreement and the other Loan Documents, the form of which is attached as Exhibit F hereto, and (b) the Canadian Subsidiaries in support of the obligations of the Borrowers under this Agreement and the other Loan Documents, the form of which is attached as Exhibit G hereto. For the purposes of Section 5.9 and Section 9.2(b)(vii), the Subsidiary Borrower Guarantee shall be deemed to be a “Subsidiary Guarantee”.

“Successor” has the meaning set out in Section 6.3.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Credit Parties shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Commitment Amount” means Cdn.$25,000,000 or the U.S.$ Equivalent or Euro Equivalent thereof.

“Swingline Lender” means The Bank of Nova Scotia, in its capacity as lender of Swingline Loans hereunder, and any successor thereto.

“Swingline Loan” has the meaning set out in Section 2.19.

“Syndication Agent” means JPMorgan Chase Bank, N.A., or any successor thereof.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“Tax Returns” means all returns, reports, elections, notices, filings, statements, declarations, forms, claims for refund or other documents (whether intangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared or filed or required to be made, prepared or filed by applicable Laws with a Governmental Authority in respect of Taxes.

“Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, unemployment or employment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed, assessed, reassessed or collected by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.

“Third Party” means any Person other than the Parent Borrower, a Subsidiary or a Related Party.

“Threshold” means, in respect of then most recently completed Calculation Period, a minimum of 75% of Consolidated Gross Revenues.

“Transactions” means the execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Trustee” means BNY Trust Company of Canada in its capacity as trustee under the Notes Indenture and any indenture supplemental thereto, and any successor thereto appointed in accordance with the provisions of the Notes Indenture.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Prime Rate, the Base Rate, the LIBO Rate or the Adjusted LIBO Rate, or whether such Borrowing takes the form of an LC.

“U.S. Dollars” and “U.S.$” refer to lawful money of the United States of America.

“U.S.$ Equivalent” means, on any day, the amount of U.S. Dollars that the Administrative Agent could purchase, in accordance with its normal practice, with a specified amount of Canadian Dollars based on the Bank of Canada noon spot rate on such day.

“U.S. Subsidiary” means a Subsidiary of the Parent Borrower that is incorporated or organized in the United States of America.

“Wendy’s” means Wendy’s International, Inc., an Ohio corporation.

“wholly-owned subsidiary” of a Person means any subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by class e.g., a “Revolving Loan”) or by Type (e.g., a “LIBO Rate Loan”) or by class and Type (e.g., a “LIBO Revolving Loan”). Borrowings also may be classified and referred to by class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBO Rate Borrowing”) or by class and Type (e.g., a “LIBO Rate Revolving Borrowing”).

1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is disjunctive; the word “and” is conjunctive. The word “shall” is mandatory; the word “may” is permissive. The words “to the knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case or a Person other than a natural Person, known by the Responsible Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by such Responsible Officer of that Person). Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set out herein), (b) any reference herein to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference herein to an action, document or other matter or thing being “satisfactory to the Lenders”, “to the Lenders’ satisfaction” or similar phrases, shall mean that such action, document, matter or thing must be satisfactory to Lenders constituting the Required Lenders, unless it is described in clauses (i) to and including (vii) of Section 9.2(b) hereof, in which case it must be satisfactory to each Lender whose consent is required under the applicable clause.

1.4 Accounting Terms; GAAP. Except as otherwise expressly provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting or financial terms used in this Agreement (and all defined terms used in the definition of any such accounting or financial term) shall have the respective meanings given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the financial statements referred to in Section 5.1. In the event of any change in GAAP after the date hereof, and if such change would affect any such computation (including the computation of any of the financial covenants set forth in Section 5.10) or determination, or the meaning of any such accounting or financial term or any defined term used in the definition of any such financial or accounting term, then the parties hereto agree to endeavour, in good faith, to agree upon an amendment to this Agreement that would adjust such computation, determination or meaning in a manner that would preserve the original intent thereof but in accordance with the GAAP as so changed, provided that, until so amended such computation, determination or meaning shall, for purposes of this Agreement, continue to be governed by GAAP as in effect immediately prior to such change. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any change to, or modification of, GAAP which would require the capitalization of leases characterized as “operating leases” as of the Closing Date.

1.5 Time. All time references herein shall, unless otherwise specified, be references to local time in Toronto, Ontario. Time is of the essence of this Agreement and the other Loan Documents.

1.6 Permitted Liens. Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

1.7 Limitation Regarding Subsidiaries. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require a Borrower or any Subsidiary to cause any Person who is not a Subsidiary of such Person to do anything or to refrain from doing anything hereunder.

ARTICLE 2

REVOLVING CREDIT

2.1 Commitments.

(a) Subject to the terms and conditions set forth herein, each Revolving Credit Lender commits to make Loans denominated in Canadian Dollars, U.S. Dollars or Euros (each such Loan made under this Section 2.1(a), a “Revolving Loan”) to the Borrowers from time to time during the period commencing on the Closing Date and ending on the Maturity Date (each such commitment, as it may be reduced from time to time pursuant to Section 2.6, and as it may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4, and as such commitments may be increased under the Commitment Increase Right, a “Revolving Credit Commitment”) in an aggregate principal amount equal to the amount set forth beside such Lender’s name in Schedule A under the heading “Revolving Credit Commitments”, or as it may appear in the applicable Assignment and Assumption, provided that any Revolving Loans made by any Lender as requested by the Borrowers will not result in (i) such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment, or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Credit Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Revolving Loans in the manner provided in Section 2.2(b) by giving notice in the manner required by Section 2.3.

(b) Subject to the terms and conditions hereof, at any time after the Closing Date, provided that no Event of Default has occurred and is continuing and that the Parent Borrower is in compliance with the financial covenants in Section 5.10 both before and immediately after giving effect to the requested Commitment increase, the Borrowers shall have the right (the “Commitment Increase Right”) to request that the Lenders or any other Persons increase the Revolving Credit Commitments by an aggregate of up to Cdn. $150,000,000 (subject to a minimum increase of Cdn.$10,000,000). Each Lender shall have the option to provide its Applicable Percentage of any increase made under this Section 2.1(b). Any Lender which does not advise the applicable Borrower and the Administrative Agent, within 15 days of the applicable Commitment increase request, that such Lender will provide its Applicable Percentage of such Commitment increase request will be deemed to have declined to provide its Applicable Percentage of such Commitment increase request.

(c) Notwithstanding anything to the contrary in this Agreement, (i) in exercising the Commitment Increase Right, the Borrowers shall not require the consent of any Lender other than any Lender providing all or part of the requested Commitment increase, and (ii) no Lender shall have any obligation to participate in any requested Commitment increase unless it agrees to do so in its sole discretion.

(d) Any such Commitment increase shall be documented pursuant to an amendment agreement satisfactory to the Administrative Agent and executed by the Borrowers, the Persons providing the requested Commitment increase and the Administrative Agent.

2.2 Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Credit Lenders ratably in accordance with their respective Applicable Percentage. Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.19. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.16, each Revolving Borrowing shall be comprised entirely of Prime Loans, Bankers’ Acceptances, B/A Equivalent Loans, Base Rate Loans, LIBO Rate Loans or Euro Loans as the Borrowers may request in accordance herewith. Each Lender may at its option make any LIBO Rate Loan or Euro Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that a Lender may only exercise such option if it shall not result in any increased costs or withholding tax obligations for the Borrowers or affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any LIBO Rate Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of U.S.$100,000, and not less than U.S.$5,000,000. At the commencement of each Interest Period for any Euro Rate Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of EUR100,000, and not less than EUR5,000,000. At the time that each Prime Revolving Borrowing or Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that, in the case of each Prime Revolving Borrowing, is an integral multiple of Cdn.$100,000 and not less than Cdn.$1,000,000 and, in the case of each Base Rate Revolving Borrowing, is an integral multiple of U.S.$100,000 and not less than U.S.$1,000,000; provided that a Prime Revolving Borrowing or a Base Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total applicable Commitments or that is required to finance the reimbursement of an LC Disbursement. Each Swingline Loan shall be in an amount that is an integral multiple of Cdn$100,000, U.S.$ 100,000 or EUR100,000, as the case may be, and not less than Cdn$1,000,000, U.S.$1,000,000 or EUR1,000,000, as the case may be. Borrowings of more than one Type and class may be outstanding at the same time.

2.3 Requests for Borrowings

(a) To request a Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by written Borrowing Request (A) in the case of a LIBO Rate Borrowing or Euro Rate Borrowing, not later than 11:00 a.m. three Business Days before the date of the proposed Borrowing, (B) in the case of a B/A Borrowing, not later than 11:00 a.m. two Business Days before the date of the proposed Borrowing, or (C) in the case of a Prime Borrowing or a Base Rate Borrowing, not later than 11:00 a.m. on the date of the proposed Borrowing (to a maximum of Cdn.$50,000,000 or the U.S. Dollar Equivalent thereof outstanding at any time) or, in any other case, not later than one Business Day before the date of the proposed Borrowing; provided that any such notice of a Prime Borrowing or a Base Rate Borrowing to finance the reimbursement of an LC Disbursement may be given not later than 10:00 a.m. on the date of the proposed Borrowing. Each such borrowing request shall be irrevocable. The Administrative Agent and each Lender are entitled to rely and act upon any borrowing request or written Borrowing Request given or purportedly given by the applicable Borrower, and each Borrower hereby waives the right to dispute the authenticity and validity of any such request or resulting transaction once the Administrative Agent or any Lender has advanced funds, accepted a B/A or made a B/A Equivalent Loan based on such borrowing request or written Borrowing Request. Each such written Borrowing Request shall specify the following information:

(i)	the aggregate amount and currency of each requested Borrowing, and whether such Borrowing will consist of Revolving Loans or Swingline Loans;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be a Prime Borrowing, a B/A Borrowing, a Base Rate Borrowing, a LIBO Rate Borrowing, a Euro Rate Borrowing or a Letter of Credit;

(iv)	in the case of a LIBO Rate Borrowing or Euro Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”, and in the case of a B/A Borrowing, the initial Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”; and

(v)	the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply herewith.

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Prime Borrowing (if denominated in Canadian Dollars) or a Base Rate Borrowing (if denominated in U. S. Dollars). If no currency is specified, the Borrowing shall be denominated in Canadian Dollars. If no Interest Period is specified with respect to any requested LIBO Rate Borrowing or Euro Rate Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no Contract Period is specified with respect to any requested B/A Borrowing, then the applicable Borrower shall be deemed to have selected a Contract Period of 30 days’ duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(c) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request. Thereafter, the applicable Borrower may elect to convert a Borrowing to a different Type or to continue such Borrowing and, in the case of (i) a LIBO Rate Borrowing or Euro Rate Borrowing, may elect a new Interest Period therefor, or (ii) a B/A Borrowing, may elect a new Contract Period therefor, all as provided in this Section 2.3(c). The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.3(c) shall not apply to Swingline Borrowings, which may not be converted or continued. To make an election pursuant to this Section 2.3(c), a Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.3(a) if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such request shall be irrevocable. In addition to the information specified in Section 2.3(b), each written Borrowing Request shall specify the Borrowing to which such request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing. For greater certainty, if a Borrowing is being converted from a Borrowing in one currency to a Borrowing in another currency, the conversion will be effected by way of repayment of the original Borrowing and re-advance of the new Borrowing, and not merely by way of book entry.

(d) In the absence of a timely and proper election with regard to (i) LIBO Rate Borrowings, the applicable Borrower shall be deemed to have elected to convert such LIBO Rate Borrowings to Base Rate Borrowings on the last day of the Interest Period of the relevant LIBO Rate Borrowings, (ii) Euro Rate Borrowings, the applicable Borrower shall be deemed to have elected to continue such Euro Rate Borrowings as Euro Rate Borrowings with a one month Interest Period commencing on the last date of the Interest Period of the relevant Euro Rate Borrowings, and (iii) B/A Borrowings, the applicable Borrower shall be deemed to have elected to convert such B/A Borrowings to Prime Borrowings on the last day of the Contract Period of the relevant B/A Borrowings.

2.4 Funding of Borrowings

(a) Each Lender shall make each Loan to be made by it hereunder on the basis of its Applicable Percentage applicable to such Loan on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.19. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Administrative Agent and designated by such Borrower in the applicable Borrowing Request, or to such other account with another financial institution as may be designated by such Borrower in the applicable Borrowing Request (which Borrowing Request may, for greater certainty, refer to standing instructions provided in writing by the Borrowers to the Administrative Agent from time to time); provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.18 shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4(a) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Administrative Agent shall seek repayment of such corresponding amount from the applicable Lender with interest thereon for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment by such Lender to the Administrative Agent, at the rate of interest customary for interbank compensation in such currency. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Administrative Agent makes such Lender’s share of such Borrowing available to the applicable Borrower, and if such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within one (1) Business Day after such date, the Administrative Agent shall also be entitled to recover such amount with interest thereon as set forth in this Section 2.4(b) from the applicable Borrower.

2.5 Interest and Acceptance Fees.

(a) The Loans comprising each Prime Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the Prime Rate from time to time in effect plus the Applicable Margin. The Loans comprising each Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the Base Rate from time to time in effect plus the Applicable Margin. The Loans comprising each LIBO Rate Borrowing and Euro Rate Borrowing shall bear interest (computed on the basis of the actual number of days in the relevant Interest Period over a year of 360 days) at the LIBO Rate (in the case of any LIBO

Rate Borrowing) or Adjusted LIBO Rate (in the case of any Euro Rate Borrowing) for the Interest Period in effect for such LIBO Rate Borrowing or Euro Rate Borrowing plus the Applicable Margin.

(b) The Loans comprising each B/A Borrowing shall be subject to the Acceptance Fee which shall be payable as set out in Section 2.11.

(c) Notwithstanding the foregoing, (i) if any amount of principal, interest, fees or other amounts payable by any Borrower hereunder shall not be paid when due, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal and interest of any Loan, 2% plus the rate otherwise applicable to such Loan, or (B) in the case of any amount not constituting principal of or interest on a Loan, at a rate equal to 2% plus the rate otherwise applicable to Prime Loans; and (ii) if an Event of Default has occurred that is continuing other than an Event of Default covered in subparagraph (i) above, then, at the request of the Required Lenders, all amounts due and payable hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to Prime Loans for so long as the Event of Default is continuing.

(d) Accrued interest on each Loan (other than B/A Borrowings) shall be payable in arrears on (i) each applicable Interest Payment Date, and (ii) in the case of Revolving Loans, upon termination of the applicable Revolving Credit Commitments; provided that interest accrued under paragraph (c) above shall be payable on demand. In addition, in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e) All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any Loan that is repaid on the same day on which it is made shall bear interest for one day. The applicable Prime Rate, Base Rate, LIBO Rate, Adjusted LIBO Rate or Discount Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(g) If any provision of this Agreement would oblige a Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)	first, by reducing the amount or rate of interest or the amount or rate of any Acceptance Fee required to be paid to the affected Lender under Section 2.5; and

(ii)	thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

2.6 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Credit Commitments shall terminate on the Maturity Date.

(b) The Borrowers may, upon three (3) Business Days prior written notice to the Administrative Agent, permanently cancel any unused portion of the Revolving Credit, without penalty. The Administrative Agent shall promptly notify each Revolving Credit Lender of the receipt by the Administrative Agent of any such notice. Any such cancellation shall be applied ratably in respect of the applicable Revolving Credit Commitments of each Revolving Credit Lender. Each notice delivered by a Borrower pursuant to this Section 2.6(b) shall be irrevocable.

2.7 Repayment of Loans.

Each of the Borrowers hereby unconditionally promises to pay: (i) to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Loan made to it and outstanding on the Maturity Date, (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to it and outstanding on the Maturity Date.

2.8 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each extension of credit made by such Lender hereunder, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain, with respect to its applicable Borrower, accounts in which it shall record (i) the amount of each Borrowing made hereunder, the class and Type thereof and, in the cases of Bankers’ Acceptances or LIBO Rate Loans or Euro Loans, the relevant Contract Period or Interest Period, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to Sections 2.8(a) and (b) shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Borrowings in accordance with the terms of this Agreement. In the event of a conflict between the records maintained by an Administrative Agent and any Lender, the records maintained by the Administrative Agent shall govern.

(d) Any Lender may request that Loans (other than B/As) made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.9 Prepayments.

(a) Voluntary Prepayments. Either of the Borrowers may, at its option, at any time and from time to time, prepay the Revolving Loans, without penalty or premium, (but subject to payment of any amounts payable under Section 2.14), in whole or in part, upon giving three (3) Business Days’ prior written notice to the Administrative Agent; provided, however, that the Borrowers may not prepay any B/A Borrowing but may defease any B/A Borrowing in accordance with Section 2.11. Such notice shall specify the date and amount of prepayment and whether the prepayment is of Prime Loans, Bankers’ Acceptances, B/A Equivalent Loans, Base Rate Loans, LIBO Rate Loans or Euro Loans, or any combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Applicable Lender of the contents thereof and of such Lender’s Applicable Percentage of such prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.14 and accrued interest to such date on the amount prepaid in accordance with Section 2.5(d). Each voluntary prepayment of any Canadian Dollar-denominated Revolving Loan shall be in a minimum principal amount of Cdn.$5,000,000 and in an integral multiple of Cdn.$100,000; and each voluntary prepayment of any U.S. Dollar-denominated Revolving Loan shall be in a minimum principal amount of U.S.$5,000,000 and in an integral multiple of U.S.$100,000; and each voluntary prepayment of any Euro-denominated Revolving Loan shall be in a minimum principal amount of EUR 5,0000,000 and in an integral multiple of EUR 100,000.

(b) Currency Fluctuations. If the Administrative Agent determines on any day, solely by reason of currency fluctuations, that the Canadian $ Equivalent of the Loans made by the Lenders to the Borrowers (including, to the extent not already included therein, any LC Exposure and Swingline Exposure) exceeds 105% of the Commitments of the Lenders (the amount by which Loans outstanding exceed 100% of the Commitments on such day being referred to in this Section as the “Excess Amount”), then, the applicable Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, an amount equal to the Excess Amount, upon the earlier of three (3) Business Days written notice from the Administrative Agent to the Borrowers of such Excess Amount, and the date of any conversion or rollover of an existing Borrowing to the extent the Administrative Agent has determined that an Excess Amount is outstanding on such date. The Lenders shall apply the amount of any such payment first on account of the repayment of the principal amount of any outstanding Base Rate Loans until all such Base Rate Loans shall have been paid in full, then on account of any outstanding LIBO Rate Loans until all such LIBO Rate Loans shall have been paid in full, and then on account of any outstanding Euro Loans.

(c) Notice by Borrower. Each notice provided by a Borrower hereunder in respect of any prepayment hereunder shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.

2.10 Fees.

(a) Either Borrower shall pay to the Administrative Agent for the account of and distribution to each Revolving Credit Lender in accordance with its Applicable Percentage a facility fee for the period commencing on the Closing Date to and including the Maturity Date or such earlier date as the Revolving Credit Commitments shall have been terminated entirely (in this Section 2.10(a), the “termination date”). The facility fees on the Revolving Credit Commitments shall be payable in arrears on each Quarterly

Date, commencing on the first Quarterly Date to occur after the Closing Date, and on the termination date, and shall be calculated at the then applicable rate per annum as set out in the definition of Applicable Margin (in the column of the table therein titled “Facility Fee”) on the average daily amount of the Revolving Credit Commitments, whether or not used, during the Fiscal Quarter immediately preceding such Quarterly Date or during the Fiscal Quarter to the termination date, as the case may be. All facility fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). If any Revolving Credit Exposure remains after the Revolving Credit Commitments terminate, facility fees shall continue to accrue and be payable as aforesaid in respect of such Revolving Credit Exposure so long as such Revolving Credit Exposure remains outstanding.

(b) The applicable Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participation in Letters of Credit during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure (in this Section 2.10(b)(i), the “termination date”), which participation fee shall be payable in arrears on each Quarterly Date, commencing on the first Quarterly Date to occur after the Closing Date, and on the termination date, and shall be calculated at the then applicable rate per annum as set out in the definition of Applicable Margin for LIBO Rate Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Fiscal Quarter immediately preceding such Quarterly Date or during the then current Fiscal Quarter to the termination date, as the case may be, and (ii) to each Issuing Bank a fronting fee with respect to Letters of Credit issued by it during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which such Issuing Lender ceases to have any LC Exposure (in this Section 2.10(b)(ii), the “termination date”), which fronting fee shall be payable in arrears on each Quarterly Date, commencing on the first Quarterly Date to occur after the Closing Date, and on the termination date, and shall be calculated at the rate per annum separately agreed upon between the Borrowers and such Issuing Bank on the average daily amount of such Issuing Bank’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Fiscal Quarter immediately preceding such Quarterly Date or during the then current Fiscal Quarter to the termination date, as the case may be, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by it or processing of drawings thereunder. Any such participation fees and fronting fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this Section 2.10(b) shall be payable within 10 days after demand. All such participation fees and fronting fees under the Revolving Credit shall be computed on the basis of a year of 365 days or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times as set forth in the applicable Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, where appropriate) for distribution, in the case of facility and participation fees, to the applicable Lenders. Fees paid shall not be refundable except in the case of manifest error in the calculation of any fee payment.

2.11 Bankers’ Acceptances.

(a) Subject to the terms and conditions of this Agreement, each of the Borrowers may request a Borrowing by presenting drafts for acceptance and purchase as B/As by the Lenders.

(b) No Contract Period with respect to a B/A to be accepted and purchased under the Revolving Credit shall extend beyond the Maturity Date.

(c) To facilitate availment of B/A Borrowings, each of the Borrowers hereby appoints each Lender as its attorney to sign and endorse on its behalf (in accordance with a Borrowing Request relating to a B/A Borrowing), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Lender, blank forms of B/As in the form requested by such Lender. In this respect, it is each Lender’s responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. Each of the Borrowers recognize and agree that all B/As signed and/or endorsed by a Lender on behalf of the Borrowers shall bind the Borrowers as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Borrowers. Each Lender is hereby authorized (in accordance with a Borrowing Request relating to a B/A Borrowing) to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Lender. No Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or wilful misconduct of the Lender or its officers, employees, agents or representatives. Each Lender shall maintain a record with respect to B/As (i) received by it in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder, and (iv) cancelled at their respective maturities. On request by or on behalf of either Borrower, a Lender shall cancel all forms of B/A which have been pre-signed or pre-endorsed on behalf of such Borrower and which are held by such Lender and are not required to be issued in accordance with any Borrowing Request made by such Borrower in respect of a B/A Borrowing. Alternatively, each of the Borrowers agree that, at the request of the Administrative Agent, the Borrowers shall deliver to the Administrative Agent a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities.

(d) Drafts of the Borrowers to be accepted as B/As hereunder shall be signed as set out in this Section 2.11. Notwithstanding that any person whose signature appears on any B/A may no longer be an authorized signatory for any Lender or the Borrowers at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on the Borrowers.

(e) Promptly following receipt of a Borrowing Request specifying a Borrowing by way of B/As, the Administrative Agent shall so advise the Lenders and shall advise each Lender of the aggregate face amount of the B/As to be accepted by it and the applicable Contract Period (which shall be identical for all Lenders). In the case of B/A Borrowings under the Revolving Credit, the aggregate face amount of the B/As to be accepted by the Lenders shall be in a minimum aggregate amount of Cdn.$5,000,000 and shall be a whole multiple of Cdn.$100,000, and such face amount shall be in the Revolving Credit Lenders’ pro rata portions of the Borrowing, provided that the Administrative Agent may, in its sole discretion, increase or reduce any Revolving Credit Lender’s portion of such B/A Borrowing to the nearest Cdn.$1,000 provided that no Revolving Lender’s Revolving Credit Commitment shall be thereby exceeded.

(f) Upon acceptance of a B/A by a Lender, such Lender shall purchase, or arrange for the purchase of, each B/A from the Borrowers at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Administrative Agent the Discount Proceeds for the account of the Borrowers. The Acceptance Fee payable by the Borrowers to a Lender under Section 2.5 in respect of each B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this Section 2.11.

(g) Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.

(h) If a Lender is not a chartered bank or Schedule III bank under the Bank Act (Canada) or if a Lender notifies the Administrative Agent in writing that it is otherwise unable to accept Bankers’ Acceptances, such Lender will, instead of accepting and purchasing Bankers’ Acceptances, make a Loan (a “B/A Equivalent Loan”) to the Borrowers in the amount and for the same term as the draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the relevant Borrower. Each such B/A Equivalent Loan will bear interest at the same rate which would result if such Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis) a Bankers’ Acceptance for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Lenders and the Borrowers as the Bankers’ Acceptance which such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan. Subject to repayment requirements, on the last day of the relevant Contract Period for such B/A Equivalent Loan, the relevant Borrower shall be entitled to convert each such B/A Equivalent Loan into another type of Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Agreement.

(i) With respect to each B/A Borrowing, at or before 11:00 a.m. two Business Days before the last day of the Contract Period of such B/A Borrowing, the relevant Borrower shall notify the Administrative Agent if such Borrower intends to issue B/As on such last day of the Contract Period to provide for the payment of such maturing B/A Borrowing. If such Borrower fails to notify the Administrative Agent of its intention to issue B/As on such last day of the Contract Period, such Borrower shall provide payment to the Administrative Agent on behalf of the Lenders of an amount equal to the aggregate face amount of such B/A Borrowing on the last day of the Contract Period of thereof. If such Borrower fails to make such payment, such maturing B/As shall be deemed to have been converted on the last day of the Contract Period into a Prime Loan in an amount equal to the face amount of such B/As.

(j) The Borrowers waive presentment for payment and any other defence to payment of any amounts due to a Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right, and the Borrowers agree not to claim any days of grace if such Lender, as holder, sues the relevant Borrower on the B/A for payment of the amount payable by such Borrower thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the relevant Borrower shall pay the Administrative Agent for the account of the Lenders that have accepted and purchased such B/A the full face amount of such B/A and, after such payment, such Borrower shall have no further liability in respect of such B/A and such Lenders shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(k) Except as required by any Lender upon the occurrence of an Event of Default, no B/A Borrowing may be repaid by the Borrowers prior to the expiry date of the Contract Period applicable to such B/A Borrowing; provided, however, that the Borrowers may defease any B/A Borrowing by depositing with the Administrative Agent an amount that is sufficient to repay the full face amount of such B/A Borrowing on the expiry date of the Contract Period applicable to such B/A Borrowing.

(l) If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive written notice from the Administrative Agent or the Required Lenders (or, if the

maturity of the Loans has been accelerated, Lenders with B/A Exposure representing greater than 50% of the total applicable B/A Exposure) demanding the deposit of cash collateral pursuant to this Section 2.11(l), the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders, an amount in cash equal to the applicable B/A Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 7.1 (h), (i) or (j). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Any such deposit shall bear interest for the account of such Borrower at the rate customarily paid by the Administrative Agent for deposits of similar currency, amount and tenor, which interest shall be credited to such account. Moneys in such account shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the B/A Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders with B/A Exposure representing greater than 50% of the total applicable B/A Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and all Events of Default shall have been subsequently cured or waived, such amount together with all interest earned thereon (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Rate Borrowing or Euro Rate Borrowing or Contract Period for a B/A Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate or Adjusted LIBO Rate for such Interest Period or CDOR Rate for such Contract Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate or Adjusted LIBO Rate for such Interest Period or CDOR Rate for such Contract Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or Contract Period, as applicable;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A)(i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a LIBO Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing, (B) (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a B/A Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a B/A Borrowing, such Borrowing shall be made as a Prime Rate Borrowing, and (C) (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Euro Rate Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Euro Rate Borrowing, such Borrowing shall, at the applicable Borrower’s option, (1) be made as a Borrowing in respect of which the rate to apply to each Lender’s participation is an interest rate equal to the sum , without duplication, of (i) the then Applicable Margin in respect of Euro Loans, (ii) the rate notified to the Administrative Agent by such Lenders as soon as practicable and in any event before interest is due to be paid in respect of the applicable Interest Period, to be that which expresses as a percentage rate per annum the cost to such Lenders of funding their participation in the applicable Borrowing from whatever source it may reasonably select, and (iii)

the Mandatory Cost, if any applicable to such Lenders’ participation in the applicable Borrowing, or (2) as a Base Rate Borrowing in the Euro Equivalent thereof denominated in US Dollars, or (3) as a Prime Rate Borrowing in the Euro Equivalent thereof denominated in Canadian Dollars.

2.13 Increased Costs; Illegality.

(a)	If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)	impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement (including the imposition on any Lender of, or any change to, any charge, other than Taxes, with respect to its LIBO Rate Loans, Euro Loans, B/A Borrowings or any Letter of Credit or participation therein, or its obligation to make LIBO Rate Loans, Euro Loans, B/A Borrowings or any Letter of Credit);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or any Loan or to reduce the amount of any sum received or receivable by such Lender or an Issuing Bank hereunder (whether of principal, interest or otherwise), then upon request of such Lender or Issuing Bank the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s holding company or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy) and such Lender’s desired return on capital, then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth amount or amounts necessary to compensate such Lender as specified in Sections 2.13 (a) or (b), together with a brief description of the Change of Law, shall be delivered to the applicable Borrower, and shall be conclusive absent manifest error. In preparing any such certificate, a Lender shall be entitled to use averages and to make reasonable estimates, and shall not be required to “match contracts” or to isolate particular transactions. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate any Lender or Issuing Bank pursuant to this Section 2.13 for any increased costs or reduction incurred more than 90 days prior to the date such Lender or

Issuing Bank, as the case may be, notifies the applicable Borrower in writing of the Change in Law giving rise to such increased costs or reduction and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further, that if such adoption or such change giving rise to such increased costs or reduction is retroactive, such 90-day period shall be extended to include the period of retroactive effect.

(e) In the event that any Lender shall have determined (which determination shall be reasonably exercised and shall, absent manifest error, be final, conclusive and binding upon all parties) at any time that the making or continuance of any LIBO Rate Loan, B/A Borrowing or Euro Loan has become unlawful or materially restricted as a result of compliance by such Lender in good faith with any Change in Law, or by any applicable guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, such Lender shall give prompt notice (by telephone and confirmed in writing) to the applicable Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to the other Lenders). Upon the giving of the notice to the applicable Borrower referred to in this Section 2.13(e), such Borrower’s right to request (by continuation, conversion or otherwise), and such Lender’s obligation to make, LIBO Rate Loans, B/A Borrowing or Euro Loans, as applicable, shall be immediately suspended, and thereafter:

(i) any requested Borrowing of LIBO Rate Loans shall, as to such Lender only, be deemed to be a request for a Base Rate Loan, and if the affected LIBO Rate Loan or Loans are then outstanding, the applicable Borrower shall immediately, or if permitted by applicable Law, no later than the date permitted thereby, upon at least one Business Day prior written notice to the Administrative Agent and the affected Lender, convert each such LIBO Rate Loan into a Base Rate Loan,

(ii) any requested B/A Borrowing shall, as to such Lender only, be deemed to be a request for a Prime Rate Loan, and if the affected B/A Borrowings are then outstanding, the applicable Borrower shall immediately upon the expiry of the applicable Contract Period convert each such B/A Borrowing into a Prime Rate Loan, and

(iii) any requested Borrowing of Euro Loans shall, at the applicable Borrower’s option, (1) be made as a Borrowing in respect of which the rate to apply to such Lender’s participation is an interest rate equal to the sum, without duplication, of (A) the then Applicable Margin in respect of Euro Loans, (B) the rate notified to the Administrative Agent by such Lender as soon as practicable and in any event before interest is due to be paid in respect of the applicable Interest Period, to be that which expresses as a percentage rate per annum the cost to such Lender of funding their participation in the applicable Borrowing from whatever source it may reasonably select, and (C) the Mandatory Cost, if any applicable to such Lender’s participation in the applicable Borrowing, or (2) as a Base Rate Borrowing in the Euro Equivalent thereof denominated in US Dollars. If the affected Euro Loan or Loans are then outstanding, the applicable Borrower shall immediately, or if permitted by applicable Law, no later than the date permitted thereby, upon at least one Business Day prior written notice to the Administrative Agent and the affected Lender, convert each such Euro Loan into a Loan permitted under option (1) or (2) above;

provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.13(e).

2.14 Break Funding Payments. In the event of (a) the failure by a Borrower to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered by a Borrower pursuant hereto,

or (b) the payment or conversion of any B/A Borrowing or LIBO Rate Loan or Euro Loan other than on the last day of a Contract Period or Interest Period, as applicable (including as a result of an Event of Default), or (c) the assignment of any Loan (including the assignment of any LIBO Rate Loan or Euro Loan) other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.20, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense, if any, incurred by such Lender which is attributable to such event. In the case of a LIBO Rate Loan or Euro Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate or Adjusted LIBO Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period and the interest rate at which U.S. Dollar or Euro deposits, as applicable, of a comparable amount and period are available to such Lender at the commencement of such period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.15 Taxes.

(a) Any and all payments by or on account of any obligation of a Borrower hereunder shall be made free and clear of, and without deduction or withholding for, or on account of, any Indemnified Taxes; provided that if a Borrower shall be required to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.15), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made, (ii) the applicable Borrower shall make such deduction or withholding, and (iii) the applicable Borrower shall pay to the relevant Governmental Authority in accordance with applicable Law the full amount deducted or withheld.

(b) In addition to the payments by the applicable Borrower required by Section 2.15(a), such Borrower shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement to the relevant Governmental Authority in accordance with applicable Law.

(c) Each Borrower shall indemnify the Administrative Agent, Lender and Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Taxes described in Section 2.15(b) paid by the Administrative Agent, Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties, interest and expenses caused by the gross negligence or wilful misconduct of the Administrative Agent, Lender or Issuing Bank, as the case may be), whether or not such Indemnified Taxes or Taxes described in Section 2.15(b) were correctly or legally asserted or imposed by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, delivered to such Borrower by a Lender or Issuing Bank (or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank), shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Taxes described in Section 2.15(b) by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the applicable Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or otherwise as reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes, as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amount paid, by the Borrower under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the applicable Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the applicable Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event that the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.15(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax Returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person. Nothing herein contained shall interfere with the right of any Lender to arrange its affairs in whatsoever manner it thinks fit and, in particular, no Lender shall be under any obligation to claim relief for tax purposes on its corporate profits or otherwise, or to claim such relief in priority to any other claims, reliefs, credits or deductions available to it or to disclose details of its affairs.

2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, amounts payable under any indemnity contained herein, or otherwise hereunder) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the applicable Payment Office, except that payments pursuant to any of Sections 2.13, 2.14, 2.15 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, which, in the case of payments to be distributed to the Lenders, shall be on the basis of their respective Applicable Percentage unless otherwise provided herein. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension, provided that, in the case of any payment with respect to a LIBO Rate Loan or Euro Loan, the date for payment shall be advanced to the next preceding Business Day if the next succeeding Business Day is in a subsequent calendar month. All payments under this Section 2.16 in respect of LIBO Rate Loans and Base Rate Loans in respect of U.S. Dollar-denominated LCs or Euro Loans in respect of Euro-denominated LCs and in respect of indemnification and expense reimbursement obligations invoiced in U.S. Dollars or Euros shall, in each case, be made in U.S. Dollars or Euros, as applicable. All other payments under this Section 2.16 shall be made in Canadian Dollars. Each Borrower hereby authorizes the Administrative Agent to debit the general operating bank account of such Borrower which is maintained with the Administrative Agent to effect any payment due to the Lenders or the Administrative Agent pursuant to this Agreement. Any resulting overdraft in such account shall be payable by such Borrower to the Administrative Agent in same day funds.

(b) If at any time insufficient funds are received by and available to an Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) this Section 2.16(c) shall not apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received written notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each applicable Lender or Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the rate of interest customary for interbank compensation for such currency.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section 2.16(d) until all such unsatisfied obligations are fully paid.

(f) Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.17 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, (A), in respect of any amount due in Canadian Dollars, “rate of exchange” means the average of the rates at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with their normal practice at its head office in Toronto, Ontario; and (B) in respect of any amount due in U.S. Dollars or Euros, “rate of exchange” means the average of the rates at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in Toronto, Ontario. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the applicable Borrower will, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the applicable Borrower shall indemnify and save the Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by an Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

2.18 Letters of Credit.

(a) General. Subject to the terms and conditions set out herein, each of the Borrowers may request the issuance of Letters of Credit denominated in either Canadian Dollars or U.S. Dollars or Euros as an availment of the Revolving Credit Commitment, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time up to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall govern.

(b) Notice of Issuance, Amendment, Renewal, Extension, Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit),

a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (at least one Business Day in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with Section 2.18(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit, and in respect of a Letter of Credit, whether such Letter of Credit should be denominated in Canadian Dollars, U.S. Dollars or Euros. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, such Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate applicable LC Exposure shall not exceed the applicable LC Commitment Amount (or, in respect of a Letter of Credit denominated in (A) U.S. Dollars, the U.S. $ Equivalent thereof, or (B) Euros, the Euro Equivalent thereof), and (ii) the aggregate applicable Revolving Credit Exposure shall not exceed the total applicable Revolving Credit Commitments (or, in respect of a Letter of Credit denominated in (A) U.S. Dollars, the U.S. $ Equivalent thereof, or (B) Euros, the Euro Equivalent thereof).

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that any Letter of Credit may provide for annual successive one-year renewals thereof; provided further that any Letter of Credit may provide for an expiration date of up to one-year beyond the Maturity Date on the condition that at least 60 days before the Maturity Date (i) the applicable Borrower shall have provided the Issuing Bank with a back to back letter of credit or other form of indemnity satisfactory to the Issuing Bank issued or given by a financial institution acceptable to the Issuing Bank, or (ii) the applicable Borrower shall have provided the Issuing Bank with cash collateral in an amount equal to 105% of the face amount of such Letter of Credit, or (iii) the applicable Borrower shall have obtained and surrendered such Letter of Credit to the Issuing Bank for cancellation and shall have delivered to the Administrative Agent the written acknowledgement of cancellation from the applicable beneficiary under such Letter of Credit in form and substance satisfactory to the Administrative Agent, or (iv) the credit hereunder shall have been refinanced, the Loans repaid in full and the Commitments terminated, and the lenders under any such refinancing shall include the Issuing Banks who have issued such Letters of Credit with an expiration date beyond the Maturity Date and such Issuing Banks shall have agreed, pursuant to the refinancing, to issue letters of credit in the currency and in an aggregate amount equal to or greater than the aggregate undrawn amount of such Letters of Credit having an expiration date that is after the Maturity Date, and all such lenders under the refinancing (including such Issuing Banks) shall have agreed to deem such Letters of Credit, and all exposure related thereto, letters of credit issued and obligations outstanding under the credit document or documents entered into in connection with such refinancing, and the Agents shall have received satisfactory evidence of same.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.18(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon on the Business Day immediately following the day that such Borrower receives such notice; provided that the applicable Borrower may, subject to the conditions to borrowing set out herein, request in accordance with Section 2.3 that such payment be financed (subject to availability) with a Prime Borrowing, a Base Rate Borrowing or a Swingline Borrowing in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Prime Borrowing, Base Rate Borrowing or Swingline Borrowing. If such Borrower fails to make such payment when due, the Administrative Agent shall notify each applicable Revolving Credit Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Credit Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each such Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from such Revolving Credit Lenders. Promptly following receipt by an Administrative Agent of any payment from a Borrower pursuant to this Section 2.18(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Credit Lenders have made payments pursuant to this Section 2.18(e) to reimburse such Issuing Bank, then to such Revolving Credit Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Prime Borrowings, Base Rate Borrowings, or Swingline Borrowings as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of set-off against, the applicable Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Credit Lenders nor an Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to indirect, special, punitive or consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable Law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate then applicable to Prime Loans (if in Canadian Dollars), at the rate then applicable to Base Rate Loans (if in U.S. Dollars), at the rate then applicable to Euro Loans based on a 30 day Interest Period (if in Euros); provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.18(e), then Section 2.5(c) shall apply. Interest accrued pursuant to this Section 2.18(h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to this Section 2.18(h) to reimburse such Issuing Bank shall be for the account of such Revolving Credit Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the applicable Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that a Borrower receives notice from an Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total applicable LC Exposure) demanding the deposit of cash collateral pursuant to this Section 2.18(j), such Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders, an amount in cash equal to (and in the same currency or currencies as) the applicable LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to such Borrower described in Section 7.1 (h), (i) or (j). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of such Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Any such deposits shall bear interest for the account of such Borrower at the rate then customarily paid by the Administrative Agent for deposits of similar currency, amount and tenor, which interest shall be credited to such account. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the applicable LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total applicable LC Exposure), be applied to satisfy other obligations of such Borrower under this Agreement. If such Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount together with all interest earned thereon (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Existing Letters of Credit. Each of the Existing Letters of Credit shall be deemed on the Closing Date to be obligations hereunder and to constitute a Letter of Credit hereunder which is subject to all of the provisions hereof.

2.19 Swingline Loans.

(a) Subject to the terms and conditions set out herein, the Swingline Lender agrees to make Canadian Dollar, U.S. Dollar and Euro denominated Loans (each such Loan, a “Swingline Loan”) to the Borrowers from time to time up to the Maturity Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment Amount, or (ii) the aggregate of the Revolving Credit Exposures exceeding the total Revolving Credit Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set out herein, the Borrowers may borrow, prepay and re-borrow Swingline Loans.

(b) To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), currency and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of such Borrower with such Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in

Section 2.18(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., on the requested date of such Swingline Loan. Swingline Loans shall bear interest at a rate per annum equal to the rate applicable to a Prime Borrowing (if in Canadian Dollars), at a rate per annum equal to the rate applicable to a Base Rate Loan (if in U.S. Dollars) or at a rate per annum equal to the rate applicable to a Euro Loan based on a 30 day Interest Period (if in Euros). Interest shall be payable on such dates, not more frequent than monthly, as may be specified by the Swingline Lender and in any event on the Maturity Date. The Swingline Lender shall be responsible for invoicing the applicable Borrower for such interest. The interest payable on Swingline Loans is solely for the account of the Swingline Lender (subject to Section 2.19(c) below).

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., on any Business Day require the applicable Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which such Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Applicable Percentage of such Swingline Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Applicable Percentage of such Swingline Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.19 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this Section 2.19 by wire transfer of immediately available funds with respect to Loans made by such Revolving Credit Lender, and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this Section 2.19, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the applicable Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve a Borrower of any default in the payment thereof.

(d) Notwithstanding Sections 2.19(a), (b) and (c), but subject to the written request of the Borrowers and the written agreement of the Swingline Lender, up to Cdn.$25,000,000 or the Equivalent Amount in US Dollars of the Swingline Commitment Amount (the “Overdraft Availability”) may be utilized by the Borrowers by incurring overdrafts in its Canadian Dollar or US Dollar accounts with the Swingline Lender, which shall be deemed to be, as applicable, Prime Loans or Base Rate Loans. At any time when the right to Overdraft Availability is in effect, the amount otherwise available to be borrowed under the Revolving Credit Facility shall be reduced by an amount equal to the Overdraft Availability. Within the overall limit set forth above, the Borrowers and the Swingline Lender may agree in writing from time to time to increase or decrease the Overdraft Availability.

2.20 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the applicable Borrower may, at its sole expense (including the processing and recording fee contemplated by Section 9.4(b)) and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be, another Lender, if a Lender accepts such assignment); provided that (i) the applicable Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.

2.21 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender :

(a) fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.10(a);

(b) the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Lenders or Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2(b)); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification in respect of (i) an increase in or extension of such Defaulting Lender’s Commitment, or (ii) the reduction or excusing of or postponement of the scheduled date of payment of the principal amount of, or interest or fees payable on, Loans or LC Disbursements as to such Defaulting Lender without such Defaulting Lender’s consent;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)	all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)	if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.18(j) for so long as such LC Exposure is outstanding;

(iii)	if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)	if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.10(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)	if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Credit Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.21(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrowers, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement, to make any Loans hereunder and to issue any Letters of Credit hereunder, the Parent Borrower (on its own behalf and on behalf of its Subsidiaries, to the extent applicable) and the Subsidiary Borrower (on its own behalf and on behalf of its Subsidiaries, to the extent applicable) hereby represents and warrants to the Administrative Agent and each Lender that each statement set forth in this Article 3 is true and correct on the Closing Date, and, subject to the Section 4.2(a), will be true and correct on the date each Borrowing is requested and made hereunder:

3.1 Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

3.2 Authorization; Enforceability. The Transactions are within the corporate powers of each Credit Party and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement and the other Loan Documents to which each Credit Party is a party have been duly executed and delivered by such Credit Party and constitute legal, valid and binding obligations of such Credit Party, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority other than those the absence of which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable Law or the charter, by-laws or other organizational documents of any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, material agreement or other material instrument binding upon any Credit Party or their respective assets, or give rise to a right thereunder to require any payment to be made by any Credit Party, except such as could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Credit Party.

3.4 Financial Condition.

(a) The Parent Borrower has publicly filed its consolidated balance sheets and statements of income, retained earnings and changes in financial position as of and for the Fiscal Year ended January 3, 2010, together with the report of its auditors thereon. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Parent Borrower as of such date and for such period in accordance with GAAP.

(b) Since January 3, 2010 there has been no Material Adverse Change.

(c) All written information (including that disclosed in all financial statements) pertaining to the Credit Parties (in this Section 3.4(b), the “Information”) that has been or will be made available to the Lenders or the Agents by any Borrower, taken as a whole, is or will be, as of the date furnished or publicly filed, complete and correct in all material respects and does not or will not, as of the date furnished or publicly filed, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

3.5 Litigation and Contingent Obligations. Except as disclosed in Schedule 3.5, and except for environmental-related matters (which are dealt with in Section 3.10), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened against or affecting any of the Credit Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document, or the Transactions. Other than any contingent obligation which could not reasonably be expected to have a Material Adverse Effect, the Borrowers have no contingent obligations not provided for or disclosed in the financial statements and notes thereto referred to in Section 5.1.

3.6 Compliance with Laws. Each Credit Party is in compliance with all Laws applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Credit Party has violated or failed to obtain any Authorization necessary to the ownership of any of its property or assets or the conduct of its business, which violation or failure could reasonably be expected to have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

3.7 Taxes. Each Credit Party has filed or caused to be filed all material Tax Returns required to have been filed by it and has paid, caused to be paid or made provisions or disclosures in accordance with GAAP for all material Taxes required to have been paid by it (including all instalments with respect to the current period) and has made adequate provision and disclosures in accordance with GAAP for Taxes for the current period except to the extent that its failure to do so could not reasonably be expected to have a Material Adverse Effect.

3.8 Pension Plans. The Pension Plans are duly registered under the Income Tax Act (if required to be so registered) and any other applicable Laws which require registration, have been administered in accordance with the Income Tax Act and such other applicable Laws and no event has occurred which could reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. All material obligations of each of the Credit Parties (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Pension Plans or the Benefit Plans. All contributions or premiums required to be made or paid by each of the Credit Parties to the Pension Plans or the Benefit Plans have been made or paid on a timely basis in accordance with the terms of such plans and all applicable Laws, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the Pension Plans or the Benefit Plans.

3.9 Defaults. No Credit Party is in default nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default (in any respect that could reasonably be expected to have a Material Adverse Effect) under any material loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Indebtedness of any Credit Party, or under any material agreement or instrument to which a Credit Party is a party or by which any Credit Party is bound.

3.10 Environmental Matters. No Credit Party has received any written notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

3.11 Anti-Money Laundering. Set forth in Schedule 3.11 attached hereto is (a) a list of the names of each of the directors of each of the Borrowers and, to the knowledge of the Borrowers after having taken reasonable measures to obtain such information, the principal occupation of each such director, and (b) a list of the names of all individuals who, to the knowledge of the Borrowers after having taken reasonable measures to obtain such information, directly or indirectly own or control twenty-five percent (25%) or more of the voting interests or Equity Securities of either Borrower or their Subsidiaries, and their respective addresses and occupations, in each case as at the date of this Agreement. Neither of the Borrowers nor any of their Subsidiaries is a charity registered with the Canada Revenue Agency; and neither of the Borrowers nor any of their Subsidiaries solicits charitable financial donations from the public.

ARTICLE 4

CONDITIONS

4.1 Closing Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2), provided that once all such conditions have been satisfied or waived in accordance with Section 9.2), the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall be governed by Section 4.2:

(a) Credit Agreement. The Agents (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of each party hereto, or (ii) written evidence satisfactory to the Agents (which may include facsimile transmission of a signed signature page of this Agreement) that each such party has signed a counterpart of this Agreement.

(b) Legal Opinions. The Agents shall have received favourable written opinions (addressed to the Agents and the Lenders and dated the Closing Date) from counsel to the Credit Parties covering the Credit Parties, this Agreement, the other Loan Documents, or the Transactions in form and substance acceptable to the Agents (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinions upon which counsel has relied). The Agents and the Lenders agree that in-house legal counsel to any Credit Party may deliver any legal opinion required in respect of the corporate existence and standing of such Credit Party, the due authorization, execution and delivery of any Loan Documents to which such Credit Party is a party, and the lack of conflict with reference to the constating documents of such Credit Party, provided that such in-house counsel is qualified, on the Closing Date, to practice law in the jurisdiction of incorporation or formation of such

Credit Party. All opinions and certificates referred to in this Section 4.1(b) shall be addressed to the Agents and the Lenders and dated the Closing Date.

(c) Corporate Certificates. The Agents shall have received:

(i)	certified copies of the resolutions of the board of directors, shareholders or other similar action of each Credit Party, dated as of the Closing Date (or such other date as is acceptable to the Agents), and approving, as appropriate, the Loans, this Agreement and the other Loan Documents, and all other documents, if any, to which such Credit Party is a party and evidencing corporate authorization with respect to such documents; and

(ii)	a certificate of the Secretary or an Assistant Secretary of each Credit Party, dated as of the Closing Date (or such other date as is acceptable to the Agents), and certifying (A) the name, title and true signature of each officer of such Person authorized to execute this Agreement and the other Loan Documents to which it is a party, (B) the name, title and true signature of each officer of such Person authorized to provide the certifications required pursuant to this Agreement, including certifications required pursuant to Section 5.1 and Borrowing Requests, and (C) that attached thereto is a true and complete copy of the articles of incorporation and by-laws of each Credit Party, as amended to such date, and a recent certificate of status, certificate of compliance, good standing certificate or analogous certificate.

(d) Closing Conditions Certificate. The Agents shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of each Borrower, confirming compliance with the financial covenants set out in Section 5.10 (without the inclusion of any calculation thereof in such certificate) and with the conditions set out in Section 4.2(a) and (b).

(e) Fees. The Administrative Agent, the Lenders, and the Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all legal fees and other out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.

(f) Execution and Delivery of Documentation. Each Credit Party shall have duly authorized, executed and delivered all documents required hereunder, all in form and substance satisfactory to the Agents, acting reasonably. The Agents shall have received and be satisfied with the results of all personal property and bankruptcy searches conducted by the Borrowers and their counsel with respect to the Credit Parties in all jurisdictions selected by the Agents and its counsel.

(g) Guarantees. The Agents shall have received executed copies of the (i) Parent Guarantee dated as of the Closing Date and substantially in the form of Exhibit D, (ii) Subsidiary Borrower Guarantee dated as of the Closing Date and substantially in the form of Exhibit E, and (iii) Subsidiary Guarantees necessary to meet the conditions described in Section 5.9, if any, in each case dated as of the Closing Date and substantially in the form of Exhibit F and/or Exhibit G, as applicable.

(h) Regulatory Approval; Consents; Waivers. The Agents and the Lenders shall be satisfied, acting reasonably, that all material Authorizations required in connection with the Transactions contemplated hereby have been obtained and are in full force and effect, and that all consents and waivers required to consummate the Transactions have been obtained, to the extent that consummation of the

Transactions would otherwise be restricted or prohibited under the terms of any material contract, in each case without the imposition of any burdensome provisions.

(i) Financial Statements. The Agents and the Lenders shall be satisfied that the Parent Borrower is up to date in its required public filings of annual and interim period financial statements to the Closing Date.

(j) Indebtedness. The Transactions contemplated in this Agreement and the other Loan Documents shall not have caused any event or condition to occur which has resulted, or which will result, in any Material Indebtedness becoming due prior to its scheduled maturity or that permits (with or without the giving of notice, the lapse of time, or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or which will result in the creation of any Liens under any Indebtedness.

(k) Other Documentation. The Agents and the Lenders shall have received such documents as they may reasonably request in connection with applicable “know your customer” and anti-money laundering rules and regulations, and the Agents shall have received such other documents and instruments as are customary for transactions of this type or as they may reasonably request, including those required under applicable “know your customer” and anti-money laundering rules and regulations.

The obligations of the Lenders to make Loans and any Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.2) at or prior to 3:00 p.m. on February 28, 2011 (and, in the event such conditions are not so satisfied or waived by such time, the Commitments shall terminate at such time).

4.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (including on the occasions of the initial Borrowings hereunder), is subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrowers set out in this Agreement shall be true and correct on and as of the date of each such Borrowing as if made on such date except to the extent that (i) any change to the representations and warranties has been disclosed to the Agents and accepted by the Required Lenders, or (ii) any representation and warranty is stated to be made as of a particular time, which representation and warranty shall remain true and correct as of such earlier date;

(b) at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing; and

(c) the Administrative Agent shall have received a Borrowing Request in the manner and within the time period required by Section 2.3.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the accuracy of the matters specified in paragraphs (a) and (b) above. This requirement does not apply on the conversion or rollover of an existing Borrowing provided that the aggregate outstanding Borrowings will not be increased as a consequence thereof.

ARTICLE 5

AFFIRMATIVE COVENANTS

From (and including) the Closing Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent Borrower (on its own behalf and on behalf of its Subsidiaries, to the extent applicable) and the Subsidiary Borrower (on its own behalf and on behalf of its Subsidiaries, to the extent applicable), covenant and agree with the Lenders that:

5.1 Financial Statements and Other Information.

(a) As soon as available and in any event within 90 days after the end of each Fiscal Year, (i) the Parent Borrower will publicly file its audited consolidated balance sheet and related statements of income, retained earnings and statements of cash flow as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers or other independent auditors of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Borrower on a consolidated basis in accordance with GAAP consistently applied, and (ii) the Parent Borrower will furnish to the Agents, for delivery by the Syndication Agent to each Lender, its unaudited consolidated balance sheet and related statements of income, retained earnings and statements of cash flow as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, on a consolidated basis in accordance with GAAP consistently applied, except that the assets, liabilities, revenues and expenses of the Advertising Entities, the Joint Ventures and the Consolidated VIEs shall be disregarded provided that all or substantially all of the Indebtedness of the Advertising Entities, the Joint Ventures and the Consolidated VIEs is non-recourse to the Borrowers and their Subsidiaries;

(b) As soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (i) the Parent Borrower will publicly file its unaudited consolidated balance sheet and related statements of income, retained earnings and statement of cash flow as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer of the Parent Borrower as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments; and (ii) the Parent Borrower will furnish to the Agents, for delivery by the Syndication Agent to each Lender, its unaudited consolidated balance sheet and related statements of income, retained earnings and statement of cash flow as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer of the Parent Borrower as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, except that the assets, liabilities, revenues and expenses of the Advertising Entities, the Joint Ventures and the Consolidated VIEs shall be disregarded provided that all or substantially all of the Indebtedness of the Advertising Entities, the Joint Ventures and the Consolidated VIEs is non-recourse to the Borrowers and their Subsidiaries;

(c) Concurrently with furnishing the financial statements required pursuant to Sections 5.1(a)(ii) and 5.1(b)(ii) above, the Parent Borrower shall deliver to the Agents, and the Syndication Agent shall in turn deliver to the Lenders, a certificate of the Parent Borrower, substantially in the form of Exhibit C hereto, signed by a Responsible Officer of the Parent Borrower (i) stating that a review of such financial statements during the period covered thereby and of the activities of the Credit Parties has been made under such Responsible Officer’s supervision with a view to determining whether the Credit Parties have fulfilled all of their obligations under this Agreement and the other Loan Documents, (ii) stating that no Default or Event of Default exists as of such date of certification; or, if there shall be a Default or Event of Default, specifying the nature and status thereof and the Borrowers’ proposed response thereto, (iii) demonstrating in reasonable detail compliance (including showing all financial covenant and other material calculations) as at the end of the most recently completed Fiscal Year or the most recently completed Fiscal Quarter, with the financial covenants in Section 5.10 and the basket in paragraph (B) in the last sentence of Section 6.1 and the baskets in Sections 6.2(cc) and 6.5 (a)(i), (iv) listing the Credit Parties as at the end of the most recently completed Fiscal Year, and (v) containing or accompanied by such financial or other details, information and material as the Agents may reasonably request to evidence such compliance;

(d) Promptly after any Credit Party learns of the receipt or occurrence of any of the following, the Parent Borrower shall deliver to the Agents, and the Syndication Agent shall in turn deliver to the Lenders, a certificate of the Parent Borrower, signed by a Responsible Officer of the Parent Borrower, specifying (i) any official notice of any violation, possible violation, non-compliance or possible non-compliance, or claim made by any Governmental Authority pertaining to all or any part of the properties of any Credit Party which could reasonably be expected to have a Material Adverse Effect, (ii) any event which constitutes a Default or Event of Default, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default, or (iii) any change to any of the ratings assigned by any rating agency to the Rated Debt of the Parent Borrower; and

(e) Promptly after the occurrence thereof, the Parent Borrower shall deliver to the Agents, and the Syndication Agent shall in turn deliver to the Lenders, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration before any court or arbitrator or any Governmental Authority or official against any Credit Party or any material property thereof which could reasonably be expected to have a Material Adverse Effect.

5.2 Existence; Conduct of Business. Each Borrower will, and will cause each other Credit Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (except as permitted in Section 6.3), and except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, obtain, preserve, renew and keep in full force and effect any and all rights, licenses, permits, privileges and franchises material to the conduct of its business.

5.3 Payment of Tax Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay when due its Tax liabilities, that, if not paid, could reasonably be expected to have a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested, objected to or appealed in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest, objection or appeal could not reasonably be expected to have a Material Adverse Effect.

5.4 Maintenance of Properties. Each Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except (i) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) as otherwise permitted by Section 6.3.

5.5 Books and Records; Inspection Rights. Each Borrower will, and will cause of its Subsidiaries to, keep proper books of record and account in which entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities. Each Borrower will, and will cause each other Credit Party to, permit any representatives designated by either the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours as either Agent may reasonably request and having due regard for, and with minimal disruptions of, the ongoing business of the Borrowers and the Subsidiaries; provided that (i) all such visits, inspections and inquiries shall be co-ordinated through the such Agent, and (ii) unless a Default shall have occurred and be continuing, no Borrower nor any of its Subsidiaries shall be responsible for the costs and expenses incurred by the such Agent, any Lender, or their representatives in connection with such inspection or visit.

5.6 Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply with all Laws of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.7 Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans will be used for working capital, commercial paper back-up, Investments and Acquisitions permitted under Section 6.5, payment of dividends or other distributions to the extent permitted under this Agreement and other general corporate purposes of the Borrowers and their Subsidiaries. Letters of Credit will be used for general corporate purposes of the Borrowers and their Subsidiaries.

5.8 Insurance. Each Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such liabilities, casualties, risks and contingencies and in such types (including business interruption insurance) and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated and in accordance with any requirement of any Governmental Authority.

5.9 Subsidiary Guarantees. If, as at any Calculation Date, the Gross Revenues of the Guarantors who have provided Subsidiary Guarantees (if any) for the Calculation Period ended on such Calculation Date, when aggregated with the Gross Revenues of the Parent Borrower for such Calculation Period, do not meet or exceed the Threshold, the Parent Borrower shall, within 45 days of such Calculation Date (or 90 days if such Calculation Date is the end of a Fiscal Year) designate, by written notice to the Agents, those Subsidiaries, including the Subsidiary having the highest Gross Revenues for such Calculation Period, with Gross Revenues for such Calculation Period which, when aggregated with those of the Parent Borrower, would meet or exceed the Threshold to become Guarantors and provide a Subsidiary Guarantee to the Administrative Agent within such 45 or 90 day period. The Parent Borrower may, by written notice to the Agents within 45 days of any Calculation Date (or 90 days if such Calculation Date is the end of a Fiscal Year), amend any designation previously made by it provided that the foregoing conditions of this Section 5.9 are satisfied, and the Subsidiary Guarantee of any Subsidiary no longer designated shall be released automatically and, subject to such Subsidiary being re-designated as a Guarantor as set out below, of no further force or effect upon each new designee delivering its Subsidiary Guarantee, to the extent required to meet the Threshold. The Subsidiary Guarantees of all Guarantors

(including the Subsidiary Borrower Guarantee) shall be subject to release upon satisfaction of the Release Conditions as at any Calculation Date. For greater certainty, to the extent that the Release Conditions are no longer satisfied as at any subsequent Calculation Date, the Parent Borrower shall, in accordance with this Section 5.9, designate those Subsidiaries necessary to meet or exceed the Threshold to become Guarantors and provide a Subsidiary Guarantee within the time frame set out above. Any Canadian Subsidiary which is designated as a Guarantor at any time after the Closing Date shall enter into and deliver to the Administrative Agent a Subsidiary Guarantee substantially in the form of Exhibit G. Any U.S. Subsidiary which is designated as a Guarantor at any time after the Closing Date shall enter into and deliver to the Administrative Agent a Subsidiary Guarantee substantially in the form of Exhibit F.

5.10 Financial Covenants. The Parent Borrower will comply with the following financial covenants:

(a) Consolidated Total Debt to Consolidated EBITDA: The Parent Borrower will not permit, as at the end of each Fiscal Quarter, the ratio of Consolidated Total Debt as at the end of such Fiscal Quarter to Consolidated EBITDA for the Rolling Period then ended, to exceed 3.00:1.00.

(b) Fixed Charge Coverage Ratio. The Parent Borrower will not permit, as at the end of each Fiscal Quarter, the ratio of Consolidated EBITDAR to Consolidated Fixed Charges for the Rolling Period then ended, to be less than 2.00:1.00.

(c) For the purpose of determining compliance with this Section 5.10, (i) Consolidated EBITDA, Consolidated EBITDAR and Consolidated Fixed Charges shall include the historical financial results of any acquired Person which becomes a Subsidiary or acquired business as if the acquisition occurred at the beginning of the testing period and shall give effect, on a pro forma basis, to the incurrence or repayment of Indebtedness in connection with the acquisition, (ii) Consolidated EBITDA, Consolidated EBITDAR and Consolidated Fixed Charges shall exclude the historical financial results of any disposed Person which ceases to be a Subsidiary or disposed business as if the disposition occurred at the beginning of the testing period, and (iii) notwithstanding any provisions of GAAP to the contrary, the assets, liabilities, revenues and expenses of the Advertising Entities, the Joint Ventures and the Consolidated VIEs shall be disregarded, provided that all or substantially all of the Indebtedness of the Advertising Entities, the Joint Ventures or the Consolidated VIEs is non-recourse to the Borrowers and their Subsidiaries.

5.11 KYC Documentation and Anti-Money Laundering. The Borrowers acknowledge that each of the Agents and the Lenders have certain anti-money laundering and anti-terrorism responsibilities under various Laws and regulations and that from time to time the Agents or either of them, on their own behalf or on behalf of any of the Lenders or any prospective assignee of a Lender or Participant, may request information in order to comply with applicable Laws and internal requirements (including any applicable “know your customer” or “know your client” requirements). Upon receipt of any such request, each of the Borrowers agrees to take reasonable measures to obtain and provide the Agents with such information as may reasonably have been so requested and/or required by Law. The proceeds of the Revolving Loans will be used only by the Borrowers and their Subsidiaries and only for the purposes provided for in Section 5.7, and will not be used, directly or indirectly, by any other Person for any other purpose.

ARTICLE 6

NEGATIVE COVENANTS

From (and including) the Closing Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent Borrower (on its own behalf and on behalf of its Subsidiaries, to the extent applicable) and the Subsidiary Borrower (on its own behalf and on behalf of its Subsidiaries, to the extent applicable) covenant and agree with the Lenders that:

6.1 Indebtedness. Each Borrower will not, and will not permit any of its Subsidiaries to incur, assume or permit to exist any Indebtedness, except:

(a) any Indebtedness created hereunder;

(b) any other unsecured Indebtedness existing on the Closing Date and set out in Schedule 6.1, and any extensions, renewals or replacements of any such Indebtedness on substantially on the same terms and conditions or otherwise on terms and conditions satisfactory to the Required Lenders, acting reasonably;

(c) any Indebtedness of a Borrower or a Subsidiary to another Borrower or Subsidiary;

(d) any Guarantee by a Borrower or a Subsidiary of Indebtedness of any other Borrower or Subsidiary which is otherwise permitted hereunder;

(e) Indebtedness secured by Purchase Money Liens, provided that the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed the amount permitted under Section 6.2(k) at any time;

(f) Capital Lease Obligations;

(g) Receivables Facility Attributed Indebtedness;

(h) any other unsecured Indebtedness of a Borrower or any Subsidiary, provided that the Parent Borrower is in compliance with the financial covenants in Section 5.10 both before and immediately after the incurrence of any such Indebtedness and no other Default shall have occurred and be continuing;

(i) any other secured Indebtedness of a Borrower or any Subsidiary, provided that the aggregate amount of such Indebtedness permitted by this clause (i) shall not exceed the amount permitted by Section 6.2(cc); and provided further that the Parent Borrower is in compliance with the financial covenants in Section 5.10 both before and immediately after the incurrence of any such Indebtedness and no other Default shall have occurred and be continuing;

provided that, with respect to only clauses (e), (h) and (i) above, the Borrowers will not permit any Subsidiary which is not a Guarantor to incur, assume or permit to exist any Indebtedness, except (A) any Indebtedness to a Credit Party, and (B) Indebtedness in respect of Borrowed Money in an aggregate amount, for all Subsidiaries which are not Borrowers or Guarantors, not exceeding Cdn.$100,000,000 (or the equivalent thereof in any other currency), provided that at the time such Indebtedness is incurred, assumed or permitted to exist the Parent Borrower shall be in compliance with the financial covenants in Section 5.10 both before and immediately after the incurrence of any such Indebtedness and no other Default shall have occurred and then be continuing.

6.2 Liens. Each Borrower will not, and will not permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the property of any Borrower or any of its Subsidiaries except:

(a) the interest of a lessor under a capital lease or otherwise securing Capital Lease Obligations;

(b) Liens existing on the Closing Date and described in Schedule 6.2;

(c) Liens for Taxes on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(d) Liens imposed by law, such as landlords’ carriers’, materialmen’s, processors’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(e) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, indemnity and appeal and release bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, reservations, rights-of-way, restrictions, survey exceptions, encroachments, covenants, minor defects, irregularities and other similar encumbrances as to real property of any Borrower or any Subsidiary which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially detract from the value of the property subject thereto or interfere with the conduct of the business of any Borrower or any Subsidiary conducted at the property subject thereto;

(h) Liens existing on property or assets at the time of acquisition thereof after the Closing Date by a Borrower or any Subsidiary, provided that (i) such Liens existed at the time of such acquisition and were not created in anticipation thereof, and (ii) any such Lien does not encumber any other property or assets (other than additions thereto and property in replacement or substitution thereof);

(i) Liens existing on property or assets of a Person which becomes a Subsidiary after the Closing Date or which, on the date on which such Person becomes a Subsidiary, such Person shall be contractually bound to grant on any of its property or assets; provided that (i) such Liens or contractual obligations existed at the time such Person became a Subsidiary and were not created in anticipation thereof, and (ii) any such Lien does not encumber any other property or assets (other than additions thereto and property in replacement or substitution thereof);

(j) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority or in connection with arbitration proceedings, if appropriate legal proceedings are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired, in an aggregate amount not to exceed, when taken together with all Liens securing bonds to stay judgments or in connection with appeals as permitted by Section 6.2(f), Cdn.$50,000,000 at any time outstanding;

(k) Purchase Money Liens securing purchase money Indebtedness (other than Capital Leases) incurred by any Borrower or any Subsidiary after the Closing Date to finance the acquisition or construction of assets used in its business, if (i) at the time of such incurrence, no Default or Event of Default has occurred and is then continuing or would result from such incurrence, (ii) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable assets on the date acquired, and (iii) such Indebtedness does not exceed Cdn.$50,000,000 in the aggregate outstanding at any time; provided that such Liens shall not apply to any property of any Borrower or any Subsidiary other than that financed (including improvements thereto);

(l) the title of a lessor in or to property subject to an operating lease or subject to a Sale/Leaseback Transaction;

(m) Liens (if any) from time to time securing the obligations hereunder;

(n) municipal and zoning ordinances, which are not violated in any material respect by the existing improvements and the present use made by any Borrower or any Subsidiary of real property;

(o) customary rights of set off, revocation, refund or chargeback under deposit agreements or under applicable law of banks or other financial institutions where any Borrower or any Subsidiary maintains deposits in the ordinary course of business permitted by this Agreement;

(p) netting and/or cash management arrangements with financial institutions at which any accounts are maintained or utilized by either Borrower or any Subsidiary;

(q) Liens arising from the granting of a license to any person in the ordinary course of business of any Borrower or any Subsidiary;

(r) Liens attaching solely to cash earnest money deposits made by any Borrower or any Subsidiary in connection with any letter of intent or purchase agreement entered into by it in connection with a Permitted Acquisition;

(s) Liens deemed to exist in connection with repurchase agreements and other similar Investments to the extent such Investments are permitted under Section 6.5;

(t) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder;

(u) Liens arising in connection with a Permitted Receivables Financing;

(v) Liens on funds or securities deposited with the Trustee in connection with any defeasance under Section 9.6 of the Notes Indenture;

(w) any Lien where sufficient cash has been deposited with the Trustee under Section 9.2 of the Notes Indenture for the purpose of paying the underlying principal and interest until the date of maturity of the underlying Indebtedness;

(x) Liens granted in the ordinary course of business in connection with an obligation under a Swap Agreement;

(y) Liens granted by a Borrower or by a Subsidiary at the time such Subsidiary was a Guarantor to a Borrower, a Subsidiary which is then a Guarantor or a Related Party to secure borrowed money up to Cdn.$25,000,000 or the US$ Equivalent thereof in the aggregate in existence at any time;

(z) Liens to secure Indebtedness for Borrowed Money aggregating up to Cdn.$25,000,000 (or the US$ Equivalent thereof) outstanding at any time permitted by clause (ii) of this Section 6.2 below

(aa) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses, provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets which secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property);

(bb) such other Liens as agreed to in writing by the Lenders from time to time; and

(cc) other Liens securing Indebtedness in an aggregate amount not to exceed 15% of Consolidated Tangible Net Worth, as determined as of the last day of the most recently completed Fiscal Quarter at any time.

In addition to the foregoing, (i) no Borrower nor any Subsidiary shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favour of the Administrative Agent for the benefit of itself and the Lenders as collateral for the obligations under this Agreement and the other Loan Documents; provided that any agreement, note, indenture or other instrument may prohibit the creation of a Lien in favour of the Administrative Agent for the benefit of itself and the Lenders to the extent that and for so long as such Lien is not required to be shared with the Administrative Agent and the Lenders on an equal and rateable basis pursuant to the immediately succeeding clause (ii); and (ii) no Borrower nor any Subsidiary shall create, assume or suffer to exist any Lien securing Indebtedness for Borrowed Money aggregating in excess of Cdn.$25,000,000 (other than any Liens permitted by the provisions of 6.2(a) through (bb) above) upon any of its property, whether now owned or hereafter acquired, unless the obligations of the Borrowers under this Agreement and the other Loan Documents are secured by such Lien equally and ratably with any and all other such Indebtedness secured thereby for so long as any such other Indebtedness shall be so secured. For the purposes of this Section 6.2, the following agreements, and the transactions and arrangements contemplated thereby, shall not constitute, or be considered to have created a Lien: (I) the mirror netting service agreement dated February 1, 2007 by and among The TDL Group Corp. (f/k/a The TDL Group Ltd.), The TDL Group, TDL Group Co., Wentim, Ltd., and certain other Subsidiaries of the Parent Borrower, and The Bank of Nova Scotia, as the same may be amended (a) to add additional Subsidiaries of the Parent Borrower as parties thereto, or (b) in such other manner as shall not affect, in a material way, the nature of the transactions contemplated by such agreement; and (II) the cash management agreement dated May 15, 2003 by and between the Subsidiary Borrower and The TDL Group Co., as the same may be amended (a) to add additional Subsidiaries of the Parent Borrower as parties thereto, or (b) in such other manner as shall not affect, in a material way, the nature of the transactions contemplated by such agreement.

6.3 Merger; Dissolution; Asset Sales.

The Borrowers will not, and will not permit any Guarantor or Subsidiary to, enter into any transaction in which all or substantially all of the property and assets of the Parent Borrower and the Subsidiaries, considered as a whole, would become the property of any other Person (any such Person being referred to herein as a “Successor”), whether by way of reorganization, consolidation, amalgamation, arrangement, merger, dissolution, liquidation, transfer, sale or otherwise, unless:

(a)	a Borrower or a Guarantor shall be the Successor; or

(b)	the Successor formed (either by any one transaction or any series of transactions which are consummated on a contemporaneous basis) by the reorganization, consolidation, amalgamation, or arrangement or into which a Borrower, a Guarantor or Subsidiary is merged, dissolved or liquidated or that acquires by disposition all or substantially all of the property and assets of the Parent Borrower and the Subsidiaries, considered as a whole, is a Third Party that is organized and validly existing under the federal laws of Canada or any of its provinces or territories and expressly assumes, by an agreement executed and delivered to the Agents in form and substance satisfactory to the Agents, acting reasonably, all of the obligations of the relevant Borrower or Guarantor under this Agreement and the other Loan Documents; and

(c)	immediately before and after giving effect to such transaction, (A) no Default or Event of Default shall have occurred and then be continuing, and (B) no Material Adverse Effect would be caused as a result of such transaction.

Upon satisfaction of the foregoing, the Agents shall facilitate the same in all respects, and may give such consents and sign, execute or join in such documents and do such acts as in its discretion may be thought advisable in order that such reorganization, consolidation, amalgamation, arrangement, merger, dissolution, liquidation, transfer, sale or other similar transaction may be carried out, and thereupon a Parent Borrower or a Guarantor or Guarantors, as the case may be, may be released and discharged from liability under the Loan Documents and the Agents may execute any document or documents which it may be advised is or are necessary or advisable for effecting or evidencing such release and discharge. As a condition precedent to any reorganization, consolidation, amalgamation, arrangement, merger, dissolution, liquidation, transfer, sale or other similar transaction proposed to be carried out pursuant to this Section 6.3, the Parent Borrower shall furnish to the Agents an opinion of counsel to the Parent Borrower, in form and substance satisfactory to the Agents, acting reasonably, as to the legality of any action proposed to be taken under applicable Law, and as to the validity of any action taken pursuant to the provisions contained in this Section 6.3, and the Agents shall incur no liability by reason of reliance thereon.

Notwithstanding the foregoing, a Borrower or a Guarantor may enter into a Permitted Receivables Financing or a Sale/Leaseback Transaction.

6.4 Business.

Each Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any material business other than businesses of the type conducted by the Parent Borrower or its Subsidiaries on the Closing Date and businesses reasonably related thereto.

6.5 Investments and Acquisitions. Each Borrower may make any Investment and may become or remain a partner in any partnership or joint venture, and may make any Acquisition of any Person, provided that:

(a) (i) Investments in Advertising Entities and in any Consolidated VIEs made during the period from the Closing Date to the Maturity Date shall not exceed Cdn.$75,000,000 in the aggregate, and (ii) Investments consisting of partnership or other equity interests may be made in any partnership, joint venture or other Person so long as such partnership, joint venture or Person is in a line of business that does not violate the terms or provisions of Section 6.4; and

(b) Any such Acquisitions shall meet the following requirements or otherwise be approved by the Required Lenders (each such Acquisition constituting a “Permitted Acquisition”):

(A) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith and, both before and immediately after giving effect to such Acquisition, all of the representations and warranties contained herein shall be true and correct in all material respects, unless such representation and warranty is made as of a specific date, in which case, such representation or warranty shall be true and correct in all material respects as of such date; and

(B) the Acquisition is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis and approved by the target company’s board of directors (and shareholders, if necessary) prior to the consummation of the Acquisition; and

(C) the business being acquired shall be in a line of business permitted under Section 6.4.

6.6 Restricted Payments. Each Borrower will not, and will not permit any Subsidiary to, declare, pay or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Parent Borrower may declare and pay dividends with respect to its Equity Securities payable solely in additional Equity Securities of the Parent Borrower, (b) any Subsidiary may make Restricted Payments to any Borrower or any other Subsidiary, and (c) the Parent Borrower and any Subsidiary may each make any Restricted Payment if, at the time of and immediately after giving effect to any such Restricted Payment, the Parent Borrower is in compliance with the financial covenants in Section 5.10 and no other Default shall have occurred and then be continuing.

6.7 Transactions with Affiliates. Each Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favourable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between any Borrower and any Subsidiary, or between Subsidiaries, and in any such case not involving any of their other Affiliates, (c) any Restricted Payment permitted by Section 6.6 or any transaction contemplated by the tax sharing agreement referred to in the definition of “Restricted Payment”, and (d) any transaction permitted by Section 6.3.

6.8 Restrictive Agreements. Each Borrower will not, and will not permit any Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on its ability (a) to pay dividends or make any other distribution on its stock or other ownership interests; provided that this clause (a) shall not prevent the Parent Borrower or its Subsidiaries from agreeing to any such encumbrance or restriction of their ability to pay dividends or make any other distribution on their stock or other ownership interests to any Person which is not a Credit Party, (b) to pay any Indebtedness or other obligation owed to any Borrower or any Subsidiary, (c) to make loans or advances or other Investments in any Borrower or any Subsidiary or (d) to sell, transfer or otherwise convey any of its property to any Borrower or any Subsidiary, in each case, other than (i) restrictions imposed by this Agreement, (ii) customary restrictions and conditions contained in agreements relating to the sale of assets, capital stock or other equity interests pending such sale, provided that such restrictions and conditions apply only to the assets, capital stock or other equity interests that is to be sold and such sale shall be permitted hereunder, (iii) restrictions imposed by applicable law, (iv) restrictions imposed by the holder of a Lien permitted by Section 6.2 solely on the transfer of assets subject thereto, (v) any encumbrance or restriction with respect to a Subsidiary of such Borrower pursuant to an agreement relating to any Indebtedness issued or incurred by such Subsidiary on or prior to the date on which such Subsidiary became a Subsidiary of such Borrower or was acquired by such Borrower and outstanding on such date, or (vi) any such encumbrance or restriction consisting of customary non-assignment provisions in leases or licenses, to the extent such provisions restrict the transfer of the lease or license, as applicable.

ARTICLE 7

EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) above) payable under this Agreement, when and as the same shall become due and payable and such failure shall continue unremedied for a period of more than three (3) Business Days after the same shall have become due and payable;

(c) any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed to be made, and if the circumstances giving rise to such incorrect representation and warranty are capable of rectification, such circumstances are not rectified in a manner which renders such representation no longer incorrect in any material respect within 10 days after the applicable Credit Party becomes aware of the incorrect representation and warranty;

(d) either Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(d)(ii), Section 5.2 (as to each Borrower’s legal existence only), Section 5.7 or Section 5.10 or in Article 6;

(e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) above) or any other Loan Document, and such failure shall continue unremedied for more than thirty (30) days after the earlier to occur of (a) an officer of any Credit Party having knowledge thereof and (b) written notice thereof from either Agent to the Borrowers (which notice will be given at the request of any Lender);

(f) any Credit Party shall fail to make any payment whether of principal or interest, and regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure continues after the applicable grace or cure period if any, specified in the agreement relating to such Material Indebtedness;

(g) any event or condition occurs (including any “amortization event”, “termination event” or other similar event under any Receivables Purchase Facility) that results in any Material Indebtedness becoming due prior to its scheduled maturity, or (after the effluxion of any applicable grace or cure period) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 7.1(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such

Indebtedness so long as the proceeds of such sale or transfer are sufficient to, and are applied to, reduce such secured Indebtedness;

(h) any Credit Party:

(i)	becomes insolvent, or is unable to pay its obligations as they generally become due, or has ceased paying its obligations in the ordinary course of business as they generally become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;

(ii)	commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so);

(iii)	institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other similar relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)	applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

(v)	takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 7.1(h) or in Section 7.1(i), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defence thereof;

(i) any petition is filed, application made or other proceeding instituted against or in respect of any Credit Party:

(i)	seeking to adjudicate it an insolvent;

(ii)	seeking a receiving order against it;

(iii)

seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity; or

(iv)	seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property;

and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of sixty (60) days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Credit Party thereunder in the interim, such grace period will cease to apply, and provided further that if such Credit Party files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(j) any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Sections 7.1(h) or (i);

(k) one or more judgments for the payment of money in a cumulative amount in excess of Cdn.$50,000,000 (or its then equivalent in any other currency) in the aggregate is rendered against any one or more of the Credit Parties and they have not (i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has not been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

(l) this Agreement, any other Loan Document or any material obligation or other provision hereof or thereof at any time for any reason is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by any Credit Party;

(m) a Change of Control shall occur from and after the Closing Date;

(n) the Parent Borrower or any of its Subsidiaries shall, directly or indirectly, terminate or cause to terminate, in whole or in part, or initiate the termination of, in whole or in part, any Pension Plan so as to result in any liability which could reasonably be expected to have a Material Adverse Effect; (ii) any event or condition exists in respect of any Pension Plan which presents the risk of liability of the Parent Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; (iii) a going concern unfunded liability or the solvency deficiency (calculated using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles) exists under any Pension Plan, the existence of which could reasonably be expected to have a Material Adverse Effect; (iv) the Parent Borrower or any of its Subsidiaries shall fail to make minimum required contributions to amortize any funding deficiencies under a Pension Plan within the time period set out in applicable Laws or fail to make a required contribution under any Pension Plan or Benefit Plan which failure could reasonably be expected to have a Material Adverse Effect; or (v) the Parent Borrower or any of its Subsidiaries makes any improper withdrawals or applications of assets of a Pension Plan or Benefit Plan, which actions could reasonably be expected to have a Material Adverse Effect;

then, and in every such event (other than an event with respect to a Borrower described in clause (h), (i) or (j) above), and at any time thereafter during the continuance of such event, either Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind except as set out earlier in this paragraph, all of which are hereby waived by the Borrowers; and in the case of any event with respect to the Borrowers described in clause (h), (i) or (j) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, and Cover for any outstanding Bankers Acceptances and Letters of Credit, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE 8

THE AGENTS

8.1 Appointment of Agents. Each Lender and each Issuing Bank hereby designates The Bank of Nova Scotia as Administrative Agent and JPMorgan Chase Bank, N.A., as Syndication Agent to act as herein specified and as specified in the other Loan Documents. Each Lender and each Issuing Bank hereby irrevocably authorizes each Agent to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and to perform such duties thereunder as are specifically delegated to or required of such Agent by the terms thereof and such other powers as are reasonably incidental thereto. Each Agent may perform any of its duties hereunder by or through its agents or employees.

8.2 Limitation of Duties of Agents. Each Agent shall have no duties or responsibilities except those expressly set out with respect to such Agent in this Agreement and as specified in the other Loan Documents. No Agent, nor any of its Related Parties shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or wilful misconduct. The duties of each Agent shall be mechanical and administrative in nature; each Agent shall not have, by reason of this Agreement or the other Loan Documents, a fiduciary relationship in respect of any Lender or any Issuing Bank. Nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon either Agent any obligations in respect of this Agreement except as expressly set out herein. The Agents shall be under no duty to take any discretionary action permitted to be taken by it pursuant to this Agreement or the other Loan Documents unless it is requested in writing to do so by the Required Lenders. Each Lender agrees to supply the Administrative Agent with any information required by it in order to calculate the Mandatory Cost in accordance with Exhibit H hereto in respect of Euro Loans.

8.3 Lack of Reliance on the Agents.

(a) Independent Investigation. Independently, and without reliance upon each Agent, each Lender and each Issuing Bank, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Credit Parties, and, except as expressly provided in this Agreement and the other Loan Documents, each Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender or any Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the consummation of the Transactions or at any time or times thereafter.

(b) Agents Not Responsible. Neither Agent shall be responsible to any Lender or any Issuing Bank or any other Agent for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the other Loan Documents or the financial condition of the Credit Parties or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the other Loan Documents, or the financial condition of the Credit Parties, or the existence or possible existence of any Default or Event of Default.

8.4 Certain Rights of the Agents. If an Agent shall request instructions from the Lenders or the Required Lenders (as the case may be) with respect to any act or action (including the failure to act) in connection with this Agreement or the other Loan Documents, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received written instructions from the Lenders or the Required Lenders, as applicable, and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or refraining from acting under this Agreement and the other Loan Documents in accordance with the instructions of the Required Lenders, or, to the extent required by Section 9.2, all of the Lenders.

8.5 Reliance by Agents. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, electronic mail, cablegram, radiogram, order or other documentary teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Agents may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

8.6 Indemnification of Agents. To the extent an Agent is not reimbursed and indemnified by the Borrowers (including any amounts required to be paid under Section 9.3(a) or (b)), each Lender will reimburse and indemnify such Agent, in proportion to its aggregate Applicable Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they are found by a non-appealable judgment of a court of competent jurisdiction to arise from (i) the wilful misconduct, bad faith or gross negligence of such Agent (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or (ii) such Agent’s wilful breach of express duties or obligations under this Agreement or the other Loan Documents.

8.7 Agents in their Individual Capacities. With respect to its obligations under this Agreement and the Loans made by it, each of JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Toronto Branch, and The Bank of Nova Scotia, each in its capacity as a Lender hereunder, shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties, if any, specified herein; and the terms “Lenders”, “Required Lenders”, “Revolving Credit Lenders”, and any similar terms shall, unless the context clearly otherwise indicates, include each of JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Toronto Branch, and The Bank of Nova Scotia, in its capacity as a Lender hereunder. The Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties or any affiliate of the Credit Parties as if it were not performing the duties, if any, specified herein, and may accept fees and other consideration from the Credit Parties for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

8.8 May Treat Lender as Owner. The Borrowers, the Agents and the Issuing Bank may deem and treat each Lender as the owner of the Loans recorded on the Register maintained pursuant to Section 9.4(c) for all purposes hereof until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the owner of a Loan shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.

8.9 Successor Agents.

(a) Agent Resignation. Either Agent may resign at any time by giving written notice thereof to the other Agent, the Lenders, the Issuing Bank and the Borrowers, and may be removed at any time, with or without cause, by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, upon five Business Days’ notice to the Borrowers, to appoint a successor Agent (who shall not be a non-resident of Canada within the meaning of the Income Tax Act (Canada)), subject to the approval of the Borrowers, such approval not to be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Lenders and approved by the Borrowers, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then, upon five Business Days’ notice to the Borrowers, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent (subject to approval of the Borrowers, such approval not to be unreasonably withheld), which shall be a financial institution organized under the laws of Canada, the outstanding indebtedness of which is rated by any one or more of Moody’s, S&P and DBRS as A (or their equivalent rating, as the case may be) or better.

(b) Rights, Powers, etc. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

(c) Syndication Agent and Documentation Agent. The Syndication Agent and Documentation Agent shall have no roles or responsibilities hereunder in such capacity (other than, in the case of the Syndication Agent, in its role as an Agent as expressly set out in this Agreement).

ARTICLE 9

MISCELLANEOUS

9.1 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile in each case to the addressee, as follows:

(i)	if to the Borrowers or any other Credit Party:

Tim Hortons Inc.

874 Sinclair Road

Oakville, Ontario L6K 2Y1

Attention: Treasurer

Facsimile: (905) 845-3985

with a copy to:

Tim Hortons Inc.

874 Sinclair Road

Oakville, Ontario L6K 2Y1

Attention: Corporate Secretary

Facsimile: (905) 845-2931

(ii)	if to the Administrative Agent:

The Bank of Nova Scotia

40 King Street West 62nd Floor

Toronto, Ontario M5W 2X6

Attention: Managing Director

Facsimile: (416) 866-3329

And in the case of notices related to funding of Borrowings, rollovers, conversions, repayments and payments:

The Bank of Nova Scotia

GWS Loan Operations

720 King street West

Toronto, Ontario M5V 2T3

Attention: John Hall

Facsimile: (416) 866-5991

(iii)	if to the Syndication Agent:

JPMorgan Chase Bank, N.A.

IL1-0364

21 South Clark Street

Chicago, IL 60670

Attention: Dana Moran,

Facsimile: 312-212-5914.

(iv) if to any Lender or the Issuing Bank, to it at its address (or facsimile number) set out opposite its name in the execution page(s) of this Agreement.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the

Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communication to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

9.2 Waivers; Amendments.

(a) No failure or delay by the an Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by either Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether an Agent, the Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document (or any provision hereof or thereof) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (and, in the case of a waiver, amendment or modification of Section 2.21, the Swingline Lender and the Issuing Bank) or by the Borrowers and the Agents with the consent of the Required Lenders (and, in the case of a waiver, amendment or modification of Section 2.21, the Swingline Lender and the Issuing Bank) (and for greater certainty, any such waiver, amendment or modification shall not require any consent or other agreement of any Credit Party other than the Borrowers, notwithstanding that any such Credit Party may be a party to this Agreement or any other Loan Document); provided that no such agreement shall:

(i)	increase the amount or extend the expiry date of any Commitment of any Lender, other than in connection with the Commitment Increase Right;

(ii)	reduce the principal amount of any Loan or reduce the rate of interest or any fee applicable to any Loan;

(iii)	postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable in respect thereof, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment;

(iv)	change Section 2.6 in a manner that would alter the pro rata application of any cancellation of the Revolving Credit Commitments or Section 2.16 in a manner that would alter the pro rata sharing of payments required thereby;

(v)	change any of the provisions of this Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder;

(vi)	waive any Event of Default under Section 7.1(h), (i) or (j);

(vii)	release the Parent Guarantee or any Subsidiary Guarantee, provided that this Section 9.2(b)(vii) shall not apply with respect to any revocation of any designation of a Guarantor pursuant to Section 5.9;

in each case without the prior written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agents, the Issuing Bank or the Swingline Lender hereunder, as the case may be, without the prior written consent of the Agents, the Issuing Bank or the Swingline Lender (as applicable).

Further, unless otherwise expressly indicated herein, all decisions or actions to be taken by the Agents hereunder shall require the unanimous written consent of each Agent.

9.3 Expenses; Indemnity; Damage Waiver.

(a) Each Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of one set of counsel for the Agents and all applicable Taxes, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents, (ii) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of one set of counsel for the Agents and applicable Taxes, in connection with any amendments, modifications or waivers of the provisions hereof or of any of the other Loan Documents, (whether or not the transactions contemplated hereby or thereby shall be consummated), and (iii) all reasonable out-of-pocket expenses incurred by the Agents or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Agents or any Lender and all applicable Taxes, in connection with the enforcement or protection of their rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Each Borrower shall indemnify the Agents, the Issuing Bank and each Lender, as well as each of their Related Parties and each assignee of any of the foregoing Persons (each such Person and each such assignee being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all obligations, penalties, judgments, suits, costs, losses, claims, actions, damages, expenses and liabilities of whatsoever nature or kind and all reasonable out-of-pocket expenses and all applicable Taxes to which any Indemnitee may become subject arising out of or in connection with (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, and the consummation of the Transactions or any other transactions thereunder, (ii) any Loan or Letter of Credit or any actual or proposed use of the proceeds therefrom, including any refusal by the Issuing Bank to honour a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent Borrower or any Subsidiaries of the Borrowers, or any Environmental Liability related in any way to the Parent Borrower or any Subsidiaries of the Borrowers, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (v) any other aspect of this Agreement and the other Loan Documents, or (vi) the enforcement of any Indemnitee’s rights hereunder and any related investigation, defence, preparation of defence, litigation and enquiries, in each case regardless of whether or not the Acquisition is consummated; provided that the foregoing indemnity will not, as to any Indemnitee, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a non-appealable judgment of a court of competent jurisdiction to arise from (i) the wilful misconduct, bad faith or gross negligence of such Indemnitee, (ii) an Indemnitee’s wilful breach of express duties or obligations under this Agreement or the other Loan Documents, or (iii) any dispute, claim or other matter between or among the Lenders. If any action shall be brought against any Indemnitee with respect to which indemnification may be sought against the Borrowers under this Agreement, the Indemnitee shall promptly notify the Borrowers in writing and the Borrowers shall, if requested by the Indemnitee or if the Borrowers desire to do so, assume the defence thereof, including the employment of counsel reasonably satisfactory to the Indemnitee and payment of all reasonable fees and expenses. The failure to so notify the Borrowers shall not affect any obligations the Borrowers may have to the Indemnitee under this Agreement or otherwise unless (and then only to the extent that) the Borrowers are materially adversely affected by such failure. The Indemnitee shall have the right to employ separate counsel in such action and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee, unless (i) the Borrowers have failed to assume the defence and employ counsel reasonably satisfactory to the Indemnitee, or (ii) the named parties to any such action (including any impleaded parties) include the Indemnitee and the Borrowers, and the Indemnitee shall have been advised by counsel that there may be one or more legal defences available to it which are different from or additional to those available to the Borrowers, in which case, if such Indemnitee notifies the Borrowers in writing that it elects to employ separate counsel at the Borrowers’ expense, the Borrowers shall not have the right to assume the defence of such action or proceeding on behalf of such Indemnitee; provided, however, that the Borrowers shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel, which counsel shall be designated by the Lead Arrangers and/or their affiliates. The Borrowers shall not be liable for any settlement of any such action effected without the Borrowers’ written consent (which shall not be unreasonably withheld) and the Borrowers agree to indemnify and hold harmless the Indemnitees from and against any loss or liability by reason of settlement of any action effected with the Borrowers’ consent. In addition, the Borrowers will not, without the prior written consent of the applicable Indemnitee, settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any indemnified applicable person is a party thereto) unless such settlement, compromise, consent or termination includes an express unconditional release of the Indemnitees and/or their respective affiliates, satisfactory in form and substance to the Indemnitees and/or their respective affiliates, from all liability arising out of such action, claim, suit or proceeding.

(c) Each of the Borrowers and each Indemnitee shall not assert, and hereby waives (to the fullest extent permitted by applicable Law), any claim against any Indemnitee or any Credit Party, respectively, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document, or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(d) Any inspection of any property of any Credit Party made by or through an Agent or any Lender is for purposes of administration of the Revolving Credit only, and no Credit Party is entitled to rely upon the same (whether or not such inspections are at the expense of the Borrowers).

(e) By accepting or approving anything required to be observed, performed, fulfilled or given to the Agents or the Lenders pursuant to the Loan Documents, neither the Agents nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Agents or the Lenders.

(f) The relationship between the Borrowers and the Agents and the Lenders is, and shall at all times remain, solely that of borrower and lenders. Neither the Agents nor the Lenders shall under any circumstance be construed to be partners or joint venturers of the Borrowers or their Affiliates. Neither the Agents nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrowers or their Affiliates, or to owe any fiduciary duty to any Borrower or its Affiliates. Neither the Agents nor the Lenders undertake or assume any responsibility or duty to the Borrowers or their Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrowers or their Affiliates of any matter in connection with their property or the operations of the Borrowers or their Affiliates. The Borrowers and their Affiliates shall rely entirely upon their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Agents or the Lenders in connection with such matters is solely for the protection of the Agents and the Lenders, and neither the Borrowers nor any other Person is entitled to rely thereon.

(g) The Agents and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of any Credit Party and/or its Affiliates and each Borrower hereby indemnifies and holds the Agents and the Lenders harmless on the terms set out in Section 9.3(b) from any such loss, damage, liability or claim.

(h) This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrowers, the Agents and the Lenders in connection with the Loans, and is made for the sole benefit of the Borrowers, the Agents and the Lenders, and the Agents’s and each Lender’s successors and assigns. Except as provided in Sections 9.3(b) and 9.4, no other Person shall have any rights of any nature hereunder or by reason hereof.

(i) All amounts due under this Section 9.3 shall be payable not later than five (5) Business Days after written demand therefor.

9.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder to any Credit Party, any Subsidiary thereof or any Affiliate of any Credit Party or Subsidiary thereof, or otherwise except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignee) all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate or an Approved Fund of any Lender, the applicable Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) the Agents must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); (iii) in the case of an assignment of all or a portion of a Revolving Credit Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, the applicable Issuing Bank or the Swingline Lender must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); and provided further that (iv) no Borrower’s consent shall be required with respect to any assignment made at any time after the occurrence and during the continuance of an Event of Default, (v) except in the case of an assignment to a Lender or a Lender Affiliate or an Approved Fund of any Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Assumption relating to such assignment is delivered to the Administrative Agent) shall not be less than Cdn.$5,000,000, unless each Borrower and the Agents otherwise consent in writing and the amount held by each Lender after each such assignment shall not be less than Cdn.$5,000,000, unless each Borrower and the Agents otherwise consent in writing, (vi) each partial assignment in respect of a Commitment and the related Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitment and the related Loans, (vii) the parties to each assignment shall execute and deliver to the Administrative Agent (A) an Assignment and Assumption; and (B) (except in the case of an assignment to a Lender or a Lender Affiliate or an Approved Fund of any Lender) a processing and recordation fee of Cdn.$3,500, payable by the assigning Lender, (viii) provided that no Default or Event of Default has occurred and is then continuing, in the case of an assignment of a Revolving Credit Commitment by a Canadian Resident Lender to a Foreign Lender, such Foreign Lender shall not be entitled to require any payment under Section 2.15(a)(i) or Section 2.15(c) as a result of any Canadian withholding tax which may be exigible in respect of any payment of interest by a Borrower to such Foreign Lender hereunder, and (ix) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. The Administrative Agent shall provide the Borrowers and each Lender with written notice of any change in (or new) address of a Lender disclosed in an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to Section 9.4(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have all of the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, and 2.15 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(e).

(c) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Toronto a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Revolving Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time, (such registers being hereafter, the “Registers”). The entries in the Registers shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank, and the Lenders may treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Registers shall be available for inspection by the Borrowers, the Issuing Bank and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.4(b) and any written consent to such assignment required by Section 9.4(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.4(d).

(e) Any Lender may, without notice to the Borrowers or the consent of the Borrowers, the Administrative Agent, the Issuing Banks or the Swingline Lenders, sell participations to one or more Persons (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to Section 9.4(f), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 9.4(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the applicable Borrower, to comply with Section 2.15(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Any assignment or grant of a participation pursuant to Section 9.4 shall constitute neither a repayment by a Borrower to the assigning or granting Lender of any Loan included therein, nor a new advance of any such Loan to a Borrower by such Lender or by the Assignee or Participant, as the case may be. The parties acknowledge that each Borrower’s obligations hereunder with respect to any such Loans will continue and will not constitute new obligations as a result of such assignment or participation.

9.5 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that an Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. All indemnities contained in Sections 2.13, 2.14, 2.15, 9.3 and Article 8 shall survive and remain in full force and effect, regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed original counterpart of a signature page of this Agreement by facsimile shall be as effective as delivery of a manually executed original counterpart of this Agreement.

9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8 Right of Set Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all of the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set off) which such Lender may have and such Lender agrees to promptly notify such Borrower and the Agents after any such set off; provided that any failure or delay in providing any such notice shall not affect the validity of any such action.

9.9 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the Laws of the Province of Ontario.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Courts of the Province of Ontario, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or any other Loan Document or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in Ontario. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that the an Agent, the Issuing Bank, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or their properties in the courts of any other jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 9.9(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, any forum non conveniens defence to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12 Confidentiality. Each Agent, the Issuing Bank, and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their Affiliates, directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or other Governmental Authority,

(c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of either of the Borrowers, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to an Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than a Borrower. For the purposes of this Section, “Information” means all non-public information received from the Borrowers relating to the Borrowers, any of their Subsidiaries, or their respective business, other than any such information that is available to the an Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers. With respect to the disclosures made under clauses (b) and (c) above (other than in connection with customary examinations by bank regulators), each Agent, each Issuing Bank and each Lender agrees to give the Borrowers written notice as soon as practicable after learning that disclosure must be made, describing the Information that will be disclosed and the approximate date of disclosure. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with such Act.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address:	THE TDL GROUP CORP., as Borrower

874 Sinclair Road
Oakville, Ontario L6K 2Y1	By:	/s/ Cynthia J. Devine
Attention: Corporate Secretary	Name:	Cynthia J. Devine
Facsimile No.: (905) 845-2931	Title:	Chief Financial Officer

	By:	/s/ Diana Fife
	Name:	Diana Fife
	Title:	Treasurer

Address:	TIM HORTONS INC., as Borrower

874 Sinclair Road
Oakville, Ontario L6K 2Y1	By:	/s/ Cynthia J. Devine
Attention: Corporate Secretary	Name:	Cynthia J. Devine
Facsimile No.: (905) 845-2931	Title:	Chief Financial Officer

	By:	/s/ Jill E. Aebker
	Name:	Jill E. Aebker
	Title:	Deputy General Counsel and Secretary

[Signatures continued on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address:	THE BANK OF NOVA SCOTIA, as Administrative Agent

Scotia Plaza
40 King Street West 62nd Floor
Toronto, Ontario M5W 2X6	By:	/s/ Alastair Borthwick
Attention: Managing Director	Name:	Alastair Borthwick
Facsimile: (416) 866-3329	Title:	Managing Director

	By:	/s/ Kimberley Snyder
	Name:	Kimberley Snyder
	Title:	Associate Director

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address: IL1-0364 21 South Clark Street	JPMORGAN CHASE BANK, N.A., as Syndication Agent
Chicago, IL 60670	By:	/s/ Dana J. Moran
Attention: Dana Moran	Name:	Dana J. Moran
Facsimile: (312) 212-5914	Title:	Vice President

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address:	JPMORGAN CHASE BANK, N.A. TORONTO BRANCH, as Lender
200 Bay Street, Suite 1800
Royal Bank Plaza, South Tower
Toronto, ON M5J 2J2	By:	/s/ Dana J. Moran
Attention: Dana Moran	Name:	Dana J. Moran
Facsimile No.: (312) 212-5914	Title:	Vice President

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address:	THE BANK OF NOVA SCOTIA, as Lender and Issuing Bank

2 Robert Speck Parkway Suite 400
Mississauga, ON L4Z 1H8	By:	/s/ Charlie Gregoriou
Attention: Charlie Gregoriou	Name:	Charlie Gregoriou
Facsimile No.: (905) 276-4920	Title:	Sr CSM

	By:	/s/ Eric Borromeo
	Name:	Eric Borromeo
	Title:	Sr CSM

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address: 200 Bay Street 5th Floor, South Tower Royal Bank Plaza Toronto ON M5J 2W7	ROYAL BANK OF CANADA, as Lender
Attention: Vice President / Managing Director	By:	/s/ Chris Cowan
Facsimile: (416) 842-5321	Name:	Chris Cowan
	Title:	Authorized Signatory

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address: 123 Front Street West, Suite 1100 Toronto, ON M5J 2M3	CITIBANK, N.A. Canadian Branch, as Lender

Attention:	By:	/s/ John Hastings
Facsimile:	Name:	John Hastings
	Title:	Principal Officer

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address: 161 Bay Street, 8th Floor Toronto, ON MSJ 258 Attention:Brian Mullan, Director Facsimile (416) 956-3810	CANADIAN IMPERIAL BANK OF COMMERCE, as Lender
	By:	/s/ Brian Mullan
	Name:	Brian Mullan
	Title:	Director

	By:	/s/ Steve Nishimura
	Name:	Steve Nishimura
	Title:	Managing Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address: 181 Bay Street, STE 409 Toronto, Ontario MSJ 2V8 Attention: Andrew Riddell, SVP.	BANK OF AMERICA, N.A., as Lender
Facsimile (416) 369-8148	By:	/s/ Medina Sales De Andrade
	Name:	Medina Sales De Andrade
	Title:	Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address: Investment Banking – Corporate Credit 66 Wellington Street West TD Tower, 8th Floor Toronto, ON M5K 1A2	THE TORONTO-DOMINION BANK, as Lender

Attention:	By:	/s/ Tim Thomas
Facsimile	Name:	Tim Thomas
	Title:	Managing Director

	By:	/s/ Sanup Gupta
	Name:	Sanup Gupta
	Title:	Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address: 130 King Street West, Suite 2140 Toronto, ON M5X 1E4 Attention: Account Manager Facsimile No.: (416) 361-0085	PNC BANK CANADA BRANCH, as Lender
	By:	/s/ Mike Danby
	Name:	Mike Danby
	Title:	Assistant Vice President

	By:	/s/ Bill Hines
	Name:	Bill Hines
	Title:	Senior Vice President & Principal Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address: Corporate Finance, Personal & Commercial Client Group 11th Floor, 1 First Canadian Place Toronto, ON M5X 1A1	BANK OF MONTREAL, as Lender
Attention:	By:	/s/ David Graham
Facsimile No.:	Name:	David Graham
	Title:	Director

EXHIBIT A

FORM OF BORROWING REQUEST FOR REVOLVING CREDIT

TO:	THE BANK OF NOVA SCOTIA

RE:	Credit agreement dated as of December 13, 2010 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tim Hortons Inc. and The TDL Group Corp. as Borrowers (each, a “Borrower”, as applicable), The Bank of Nova Scotia, as Administrative Agent, JPMorgan Securities Canada Inc., as Syndication Agent and the Lenders now or hereafter parties thereto.

We refer to the Revolving Credit constituted by the Credit Agreement and we hereby give you notice that on [insert date] we wish to obtain a Borrowing in the aggregate amount of [Canadian$][U.S.$][Euro][ ].

The Borrowing requested hereby is to take the form of (check the appropriate box):

[        ]        a B/A Borrowing

[        ]        a Prime Borrowing

[        ]        a Base Rate Borrowing

[        ]        a LIBO Rate Borrowing

[        ]        a Euro Rate Borrowing

[        ]        a Letter of Credit

[The Contract Period in respect of the B/A Borrowing requested hereby is — months. The Interest Period in respect of the LIBO Rate Borrowing or Euro Rate Borrowing requested hereby is — months.]

We hereby certify, after due and careful investigation, that:1

(i)	each of the representations and warranties made by the Borrowers in the Credit Agreement are true and correct in all material respects on and as of the date hereof except to the extent that (i) any change to the representations and warranties has been disclosed to the Administrative Agent and accepted by the Required Lenders, or (ii) any representation and warranty is stated to be made as of a particular time; and

(ii)	on and as of the date hereof, no Default has occurred and is continuing.

[1]	This certification need not be made on conversions or rollovers.

Note: A separate Borrowing Request must be submitted for each Type of Borrowing.

All terms defined in the Credit Agreement and used herein have the meanings given to them by the Credit Agreement.

DATED: [ ]

[THE TDL GROUP CORP. or TIM HORTONS INC., as applicable]

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set out below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified or restated from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set out in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set out herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrowers:	Tim Hortons Inc. and The TDL Group Corp.

4.	Administrative Agent:	The Bank of Nova Scotia, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit agreement dated as of December 13, 2010 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tim Hortons Inc. and The TDL Group Corp. as Borrowers (each, a “Borrower”, as applicable), The Bank of Nova

[2]	Select as applicable.

Scotia, as Administrative Agent, JPMorgan Securities Canada Inc., as Syndication Agent and the Lenders now or hereafter parties thereto

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
Revolving Credit	$	$	%

Effective Date:                              , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set out in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and]4 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as

  Administrative Agent

By
Title:

[Consented to:]5

[NAME OF RELEVANT PARTY]

By
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of Section 9.4 of the Credit Agreement.
[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of Section 9.4 of the Credit Agreement.

ANNEX 1

Credit Agreement dated as of December 13, 2010 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tim Hortons Inc. and The TDL Group Corp. as Borrowers, The Bank of Nova Scotia, as Administrative Agent, JPMorgan Chase Bank N.A. as Syndication Agent and the Lenders now or hereafter parties thereto.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document [, and (c) attaches the Note(s) held by it evidencing the Assigned Facilities and requests that the Administrative Agent exchange such Note(s) for a replacement Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a replacement Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)]. [Delete bracketed language if Assignor does not hold Note(s).]

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of each of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrued subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for the periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	THE BANK OF NOVA SCOTIA, as administrative agent under the Credit Agreement (the “Administrative Agent”)

AND TO:	The lenders from time to time parties to the Credit Agreement (the “Lenders”)

Reference is made to the credit agreement dated as of December 13, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tim Hortons Inc. and The TDL Group Corp. as Borrowers, The Bank of Nova Scotia, as Administrative Agent, JPMorgan Chase Bank N.A., as Syndication Agent and the Lenders now or hereafter parties thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned, a Responsible Officer of the Parent Borrower, in that capacity and not personally, hereby certifies that, as of the date hereof, (a) a review of the consolidated financial statements of the Borrowers and their Subsidiaries for the Fiscal Quarter ended [Specify last day of Fiscal Quarter], and of the activities of the Borrowers and their Subsidiaries during such Fiscal Quarter has been made under the supervision of the undersigned with a view to determining whether the Borrowers and their Subsidiaries have fulfilled all of their obligations under the Credit Agreement and the other Loan Documents, (b) the Borrowers and their Subsidiaries have fulfilled their obligations under the Credit Agreement and the other Loan Documents and all representations and warranties made in the Credit Agreement continue to be true and correct as if made on the date hereof except to the extent that (i) any change to the representations and warranties has been disclosed to the Agents and accepted by the Required Lenders, or (ii) any representation and warranty is stated to be made as of a particular time, and (c) as at the end of the Fiscal Quarter ended [Specify last day of Fiscal Quarter], the Parent Borrower was in compliance with each of the financial covenants set forth in Section 5.11 of the Credit Agreement. The Parent Borrower’s compliance with each of such financial covenants as at the end of such Fiscal Quarter is demonstrated by the figures set out on the financial covenant compliance worksheet attached hereto as Annex A.

DATED: [ ]

Name:
Title:	[Chief Financial Officer]

EXHIBIT D

FORM OF PARENT BORROWER GUARANTEE

TO:	THE BANK OF NOVA SCOTIA, as administrative agent (the “Administrative Agent”) under the Credit Agreement (as defined below)

THIS GUARANTEE is made this — day of —, 20—

WHEREAS the undersigned (hereinafter referred to as the “Guarantor”) has agreed to provide the Administrative Agent with a guarantee of the Obligations (as hereinafter defined) of The TDL Group Corp. (the “Subsidiary Borrower”) pursuant to and subject to the terms of the credit agreement dated the 13th day of December, 2010 between, inter alia, the Guarantor, the Subsidiary Borrower, the Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent and the Lenders from time to time parties thereto, as the same may be supplemented, amended, restated or replaced from time to time (the “Credit Agreement”);

NOW THEREFORE THIS GUARANTEE WITNESSES that in consideration of the premises and the covenants and agreements herein contained, the sum of $1.00 now paid by the Administrative Agent to the Guarantor and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Guarantor covenants with the Administrative Agent as follows:

ARTICLE 1

GUARANTEE

1.1	Guarantee

The Guarantor hereby unconditionally (except to the extent otherwise provided herein) and irrevocably guarantees in favour of the Agents and each of the Lenders the due and punctual payment and performance of all indebtedness, liabilities and obligations of any kind whatsoever (whether present or future, direct or indirect, absolute or contingent, matured or unmatured) now or hereafter owing by the Subsidiary Borrower to the Agents, the Lenders or any one of them, in connection with or with respect to the Credit Agreement and the other Loan Documents (collectively the “Obligations”) as and when the same shall from time to time become due and payable in accordance with the terms of the Credit Agreement provided that an Event of Default shall have occurred, unless such Event of Default shall have been cured or shall have been expressly waived pursuant to the terms of the Credit Agreement (any such Event of Default which has not been cured or so expressly waived being hereinafter referred to as an “Actionable Event of Default”). If any or all of the Obligations are not duly paid by the Subsidiary Borrower and are not recoverable under the foregoing guarantee, and provided that an Actionable Event of Default shall have occurred and then be continuing, the Guarantor will, as a separate and distinct obligation, indemnify and save harmless the Agents and the Lenders, from and against all losses resulting from the failure of the Subsidiary Borrower to pay such Obligations. If any or all of the Obligations are not duly paid by the Subsidiary Borrower and are not recoverable under the foregoing guarantee or indemnity, for any reason whatsoever, and provided that an Actionable Event of Default shall have occurred and then be continuing, such Obligations will, as a separate and distinct obligation, be recoverable from the Guarantor as primary obligor. Any amounts payable by the Guarantor under this Guarantee which are not paid forthwith upon demand therefor by the Administrative Agent will bear interest from the date of such demand at the rate or rates applicable to the corresponding Obligations.

1.2	Obligation Absolute

The liability of the Guarantor hereunder will be absolute and unconditional (except to the extent otherwise provided herein) save and except as limited in accordance with the terms of the Credit Agreement and will not be affected by:

(a)	any lack of validity or enforceability of any agreement between the Subsidiary Borrower and each Agent and each Lender or of the guarantee of any other Guarantor of the Obligations;

(b)	any impossibility, impracticability, frustration of purpose, illegality, force majeure or act of government;

(c)	the bankruptcy, winding-up, liquidation, dissolution or insolvency of the Subsidiary Borrower or any other Guarantor or the amalgamation of or any change in the status, function, control or ownership of, the Subsidiary Borrower, the Guarantor, any Agent or Lender or any other Guarantor;

(d)	the release or amendment of any other guarantee of the Obligations;

(e)	any lack or limitation of power, incapacity or disability on the part of the Subsidiary Borrower or of the directors, officers or agents thereof or any other irregularity, defect or informality on the part of the Subsidiary Borrower in its obligations to each Agent and each Lender; or

(f)	any other law, regulation or other circumstance that might otherwise constitute a defence available to, or a discharge of, the Subsidiary Borrower in respect of any or all of the Obligations.

1.3	Postponement

Except as otherwise permitted under the Credit Agreement, all present and future indebtedness and liability of the Subsidiary Borrower to the Guarantor is hereby postponed to the Obligations. In case of liquidation, winding up or bankruptcy of the Subsidiary Borrower (whether voluntary or involuntary) or if the Subsidiary Borrower makes any composition with creditors or scheme of arrangement otherwise than as permitted under Section 6.3 of the Credit Agreement, the Agents and the Lenders will have the right to rank for their full claims and receive all dividends or other payments in respect thereof in priority to the Guarantor until the claims of the Agents and the Lenders have been paid in full, and the Guarantor will continue to be liable hereunder for any balance which may be owing to the Agents or any Lender by the Subsidiary Borrower. The foregoing provisions of this Section 1.3 will not in any way limit or lessen the liability of the Guarantor under any other Section of this Guarantee.

ARTICLE 2

DEALINGS WITH SUBSIDIARY BORROWER AND OTHERS

2.1	No Release

The liability of the Guarantor hereunder will not be released, discharged, limited or in any way affected by anything done, suffered or permitted by the Agents and/or the Lenders in connection with any duties or liabilities of the Subsidiary Borrower to the Agents and/or the Lenders or any other guarantee therefor including any loss of or in respect of any security received by the Administrative Agent from the Subsidiary Borrower or others. Without limiting the generality of the foregoing, and without releasing, discharging, limiting or otherwise affecting in whole or in part the Guarantor’s liability hereunder, without obtaining the consent of the Guarantor, the Agents and the Lenders may, subject to the terms of the Credit Agreement:

(a)	agree to any change in the time, manner or place of payment under, or in any other term of, any agreement between the Subsidiary Borrower and the Agents and/or the Lenders;

(b)	grant time, renewals, extensions, indulgences, releases and discharges to the Subsidiary Borrower;

(c)	take or abstain from taking or enforcing securities or collateral from the Subsidiary Borrower or from perfecting securities or collateral of the Subsidiary Borrower; accept compromises from the Subsidiary Borrower; and

(d)	apply all money at any time received from the Subsidiary Borrower or from securities or collateral received from the Subsidiary Borrower in accordance with the Credit Agreement.

2.2	Intentionally Deleted

2.3	No Exhaustion of Remedies

The Agents and the Lenders will not be bound or obligated to proceed against or exhaust its recourse against the Subsidiary Borrower or other persons or any securities or collateral it may hold or take any other action before being entitled to demand payment from the Guarantor hereunder provided that an Actionable Event of Default shall have occurred and then be continuing.

2.4	Prima Facie Evidence

Any account settled or stated in writing by or between an Agent or any Lender and the Subsidiary Borrower will, in the absence of manifest error, be prima facie evidence that the balance or amount thereof, appearing due to such Agent or such Lender and, is actually so due or, appearing as having been paid, has actually been paid.

2.5	Set-off

In any claim by an Agent or any Lender against the Guarantor, the Guarantor may not assert any set-off or counterclaim that it or the Subsidiary Borrower may have against such Agent or such Lender.

Each of the Agents and any Lender may, upon the occurrence and during the continuance of an Actionable Event of Default and to the fullest extent permitted by law, set-off and apply any and all deposits at any time held and other indebtedness at any time owing by such Agent or Lender to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guarantee or any other Loan Document even if (a) the Administrative Agent has not made any demand hereunder, (b) Obligations are contingent or unmatured, or (c) the Obligations are not in the same currency as the offsetting deposits or indebtedness which may be owing by such Agent or any such Lender.

2.6	Continuing Guarantee

The obligations of the Guarantor hereunder will constitute and be continuing obligations and will apply to and secure any ultimate balance due or remaining due to the Agents and the Lenders in respect of the Obligations and will not be considered as wholly or partially satisfied by the payment or liquidation at any time of any sum of money for the time being due or remaining unpaid to the Agents or the Lenders. This Guarantee will continue to be effective even if at any time any payment of any of the Obligations is rendered unenforceable or is rescinded or must otherwise be returned by the an Agent or any Lender or upon the occurrence of any action or event including the insolvency, bankruptcy or reorganization of the Subsidiary Borrower, all as though such payment had not been made.

2.7	Remedies Cumulative

No remedy herein conferred upon or reserved to the Agents or the Lenders is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now existing or hereafter to exist by law.

ARTICLE 3

DEMAND

3.1	Demand

If any Obligation is not paid or performed for any reason whatsoever, including upon demand by the Administrative Agent after the occurrence and during the continuance of an Actionable Event of Default, the Administrative Agent may demand forthwith from the Guarantor the total amount of such Obligation. The Guarantor will make payment to or performance in favour of the Administrative Agent of the total amount of such Obligation hereunder forthwith after demand therefor is made to the Guarantor. The Guarantor will also make payment to the Administrative Agent forthwith upon demand of all reasonable costs and expenses incurred by the Administrative Agent, including the reasonable fees and disbursements of third-party counsel to the Administrative Agent, in enforcing this Guarantee to the extent that the Guarantor does not comply with the terms herein.

ARTICLE 4

SUBROGATION

4.1	Subrogation

The Guarantor will not be entitled to subrogation until (i) the Guarantor makes payment to the Administrative Agent of all amounts owing by the Guarantor under this Guarantee; and (ii) the Obligations are paid in full, and in each case, no such payment is subject to rescission or other like return. Thereafter, the Administrative Agent will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations and any security held therefor resulting from such payment by the Guarantor.

ARTICLE 5

BENEFIT

5.1	Benefit

This Guarantee is entered into with the Administrative Agent for its own benefit and for the benefit of the Syndication Agent and the Lenders in accordance with the Credit Agreement and the other Loan Documents.

ARTICLE 6

TAXES AND FOREIGN CURRENCY OBLIGATIONS

6.1	Taxes

(a)	Any and all payments by or on account of any obligation of the Guarantor hereunder shall be made free and clear of, and without deduction or withholding for, or on account of, any Indemnified Taxes; provided that if the Guarantor shall be required to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 6.1), the Administrative Agent, or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made, (ii) the Guarantor shall make such deduction or withholding, and (iii) the Guarantor shall pay to the relevant Governmental Authority in accordance with applicable Law the full amount deducted or withheld.

(b)	In addition to the payments by the Guarantor required by Section 6.1(a), the Guarantor shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Guarantee to the relevant Governmental Authority in accordance with applicable Law.

(c)	The Guarantor shall indemnify each of the Administrative Agent and the Lenders, within 30 days after written demand therefor, for the full amount of any

Indemnified Taxes or Taxes described in Section 6.1(b) paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Guarantor hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 6.1) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties, interest and expenses caused by the gross negligence or wilful misconduct of the Administrative Agent or Lender, as the case may be), whether or not such Indemnified Taxes or Taxes described in Section 6.1(b) were correctly or legally asserted or imposed by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, delivered to the Guarantor by a Lender (or by the Administrative Agent on its own behalf or on behalf of a Lender or, shall be conclusive absent manifest error).

(d)	As soon as practicable after any payment of Indemnified Taxes or Taxes described in Section 6.1(b) by the Guarantor to a Governmental Authority, the Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)	Any Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Guarantor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Guarantee shall deliver to the Guarantor (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or otherwise as reasonably requested by the Guarantor as will permit such payments to be made without withholding or at a reduced rate of withholding.

(f)

If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes, as to which it has been indemnified by the Guarantor or with respect to which the Guarantor has paid additional amounts pursuant to this Section 6.1, it shall pay over such refund to the Guarantor (but only to the extent of indemnity payments made, or additional amount paid, by the Guarantor under this Section 6.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Guarantor, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event that such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 6.1(f) shall not be construed to require any Agent or any Lender to make available its Tax Returns (or any other information relating to its taxes which it deems confidential) to the Guarantor or any other Person. Nothing herein contained shall interfere with the right of any Lender to arrange its affairs in whatsoever manner it thinks fit and, in particular, no Lender shall be under any obligation to claim relief for tax purposes on its corporate profits or otherwise, or to claim such relief in priority to any other claims, reliefs, credits or deductions available to it or to disclose details of its affairs.

6.2	Survival of Gross-up for Withholding Taxes Provisions

The provisions of Section 6.1 shall survive any termination or discharge of this Guarantee, the Credit Agreement and shall survive the defeasance or repayment of all or any of the Obligations.

6.3	Foreign Currency Obligations.

The Guarantor will make payment relative to each Obligation in the currency (the “Original Currency”) in which the Subsidiary Borrower is required to pay such Obligation. If the Guarantor makes payment relative to any Obligation in a currency (the “Other Currency”) other than the Original Currency (whether voluntarily or pursuant to an order or judgment of a court or tribunal of any jurisdiction), such payment will constitute a discharge of the liability of the Guarantor hereunder in respect of such Obligation only to the extent of the amount of the Original Currency which the Administrative Agent is able to purchase at Toronto, Ontario with the amount it receives on the date of receipt. If the amount of the Original Currency which the Administrative Agent is able to purchase is less than the amount of such currency originally due to it in respect to the relevant Obligation, the Guarantor will indemnify and save the Agents and the Lenders harmless from and against any loss or damage arising as a result of such deficiency. This indemnity will constitute an obligation separate and independent from the other obligations contained in this Guarantee will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by an Agent or any Lender and will continue in full force and effect notwithstanding any judgment or order in respect of any amount due hereunder or under any judgment or order.

ARTICLE 7

GENERAL

7.1	Binding Effect of the Guarantee

This Guarantee will be binding upon the successors of the Guarantor and will enure to the benefit of the Agents and Lenders and their respective successors and assigns.

7.2	Entire Agreement

This Guarantee, together with the applicable provisions of the other Loan Documents, constitutes the entire agreement between the Guarantor and the Administrative Agent with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between such parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties relating to this Guarantee except as expressly set forth herein or in the other Loan Documents. The Administrative Agent will not be bound by any representations or promises made by the Subsidiary Borrower to the Guarantor and possession of this Guarantee by the Administrative Agent will be conclusive evidence against the Guarantor that the Guarantee was not delivered in escrow or pursuant to any agreement that it should not be effective until any condition precedent or subsequent has been complied with.

7.3	Amendments and Waivers

No amendment to this Guarantee will be valid or binding unless set forth in writing and duly executed by the Guarantor and the Administrative Agent. No waiver of any breach of any provision of this Guarantee will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

7.4	Severability

If any provision of this Guarantee is determined to be invalid or unenforceable in whole or in part. such invalidity or unenforceability will attach only to such provision or part thereof, and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

7.5	Notices

Any notice to be given in connection with this Agreement shall be provided in writing to the party for whom it is intended and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile in each case to the addressee, as follows:

(a)	To the Guarantor:

Tim Hortons Inc.

874 Sinclair Road

Oakville, Ontario L6K 2Y1

Attention: Treasurer

Facsimile: (905) 845-3985

(b)	To the Administrative Agent:

The Bank of Nova Scotia

40 King Street West 62nd Floor

Toronto, Ontario M5W 2X6

Attention: Managing Director

Facsimile: (416) 866-3329

or such other mailing or facsimile address as may be designated by notice given by any party to the other. Unless the law deems a particular notice to be received earlier, a notice shall not be deemed received until actual receipt by the other party of an original of such notice or facsimile thereof if sent by facsimile transmission.

7.6	Discharge

The Guarantor will not be discharged from any of its obligations hereunder except by a release or discharge signed in writing by the Administrative Agent, which the Administrative Agent shall provide immediately following the payment in full of the Obligations.

7.7	Governing Law

This Guarantee will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

7.8	Headings

The division of this Guarantee into Articles and Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Guarantee. The terms “hereof’, “hereunder” and similar expressions refer to this Guarantee and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Guarantee.

7.9	Extended Meanings

In this Guarantee, words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

7.10	Definitions

Terms capitalized herein but not otherwise defined shall have the meaning attributed thereto in the Credit Agreement.

7.11	Assignment

The Guarantor may not assign this Guarantee or any rights or obligations under this Guarantee, except as provided in the Credit Agreement.

7.12	Executed Copy

The Guarantor acknowledges receipt of a fully executed copy of this Guarantee.

[Signature page to follow]

IN WITNESS WHEREOF the Guarantor has signed this Guarantee.

TIM HORTONS INC.

Per:
Name:
Title:

Per:
Name:
Title:
I/We have the authority to bind the corporation

EXHIBIT E

FORM OF SUBSIDIARY BORROWER GUARANTEE

TO:	THE BANK OF NOVA SCOTIA, as administrative agent (the “Administrative Agent”) under the Credit Agreement (as defined below)

THIS GUARANTEE is made this — day of —, 20—

WHEREAS the undersigned (hereinafter referred to as the “Guarantor”) has agreed to provide the Administrative Agent with a guarantee of the Obligations (as hereinafter defined) of Tim Hortons Inc. (the “Parent Borrower”) pursuant to and subject to the terms of the credit agreement dated the 13th day of December, 2010 between, inter alia, the Guarantor, the Parent Borrower, the Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent and the Lenders from time to time parties thereto, as the same may be supplemented, amended, restated or replaced from time to time (the “Credit Agreement”);

NOW THEREFORE THIS GUARANTEE WITNESSES that in consideration of the premises and the covenants and agreements herein contained, the sum of S 1.00 now paid by the Administrative Agent to the Guarantor and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Guarantor covenants with the Administrative Agent as follows:

ARTICLE 1

GUARANTEE

1.1	Guarantee

The Guarantor hereby unconditionally (except to the extent otherwise provided herein) and irrevocably guarantees in favour of the Agents and each of the Lenders the due and punctual payment and performance of all indebtedness, liabilities and obligations of any kind whatsoever (whether present or future, direct or indirect, absolute or contingent, matured or unmatured) now or hereafter owing by the Parent Borrower to the Agents, the Lenders or any one of them, in connection with or with respect to the Credit Agreement and the other Loan Documents (collectively the “Obligations”) as and when the same shall from time to time become due and payable in accordance with the terms of the Credit Agreement provided that an Event of Default shall have occurred, unless such Event of Default shall have been cured or shall have been expressly waived pursuant to the terms of the Credit Agreement (any such Event of Default which has not been cured or so expressly waived being hereinafter referred to as an “Actionable Event of Default”). If any or all of the Obligations are not duly paid by the Parent Borrower and are not recoverable under the foregoing guarantee, and provided that an Actionable Event of Default shall have occurred and then be continuing, the Guarantor will, as a separate and distinct obligation, indemnify and save harmless the Agents and the Lenders, from and against all losses resulting from the failure of the Parent Borrower to pay such Obligations. If any or all of the Obligations are not duly paid by the Parent Borrower and are not recoverable under the foregoing guarantee or indemnity, for any reason whatsoever, and provided that an Actionable Event of Default shall have occurred and then be continuing, such Obligations will, as a separate and distinct obligation, be recoverable from the Guarantor as primary obligor. Any amounts payable by the Guarantor under this Guarantee which are not paid forthwith upon demand therefor by the Administrative Agent will bear interest from the date of such demand at the rate or rates applicable to the corresponding Obligations.

1.2	Obligation Absolute

The liability of the Guarantor hereunder will be absolute and unconditional (except to the extent otherwise provided herein) save and except as limited in accordance with the terms of the Credit Agreement and will not be affected by:

(a)	any lack of validity or enforceability of any agreement between the Parent Borrower and each Agent and each Lender or of the guarantee of any other Guarantor of the Obligations;

(b)	any impossibility, impracticability, frustration of purpose, illegality, force majeure or act of government;

(c)	the bankruptcy, winding-up, liquidation, dissolution or insolvency of the Parent Borrower or any other Guarantor or the amalgamation of or any change in the status, function, control or ownership of, the Parent Borrower, the Guarantor, any Agent or Lender or any other Guarantor;

(d)	the release or amendment of any other guarantee of the Obligations;

(e)	any lack or limitation of power, incapacity or disability on the part of the Parent Borrower or of the directors, officers or agents thereof or any other irregularity, defect or informality on the part of the Parent Borrower in its obligations to each Agent and each Lender; or

(f)	any other law, regulation or other circumstance that might otherwise constitute a defence available to, or a discharge of, the Parent Borrower in respect of any or all of the Obligations.

1.3	Postponement

Except as otherwise permitted under the Credit Agreement, all present and future indebtedness and liability of the Parent Borrower to the Guarantor is hereby postponed to the Obligations. In case of liquidation, winding up or bankruptcy of the Parent Borrower (whether voluntary or involuntary) or if the Parent Borrower makes any composition with creditors or scheme of arrangement otherwise than as permitted under Section 6.3 of the Credit Agreement, the Agents and the Lenders will have the right to rank for their full claims and receive all dividends or other payments in respect thereof in priority to the Guarantor until the claims of the Agents and the Lenders have been paid in full, and the Guarantor will continue to be liable hereunder for any balance which may be owing to the Agents or any Lender by the Parent Borrower. The foregoing provisions of this Section 1.3 will not in any way limit or lessen the liability of the Guarantor under any other Section of this Guarantee.

ARTICLE 2

DEALINGS WITH PARENT BORROWER AND OTHERS

2.1	No Release

The liability of the Guarantor hereunder will not be released, discharged, limited or in any way affected by anything done, suffered or permitted by the Agents and/or the Lenders in connection with any duties or liabilities of the Parent Borrower to the Agents and/or the Lenders or any other guarantee therefor including any loss of or in respect of any security received by the Administrative Agent from the Parent Borrower or others. Without limiting the generality of the foregoing, and without releasing, discharging, limiting or otherwise affecting in whole or in part the Guarantor’s liability hereunder, without obtaining the consent of the Guarantor, the Agents and the Lenders may, subject to the terms of the Credit Agreement:

(a)	agree to any change in the time, manner or place of payment under, or in any other term of, any agreement between the Parent Borrower and the Agents and/or the Lenders;

(b)	grant time, renewals, extensions, indulgences, releases and discharges to the Parent Borrower;

(c)	take or abstain from taking or enforcing securities or collateral from the Parent Borrower or from perfecting securities or collateral of the Parent Borrower; accept compromises from the Parent Borrower; and

(d)	apply all money at any time received from the Parent Borrower or from securities or collateral received from the Parent Borrower in accordance with the Credit Agreement.

2.2	Release of Guarantor

Notwithstanding anything set forth herein to the contrary, the Guarantor shall be released from all of its obligations pursuant to this Guarantee, and, subject to the Guarantor being re-designated as a Guarantor pursuant to the terms of the Credit Agreement, this Guarantee shall thereupon be of no further force or effect, if the Guarantor ceases to be a Guarantor as defined for purposes of the Credit Agreement or otherwise as provided in Section 5.9 of the Credit Agreement without further action required by the Administrative Agent, the Guarantor, or Parent Borrower.

2.3	No Exhaustion of Remedies

The Agents and the Lenders will not be bound or obligated to proceed against or exhaust its recourse against the Parent Borrower or other persons or any securities or collateral it may hold or take any other action before being entitled to demand payment from the Guarantor hereunder provided that an Actionable Event of Default shall have occurred and then be continuing.

2.4	Prima Facie Evidence

Any account settled or stated in writing by or between an Agent or any Lender and the Parent Borrower will, in the absence of manifest error, be prima facie evidence that the balance or amount thereof, appearing due to such Agent or such Lender and, is actually so due or, appearing as having been paid, has actually been paid.

2.5	Set-off

In any claim by an Agent or any Lender against the Guarantor, the Guarantor may not assert any set-off or counterclaim that it or the Parent Borrower may have against such Agent or such Lender.

Each of the Agents and any Lender may, upon the occurrence and during the continuance of an Actionable Event of Default and to the fullest extent permitted by law, set-off and apply any and all deposits at any time held and other indebtedness at any time owing by such Agent or Lender to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guarantee or any other Loan Document even if (a) the Administrative Agent has not made any demand hereunder, (b) Obligations are contingent or unmatured, or (c) the Obligations are not in the same currency as the offsetting deposits or indebtedness which may be owing by such Agent or any such Lender.

2.6	Continuing Guarantee

The obligations of the Guarantor hereunder will constitute and be continuing obligations and will apply to and secure any ultimate balance due or remaining due to the Agents and the Lenders in respect of the Obligations and will not be considered as wholly or partially satisfied by the payment or liquidation at any time of any sum of money for the time being due or remaining unpaid to the Agents or the Lenders. This Guarantee will continue to be effective even if at any time any payment of any of the Obligations is rendered unenforceable or is rescinded or must otherwise be returned by the an Agent or any Lender or upon the occurrence of any action or event including the insolvency, bankruptcy or reorganization of the Parent Borrower, all as though such payment had not been made.

2.7	Remedies Cumulative

No remedy herein conferred upon or reserved to the Agents or the Lenders is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now existing or hereafter to exist by law.

ARTICLE 3

DEMAND

3.1	Demand

If any Obligation is not paid or performed for any reason whatsoever, including upon demand by the Administrative Agent after the occurrence and during the continuance of an Actionable Event of Default, the Administrative Agent may demand forthwith from the Guarantor the total amount of such Obligation. The Guarantor will make payment to or performance in favour of the Administrative Agent of the total amount of such Obligation hereunder forthwith after demand therefor is made to the Guarantor. The Guarantor will also make payment to the Administrative Agent forthwith upon demand of all reasonable costs and expenses incurred by the Administrative Agent, including the reasonable fees and disbursements of third-party counsel to the Administrative Agent, in enforcing this Guarantee to the extent that the Guarantor does not comply with the terms herein.

ARTICLE 4

SUBROGATION

4.1	Subrogation

The Guarantor will not be entitled to subrogation until (i) the Guarantor makes payment to the Administrative Agent of all amounts owing by the Guarantor under this Guarantee; and (ii) the Obligations are paid in full, and in each case, no such payment is subject to rescission or other like return. Thereafter, the Administrative Agent will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations and any security held therefor resulting from such payment by the Guarantor.

ARTICLE 5

BENEFIT

5.1	Benefit

This Guarantee is entered into with the Administrative Agent for its own benefit and for the benefit of the Syndication Agent and the Lenders in accordance with the Credit Agreement and the other Loan Documents.

ARTICLE 6

TAXES AND FOREIGN CURRENCY OBLIGATIONS

6.1	Taxes

(a)	Any and all payments by or on account of any obligation of the Guarantor hereunder shall be made free and clear of, and without deduction or withholding for, or on account of, any Indemnified Taxes; provided that if the Guarantor shall be required to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 6.1), the Administrative Agent, or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made, (ii) the Guarantor shall make such deduction or withholding, and (iii) the Guarantor shall pay to the relevant Governmental Authority in accordance with applicable Law the full amount deducted or withheld.

(b)	In addition to the payments by the Guarantor required by Section 6.1(a), the Guarantor shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Guarantee to the relevant Governmental Authority in accordance with applicable Law.

(c)	The Guarantor shall indemnify each of the Administrative Agent and the Lenders, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Taxes described in Section 6.1(b) paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Guarantor hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 6.1) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties, interest and expenses caused by the gross negligence or wilful misconduct of the Administrative Agent or Lender, as the case may be), whether or not such Indemnified Taxes or Taxes described in Section 6.1(b) were correctly or legally asserted or imposed by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, delivered to the Guarantor by a Lender (or by the Administrative Agent on its own behalf or on behalf of a Lender or, shall be conclusive absent manifest error).

(d)	As soon as practicable after any payment of Indemnified Taxes or Taxes described in Section 6.1(b) by the Guarantor to a Governmental Authority, the Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)	Any Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Guarantor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Guarantee shall deliver to the Guarantor (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or otherwise as reasonably requested by the Guarantor as will permit such payments to be made without withholding or at a reduced rate of withholding.

(f)

If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes, as to which it has been indemnified by the Guarantor or with respect to which the Guarantor has paid additional amounts pursuant to this Section 6.1, it shall pay over such refund to the Guarantor (but only to the extent of indemnity payments made, or additional amount paid, by the Guarantor under this Section 6.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Guarantor, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event that such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 6.1(f) shall not be construed to require any Agent or any Lender to make available its Tax Returns (or any other information relating to its taxes which it deems confidential) to the Guarantor or any other Person. Nothing herein contained shall interfere with the right of any Lender to arrange its affairs in whatsoever manner it thinks fit and, in particular, no Lender shall be under any obligation to claim relief for tax purposes on its corporate profits or otherwise, or to claim such relief in priority to any other claims, reliefs, credits or deductions available to it or to disclose details of its affairs.

6.2	Survival of Gross-up for Withholding Taxes Provisions

The provisions of Section 6.1 shall survive any termination or discharge of this Guarantee, the Credit Agreement and shall survive the defeasance or repayment of all or any of the Obligations.

6.3	Foreign Currency Obligations.

The Guarantor will make payment relative to each Obligation in the currency (the “Original Currency”) in which the Parent Borrower is required to pay such Obligation. If the Guarantor makes payment relative to any Obligation in a currency (the “Other Currency”) other than the Original Currency (whether voluntarily or pursuant to an order or judgment of a court or tribunal of any jurisdiction), such payment will constitute a discharge of the liability of the Guarantor hereunder in respect of such Obligation only to the extent of the amount of the Original Currency which the Administrative Agent is able to purchase at Toronto, Ontario with the amount it receives on the date of receipt. If the amount of the Original Currency which the Administrative Agent is able to purchase is less than the amount of such currency originally due to it in respect to the relevant Obligation, the Guarantor will indemnify and save the Agents and the Lenders harmless from and against any loss or damage arising as a result of such deficiency. This indemnity will constitute an obligation separate and independent from the other obligations contained in this Guarantee will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by an Agent or any Lender and will continue in full force and effect notwithstanding any judgment or order in respect of any amount due hereunder or under any judgment or order.

ARTICLE 7

GENERAL

7.1	Binding Effect of the Guarantee

This Guarantee will be binding upon the successors of the Guarantor and will enure to the benefit of the Agents and Lenders and their respective successors and assigns.

7.2	Entire Agreement

This Guarantee, together with the applicable provisions of the other Loan Documents, constitutes the entire agreement between the Guarantor and the Administrative Agent with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between such parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties relating to this Guarantee except as expressly set forth herein or in the other Loan Documents. The Administrative Agent will not be bound by any representations or promises made by the Parent Borrower to the Guarantor and possession of this Guarantee by the

Administrative Agent will be conclusive evidence against the Guarantor that the Guarantee was not delivered in escrow or pursuant to any agreement that it should not be effective until any condition precedent or subsequent has been complied with.

7.3	Amendments and Waivers

No amendment to this Guarantee will be valid or binding unless set forth in writing and duly executed by the Guarantor and the Administrative Agent. No waiver of any breach of any provision of this Guarantee will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

7.4	Severability

If any provision of this Guarantee is determined to be invalid or unenforceable in whole or in part. such invalidity or unenforceability will attach only to such provision or part thereof, and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

7.5	Notices

1.1 Any notice to be given in connection with this Agreement shall be provided in writing to the party for whom it is intended and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile in each case to the addressee, as follows:

(a)	To the Guarantor:

c/o Tim Hortons Inc.

874 Sinclair Road

Oakville, Ontario L6K 2Y1

Attention: Treasurer

Facsimile: (905) 845-3985

(b)	To the Administrative Agent:

The Bank of Nova Scotia

40 King Street West 62nd Floor

Toronto, Ontario M5W 2X6

Attention: Managing Director

Facsimile: (416) 866-3329

or such other mailing or facsimile address as may be designated by notice given by any party to the other. Unless the law deems a particular notice to be received earlier, a notice shall not be deemed received until actual receipt by the other party of an original of such notice or facsimile thereof if sent by facsimile transmission.

7.6	Discharge

Except as otherwise contemplated by Section 2.2 of this Guarantee which shall not require separate release, the Guarantor will not be discharged from any of its obligations hereunder except by a release or discharge signed in writing by the Administrative Agent, which the Administrative Agent shall provide immediately following the payment in full of the Obligations.

7.7	Governing Law

This Guarantee will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

7.8	Headings

The division of this Guarantee into Articles and Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Guarantee. The terms “hereof’’, “hereunder” and similar expressions refer to this Guarantee and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Guarantee.

7.9	Extended Meanings

In this Guarantee, words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

7.10	Definitions

Terms capitalized herein but not otherwise defined shall have the meaning attributed thereto in the Credit Agreement.

7.11	Assignment

The Guarantor may not assign this Guarantee or any rights or obligations under this Guarantee, except as provided in the Credit Agreement.

7.12	Executed Copy

The Guarantor acknowledges receipt of a fully executed copy of this Guarantee.

[Signature page to follow]

IN WITNESS WHEREOF the Guarantor has signed this Guarantee.

THE TDL GROUP CORP.

Per:
Name:
Title:

Per:
Name:
Title:
I/We have the authority to bind the corporation

EXHIBIT F

FORM OF SUBSIDIARY GUARANTEE FOR U.S. SUBSIDIARIES

The form of US Subsidiary Guarantee shall be in the form of the Canadian Subsidiary Guarantee subject to such customary modifications as are agreeable to the Borrowers and the Administrative Agent, each acting reasonably, as may be necessary to conform the guarantee to applicable Laws of the State of New York.

EXHIBIT G

FORM OF SUBSIDIARY GUARANTEE FOR CANADIAN SUBSIDIARIES

TO:	THE BANK OF NOVA SCOTIA, as administrative agent (the “Administrative Agent”) under the Credit Agreement (as defined below)

THIS GUARANTEE is made this — day of —, 20—

WHEREAS pursuant to the terms of the credit agreement dated the 13th day of December, 2010 between, inter alia, Tim Hortons Inc. (the “Parent Borrower”), The TDL Group Corp. (the “Subsidiary Borrower”, and together with the Parent Borrower, the “Borrowers”), the Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent and the Lenders from time to time parties thereto, as the same may be supplemented, amended, restated or replaced from time to time (the “Credit Agreement”), the Parent Borrower has designated the undersigned, a Canadian Subsidiary of the Parent Borrower (the “Guarantor”), to provide the Administrative Agent with a guarantee of the Obligations (as hereinafter defined);

AND WHEREAS it is in the interest of the Guarantor to execute and deliver this Guarantee;

NOW THEREFORE THIS GUARANTEE WITNESSES that in consideration of the premises and the covenants and agreements herein contained, the sum of $1.00 now paid by the Administrative Agent to the Guarantor and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Guarantor covenants with the Administrative Agent as follows:

ARTICLE 1

GUARANTEE

1.1	Guarantee

The Guarantor hereby unconditionally (except to the extent otherwise provided herein) and irrevocably guarantees in favour of the Agents and each of the Lenders the due and punctual payment and performance of all indebtedness, liabilities and obligations of any kind whatsoever (whether present or future, direct or indirect, absolute or contingent, matured or unmatured) now or hereafter owing by the Borrowers or either one of them to the Agents, the Lenders or any one of them, in connection with or with respect to the Credit Agreement and the other Loan Documents (collectively the “Obligations”) as and when the same shall from time to time become due and payable in accordance with the terms of the Credit Agreement or other Loan Documents as applicable provided that an Event of Default shall have occurred, unless such Event of Default shall have been cured or shall have been expressly waived pursuant to the terms of the Credit Agreement (any such Event of Default which has not been cured or so expressly waived being hereinafter referred to as an “Actionable Event of Default”). If any or all of the Obligations are not duly paid by a Borrower and are not recoverable under the foregoing guarantee, and provided that an Actionable Event of Default shall have occurred and then be continuing, the Guarantor will, as a separate and distinct obligation, indemnify and save harmless the Agents and the Lenders, from and against all losses resulting from the failure of the Borrowers or either one of them to pay such Obligations. If any or all of the Obligations are not duly paid by the Borrowers and are not recoverable under the foregoing guarantee or indemnity, for any reason whatsoever, and provided that an Actionable Event of Default shall have occurred and then be continuing, such Obligations will, as a separate and distinct obligation, be recoverable from the Guarantor as primary obligor. Any amounts payable by the Guarantor under this Guarantee which are not paid forthwith upon demand therefor by the Administrative Agent will bear interest from the date of such demand at the rate or rates applicable to the corresponding Obligations.

1.2	Obligation Absolute

The liability of the Guarantor hereunder will be absolute and unconditional (except to the extent otherwise provided herein) save and except as limited in accordance with the terms of the Credit Agreement and will not be affected by:

(a)	any lack of validity or enforceability of any agreement between the Borrowers, or either one of them, and each Agent and each Lender or of the guarantee of any other Guarantor of the Obligations;

(b)	any impossibility, impracticability, frustration of purpose, illegality, force majeure or act of government;

(c)	the bankruptcy, winding-up, liquidation, dissolution or insolvency of a Borrower or any other Guarantor or the amalgamation of or any change in the status, function, control or ownership of, the Borrowers or either one of them, the Guarantor, any Agent or Lender or any other Guarantor;

(d)	the release or amendment of any other guarantee of the Obligations;

(e)	any lack or limitation of power, incapacity or disability on the part of the Borrowers or either one of them or of the directors, officers or agents thereof or any other irregularity, defect or informality on the part of a Borrower in its obligations to each Agent and each Lender; or

(f)	any other Law, regulation or other circumstance that might otherwise constitute a defence available to, or a discharge of, the Borrowers or either one of them in respect of any or all of the Obligations.

1.3	Postponement

Except as otherwise permitted under the Credit Agreement, all present and future indebtedness and liability of each Borrower to the Guarantor is hereby postponed to the Obligations. In case of liquidation, winding up or bankruptcy of a Borrower (whether voluntary or involuntary) or if a Borrower makes any composition with creditors or scheme of arrangement otherwise than as permitted under Section 6.3 of the Credit Agreement, the Agents and the Lenders will have the right to rank for their full claims and receive all dividends or other payments in respect thereof in priority to the Guarantor until the claims of the Agents and the Lenders have been paid in full, and the Guarantor will continue to be liable hereunder for any balance which may be owing to the Agents or any Lender by such Borrower. The foregoing provisions of this Section 1.3 will not in any way limit or lessen the liability of the Guarantor under any other Section of this Guarantee.

ARTICLE 2

DEALINGS WITH BORROWERS AND OTHERS

2.1	No Release

The liability of the Guarantor hereunder will not be released, discharged, limited or in any way affected by anything done, suffered or permitted by the Agents and/or the Lenders in connection with any duties or liabilities of the Borrowers or either one of them to the Agents and/or the Lenders or any other guarantee therefor including any loss of or in respect of any security received by the Administrative Agent from the Borrowers or others. Without limiting the generality of the foregoing, and without releasing, discharging, limiting or otherwise affecting in whole or in part the Guarantor’s liability hereunder, without obtaining the consent of the Guarantor, the Agents and the Lenders may, subject to the terms of the Credit Agreement:

(a)	agree to any change in the time, manner or place of payment under, or in any other term of, any agreement between the Borrowers or either one of them and the Agents and/or the Lenders;

(b)	grant time, renewals, extensions, indulgences, releases and discharges to the Borrowers or either one of them;

(c)	take or abstain from taking or enforcing securities or collateral from the Borrowers or from perfecting securities or collateral of the Borrowers; accept compromises from the Borrowers or either one of them; and

(d)	apply all money at any time received from a Borrower or from securities or collateral received from a Borrower in accordance with the Credit Agreement.

2.2	Release of Guarantor

Notwithstanding anything set forth herein to the contrary, the Guarantor shall be released from all of its obligations pursuant to this Guarantee, and, subject to the Guarantor being re-designated as a Guarantor pursuant to the terms of the Credit Agreement, this Guarantee shall thereupon be of no further force or effect, if the Guarantor ceases to be a Guarantor as defined for purposes of the Credit Agreement or otherwise as provided in Section 5.9 of the Credit Agreement without further action required by the Administrative Agent, the Guarantor, either of the Borrowers.

2.3	No Exhaustion of Remedies

The Agents and the Lenders will not be bound or obligated to proceed against or exhaust its recourse against the Borrowers or other persons or any securities or collateral it may hold or take any other action before being entitled to demand payment from the Guarantor hereunder provided that an Actionable Event of Default shall have occurred and then be continuing.

2.4	Prima Facie Evidence

Any account settled or stated in writing by or between an Agent or any Lender and the Borrowers or either one of them will, in the absence of manifest error, be prima facie evidence that the balance or amount thereof, appearing due to such Agent or such Lender and, is actually so due or, appearing as having been paid, has actually been paid.

2.5	Set-off

In any claim by an Agent or any Lender against the Guarantor, the Guarantor may not assert any set-off or counterclaim that it or either of the Borrowers may have against such Agent or such Lender.

Each of the Agents and any Lender may, upon the occurrence and during the continuance of an Actionable Event of Default and to the fullest extent permitted by Law, set-off and apply any and all deposits at any time held and other indebtedness at any time owing by such Agent or Lender to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guarantee or any other Loan Document even if (a) the Administrative Agent has not made any demand hereunder, (b) Obligations are contingent or unmatured, or (c) the Obligations are not in the same currency as the offsetting deposits or indebtedness which may be owing by such Agent or any such Lender.

2.6	Continuing Guarantee

The obligations of the Guarantor hereunder will constitute and be continuing obligations and will apply to and secure any ultimate balance due or remaining due to the Agents and the Lenders in respect of the Obligations and will not be considered as wholly or partially satisfied by the payment or liquidation at any time of any sum of money for the time being due or remaining unpaid to the Agents or the Lenders. This Guarantee will continue to be effective even if at any time any payment of any of the Obligations is rendered unenforceable or is rescinded or must otherwise be returned by the an Agent or any Lender or upon the occurrence of any action or event including the insolvency, bankruptcy or reorganization of the Borrowers or either one of them, all as though such payment had not been made.

2.7	Remedies Cumulative

No remedy herein conferred upon or reserved to the Agents or the Lenders is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now existing or hereafter to exist by Law.

ARTICLE 3

DEMAND

3.1	Demand

If any Obligation is not paid or performed for any reason whatsoever, including upon demand by the Administrative Agent after the occurrence and during the continuance of an Actionable Event of Default, the Administrative Agent may demand forthwith from the Guarantor the total amount of such Obligation. The Guarantor will make payment to or performance in favour of the Administrative Agent of the total amount of such Obligation hereunder forthwith after demand therefor is made to the Guarantor. The Guarantor will also make payment to the Administrative Agent forthwith upon demand of all reasonable costs and expenses incurred by the Administrative Agent, including the reasonable fees and disbursements of third-party counsel to the Administrative Agent, in enforcing this Guarantee to the extent that the Guarantor does not comply with the terms herein.

ARTICLE 4

SUBROGATION

4.1	Subrogation

The Guarantor will not be entitled to subrogation until (i) the Guarantor makes payment to the Administrative Agent of all amounts owing by the Guarantor under this Guarantee; and (ii) the Obligations are paid in full, and in each case, no such payment is subject to rescission or other like return. Thereafter, the Administrative Agent will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations and any security held therefor resulting from such payment by the Guarantor.

ARTICLE 5

BENEFIT

5.1	Benefit

This Guarantee is entered into with the Administrative Agent for its own benefit and for the benefit of the Syndication Agent and the Lenders in accordance with the Credit Agreement and the other Loan Documents.

ARTICLE 6

TAXES AND FOREIGN CURRENCY OBLIGATIONS

6.1	Taxes

(a)	Any and all payments by or on account of any obligation of the Guarantor hereunder shall be made free and clear of, and without deduction or withholding for, or on account of, any Indemnified Taxes; provided that if the Guarantor shall be required to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 6.1), the Administrative Agent, or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made, (ii) the Guarantor shall make such deduction or withholding, and (iii) the Guarantor shall pay to the relevant Governmental Authority in accordance with applicable Law the full amount deducted or withheld.

(b)	In addition to the payments by the Guarantor required by Section 6.1(a), the Guarantor shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Guarantee to the relevant Governmental Authority in accordance with applicable Law.

(c)	The Guarantor shall indemnify each of the Administrative Agent and the Lenders, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Taxes described in Section 6.1(b) paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Guarantor hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 6.1) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties, interest and expenses caused by the gross negligence or wilful misconduct of the Administrative Agent or Lender, as the case may be), whether or not such Indemnified Taxes or Taxes described in Section 6.1(b) were correctly or legally asserted or imposed by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, delivered to the Guarantor by a Lender (or by the Administrative Agent on its own behalf or on behalf of a Lender or, shall be conclusive absent manifest error).

(d)	As soon as practicable after any payment of Indemnified Taxes or Taxes described in Section 6.1(b) by the Guarantor to a Governmental Authority, the Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)	Any Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Guarantor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Guarantee shall deliver to the Guarantor (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or otherwise as reasonably requested by the Guarantor as will permit such payments to be made without withholding or at a reduced rate of withholding.

(f)

If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes, as to which it has been indemnified by the Guarantor or with respect to which the Guarantor has paid additional amounts pursuant to this Section 6.1, it shall pay over such refund to the Guarantor (but only to the extent of indemnity payments made, or additional amount paid, by the Guarantor under this Section 6.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Guarantor, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event that such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 6.1(f) shall not be construed to require any Agent or any Lender to make available its Tax Returns (or any other information relating to its taxes which it deems confidential) to the Guarantor or any other Person. Nothing herein contained shall interfere with the right of any Lender to arrange its affairs in whatsoever manner it thinks fit and, in particular, no Lender shall be under any obligation to claim relief for tax purposes on its corporate profits or otherwise, or to claim such relief in priority to any other claims, reliefs, credits or deductions available to it or to disclose details of its affairs.

6.2	Survival of Gross-up for Withholding Taxes Provisions

The provisions of Section 6.1 shall survive any termination or discharge of this Guarantee, the Credit Agreement and shall survive the defeasance or repayment of all or any of the Obligations.

6.3	Foreign Currency Obligations.

The Guarantor will make payment relative to each Obligation in the currency (the “Original Currency”) in which the applicable Borrower is required to pay such Obligation. If the Guarantor makes payment relative to any Obligation in a currency (the “Other Currency”) other than the Original Currency (whether voluntarily or pursuant to an order or judgment of a court or tribunal of any jurisdiction), such payment will constitute a discharge of the liability of the Guarantor hereunder in respect of such Obligation only to the extent of the amount of the Original Currency which the Administrative Agent is able to purchase at Toronto, Ontario with the amount it receives on the date of receipt. If the amount of the Original Currency which the Administrative Agent is able to purchase is less than the amount of such currency originally due to it in respect to the relevant Obligation, the Guarantor will indemnify and save the Agents and the Lenders harmless from and against any loss or damage arising as a result of such deficiency. This indemnity will constitute an obligation separate and independent from the other obligations contained in this Guarantee will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by an Agent or any Lender and will continue in full force and effect notwithstanding any judgment or order in respect of any amount due hereunder or under any judgment or order.

ARTICLE 7

GENERAL

7.1	Binding Effect of the Guarantee

This Guarantee will be binding upon the successors of the Guarantor and will enure to the benefit of the Agents and Lenders and their respective successors and assigns.

7.2	Entire Agreement

This Guarantee, together with the applicable provisions of the other Loan Documents, constitutes the entire agreement between the Guarantor and the Administrative Agent with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between such parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties relating to this Guarantee except as expressly set forth herein or in the other Loan Documents. The Administrative Agent will not be bound by any representations or promises made by either of the Borrowers to the Guarantor and possession of this Guarantee by the

Administrative Agent will be conclusive evidence against the Guarantor that the Guarantee was not delivered in escrow or pursuant to any agreement that it should not be effective until any condition precedent or subsequent has been complied with.

7.3	Amendments and Waivers

No amendment to this Guarantee will be valid or binding unless set forth in writing and duly executed by the Guarantor and the Administrative Agent. No waiver of any breach of any provision of this Guarantee will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

7.4	Severability

If any provision of this Guarantee is determined to be invalid or unenforceable in whole or in part. such invalidity or unenforceability will attach only to such provision or part thereof, and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

7.5	Notices

Any notice to be given in connection with this Agreement shall be provided in writing to the party for whom it is intended and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile in each case to the addressee, as follows:

(a)	To the Guarantor:

c/o Tim Hortons Inc.

874 Sinclair Road

Oakville, Ontario L6K 2Y1

Attention: Treasurer

Facsimile:  (905) 845-3985

(b)	To the Administrative Agent:

The Bank of Nova Scotia

40 King Street West 62nd Floor

Toronto, Ontario M5W 2X6

Attention: Managing Director

Facsimile:  (416) 866-3329

or such other mailing or facsimile address as may be designated by notice given by any party to the other. Unless the Law deems a particular notice to be received earlier, a notice shall not be deemed received until actual receipt by the other party of an original of such notice or facsimile thereof if sent by facsimile transmission.

7.6	Discharge

Except as otherwise contemplated by Section 2.2 of this Guarantee which shall not require separate release, the Guarantor will not be discharged from any of its obligations hereunder except by a release or discharge signed in writing by the Administrative Agent, which the Administrative Agent shall provide immediately following the payment in full of the Obligations.

7.7	Governing Law

This Guarantee will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

7.8	Headings

The division of this Guarantee into Articles and Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Guarantee. The terms “hereof”, “hereunder” and similar expressions refer to this Guarantee and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Guarantee.

7.9	Extended Meanings

In this Guarantee, words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

7.10	Definitions

Terms capitalized herein but not otherwise defined shall have the meaning attributed thereto in the Credit Agreement.

7.11	Assignment

The Guarantor may not assign this Guarantee or any rights or obligations under this Guarantee, except as provided in the Credit Agreement.

7.12	Executed Copy

The Guarantor acknowledges receipt of a fully executed copy of this Guarantee.

[Signature page to follow]

IN WITNESS WHEREOF the Guarantor has signed this Guarantee.

[NAME OF CANADIAN SUBSIDIARY GUARANTOR]

Per:
Name:
Title:

Per:
Name:
Title:
I/We have the authority to bind the corporation

EXHIBIT H

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

Where:

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(b)	“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or,

following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Supervisions Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

(e)	“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)	“Reference Banks” means, in relation to Mandatory Cost, the principal London offices of [JPMorgan Chase Bank, National Association] [the principal London offices of the Administrative Agent or such other banks as may be appointed by the Administrative Agent in consultation with the Borrowers].

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)	“Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents.

6.	intentionally deleted

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(j)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13. The Administrative Agent may from time to time, after consultation with the Parent Borrower and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority, the European Central Bank (or, in any case, any other authority which replaces all or any of their functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE A

COMMITMENTS

Term Credit Commitments

Lender	Commitment (Cdn. $)

JPMorgan Chase Bank, N.A., Toronto Branch	$42,500,000
The Bank of Nova Scotia	$42,500,000
Royal Bank of Canada	$25,000,000
Bank of Montreal	$25,000,000
The Toronto-Dominion Bank	$25,000,000
Canadian Imperial Bank of Commerce	$25,000,000
PNC Bank, National Association	$25,000,000
Bank of America, NA	$25,000,000
Citibank, NA Canadian Branch	$15,000,000

Total	$250,000,000

SCHEDULE B

Intentionally Deleted

SCHEDULE C

EXISTING LETTERS OF CREDIT

Scotia Canadian Letter of Credit on New Facility

CDN$

TDL GROUP CORP. - 2105

ISSUE DATE	No.	REMAINING	EXPIRY

Sep 27, 1999	187226	60,000.00	Jan 23, 2011
May 25, 2001	187593	3,000.00	Jan 24, 2011
Oct 13, 1998	187597	5,000.00	Jan 30, 2011
Dec 14, 1998	187673	70,000.00	Jan 30, 2011
May 13, 1998	187674	26,000.00	Jan 30, 2011
Jul 10, 2000	187675	33,000.00	Jan 30, 2011
Feb 12, 2002	189006	500.00	Mar 5, 2011
Jul 17, 1997	189042	9,873.00	Mar 6, 2011
Sep 29, 2000	189043	5,190.00	Mar 6, 2011
Mar 16, 2001	189537	15,000.00	Apr 1, 2011
Apr 8, 1999	189539	4,425.00	Apr 7, 2011
Mar 25, 2003	189851	4,000.00	May 10, 2011
May 11, 2001	189852	4,379.75	May 10, 2011
Nov 21, 2002	190157	30,895.00	Mar 27, 2011
May 27, 2003	192837	251,532.00	May 26, 2011
Mar 8, 2000	194141	20,000.00	Mar 7, 2011
		542,794.75

ISSUE DATE	No.	REMAINING	EXPIRY

Jun 5, 2003	193086	25,000.00	May 28, 2011
Sep 24, 2001	193379	2,000.00	Sep 24, 2011
Apr 18, 2001	193518	17,038.00	Apr 17, 2011
Oct 13, 2000	193519	10,300.00	Oct 12, 2011
Nov 2, 1999	193521	25,000.00	Nov 2, 2011
Mar 20, 2000	194139	10,000.00	Mar 19, 2011
Jul 15, 2003	195056	20,000.00	Jul 14, 2011
Jan 11, 2001	195101	3,000.00	Jan 9, 2011
Feb 3, 1998	195104	4,118.00	Feb 3, 2011
Aug 18, 2001	195110	41,700.00	Sep 17, 2011
Sep 11, 2003	197550	5,457.00	Sep 10, 2011
Sep 11, 2003	197594	113,910.00	Sep 11, 2011
Oct 3, 2003	198521	5,800.00	Oct 3, 2011
Oct 7, 2003	198649	20,000.00	Oct 6, 2011
Oct 23, 2003	199356	10,000.00	Oct 16, 2011
Nov 6, 2003	200083	35,000.00	Oct 30, 2011
Nov 26, 2003	201017	10,000.00	Nov 6, 2011
Jan 14, 2004	202894	51,941.00	Jan 12, 2011
Jan 29, 2004	203470	35,644.45	Jan 26, 2011
Aug 18, 2004	212801	25,232.44	Aug 11, 2011
Aug 18, 2004	212802	54,700.00	Aug 15, 2011

Sep 20, 2004	214149	5,000.00	Sep 16, 2011
Sep 29, 2004	214565	164,991.86	Sep 30, 2011
Jan 21, 2005	219485	147,000.00	Jan 20, 2011
Jan 21, 2005	219486	7,500.00	Jan 20, 2011
Apr 28, 2005	223809	125,000.00	Apr 26, 2011
Apr 28, 2005	223812	34,242.34	Apr 26, 2011
May 3, 2005	224052	8,201.40	May 2, 2011
May 11, 2005	224477	185,643.00	May 10, 2011
May 26, 2005	225186	10,000.00	May 26, 2011
Jun 23, 2006	226619	54,438.00	Jun 23, 2011
Jun 29, 2005	226942	54,000.00	Jun 26, 2011
Aug 19, 2005	229461	5,200.00	Aug 18, 2011
Sep 9, 2005	230243	2,500.00	Aug 25, 2011
Sep 22, 2005	230926	100,000.00	Sep 22, 2011
Oct 6, 2005	231558	40,989.00	Oct 6, 2011
Oct 14, 2005	231884	63,802.00	Oct 13, 2011
Oct 31, 2005	232508	75,000.00	Oct 20, 2011
Mar 13, 2006	238246	9,200.00	Mar 9, 2011
May 11, 2006	241133	2,000.00	May 11, 2011
May 11, 2006	241134	6,000.00	May 11, 2011
Aug 22, 2006	245969	52,376.00	Aug 17, 2011
Sep 28, 2006	247642	3,000.00	Sep 28, 2011
Sep 28, 2006	247643	143,390.50	Sep 28, 2011
Nov 30, 2006	250605	184,429.20	Nov 30, 2010
Feb 26, 2007	254267	5,000.00	Feb 22, 2011
Mar 21, 2007	255311	50,355.00	Mar 21, 2011
May 15, 2007	257832	66,592.43	May 16, 2011
May 15, 2007	257833	32,500.00	May 16, 2011
May 15, 2007	257834	130,500.00	May 16, 2011
Jun 21, 2007	259711	5,000.00	Jun 20, 2011
Jun 21, 2007	259712	30,620.00	Jun 20, 2011
Aug 1, 2007	261639	5,000.00	Jul 25, 2011
Aug 22, 2007	262429	173,601.09	Aug 8, 2011
Aug 27, 2007	262489	10,000.00	Aug 22, 2011
Sep 5, 2007	263040	20,000.00	Aug 29, 2011
Sep 5, 2007	263041	30,910.80	Aug 29, 2011
Sep 19, 2007	263587	222,543.61	Aug 29, 2011
Sep 14, 2007	263588	138,986.26	Sep 19, 2011
Dec 6, 2007	267000	57,739.00	Dec 12, 2010
Feb 12, 2008	269322	52,041.00	Feb 6, 2011
Feb 27, 2008	270078	118,200.00	Feb 20, 2011
Oct 16, 2008	280074	22,817.75	Oct 16, 2011
Dec 9, 2008	281964	11,576.63	Dec 8, 2010
Dec 29, 2008	282769	19,261.46	Dec 24, 2010
Jan 19, 2009	283426	158,450.00	Dec 17, 2010
Jan 20, 2009	283433	919,442.25	Apr 20, 2012
Apr 23, 2009	287116	9,500.00	Apr 21, 2011
Apr 28, 2009	287260	40,696.25	Apr 26, 2011

Aug 19, 2009	291848	31,547.00	Aug 17, 2011
Aug 19, 2009	291849	158,094.72	Aug 17, 2011
Mar 25, 2010	300940	100,599.00	Mar 24, 2011
Mar 25, 2010	300941	112,064.50	Mar 26, 2011
Jun 10, 2010	304228	45,527.00	Jun 9, 2011
Jun 24, 2010	304812	1,640,026.80	Dec 31, 2010
Jul 14, 2010	305514	191,900.00	Jul 12, 2011
Jul 15, 2010	305515	32,750.00	Jul 12, 2011
Dec 1, 2010	311571	48,000.00	Dec 1, 2011

		6,701,586.74

TIM HORTONS INC (THI - 2148)

ISSUE DATE	No.	REMAINING	EXPIRY
Dec 22, 2009	296960	485,100.91	Mar 27, 2013
		485,100.91

TIM HORTONS CHILDREN’S FOUNDATION (THCF)

ISSUE DATE	No.	REMAINING	EXPIRY
Sep 19, 2008	279061	10,000.00	Sep 18, 2011

		10,000.00

		7,739,482.40

TIM HORTON’S INC

Scotia US- Letter of Credit on New Facility

US$

TIM DONUT (US) LTD, INC

ISSUE DATE	No.	REMAINING	EXPIRY

Jun 1, 2006	242068	115,200.00	May 25, 2011
Sep 7, 2006	246467	75,000.00	Aug 31, 2011
Oct 24, 2006	248667	58,500.00	Nov 3, 2011
Oct 19, 2007	264776	25,520.00	Oct 17, 2011
Oct 18, 2007	264777	18,335.00	Oct 17, 2011
Oct 22, 2007	264923	145,109.56	Oct 17, 2011
Nov 18, 2008	281027	50,000.00	Nov 2, 2011

		487,664.56

TIM HORTONS (NEW ENGLAND), INC

ISSUE DATE	No.	REMAINING	EXPIRY

Aug 3, 2006	245226	5,185.00	Aug 3, 2011
Aug 24, 2006	246112	5,000.00	Aug 21, 2011
Aug 23, 2006	246114	4,700.00	Aug 22, 2011
Sep 1, 2006	246466	25,000.00	Aug 31, 2011
Nov 24, 2006	249891	5,185.00	Nov 16, 2011

		45,070.00

TIM HORTONS USA INC

ISSUE DATE	No.	REMAINING	EXPIRY

Feb 8, 2007	253554	1,500,000.00	Feb 8, 2011

		1,500,000.00

		2,032,734.56

SCHEDULE D

EXCLUDED SWAP TRANSACTIONS

Any coffee swaps, futures or other derivatives heretofore or hereafter entered into by a Borrower or any of its Subsidiaries in the ordinary course of business to hedge inventory purchases.

Any equity swaps or other derivatives heretofore or hereafter entered into by a Borrower or any of its Subsidiaries in the ordinary course of business to hedge their equity compensation plans.

SCHEDULE 3.5

EXCEPTIONS TO REPRESENTATION 3.5

LITIGATION

On June 12, 2008, a claim was filed against the Parent Borrower (for the purposes of this Schedule 3.5, the “Company”) and certain of its affiliates in the Ontario Superior Court of Justice (the “Court”) by two of its franchisees, Fairview Donut Inc. and Brule Foods Ltd., alleging, generally, that the Company’s Always Fresh baking system and expansion of lunch offerings have led to lower franchisee profitability. The claim, which seeks class action certification on behalf of Canadian franchisees, asserts damages of approximately $1.95 billion. The plaintiffs filed a motion for certification of the putative class in May of 2009 and the Company filed its responding materials as well as a motion for summary judgment in November of 2009. Plaintiffs filed a motion requesting that the Company’s summary judgment motion be heard following hearing and determination of plaintiffs’ motion for certification. It was the Company’s position that the motions should be heard together. A hearing on plaintiffs’ motion to separate the certification and summary judgment motions was heard on May 13, 2010 and the court ruled in favour of the Company that the two motions should be heard together. Both motions are now scheduled for April 2011, subject to the delivery of required materials and completion of examinations. On December 3, 2010, the Court granted permission to the plaintiffs to, serve and file an amended pleading to include inter alia claims for price maintenance. This supplements the already asserted claims for breach of contract, breach of the duty of good faith and fair dealing, negligent misrepresentation and unjust enrichment. The Company continues to believe the claim is without merit and will not be successful, and the Company intends to oppose the certification motion and defend the claim vigorously. However, there can be no assurance that the outcome of the claim will be favourable to the Company or that it will not have a material adverse impact on the Company’s financial position or liquidity in the event that the ultimate determinations by the Court and/or appellate court are not in accordance with the Company’s evaluation of this claim. Neither the probability of this claim’s success nor the ultimate amount payable, if any, is determinable at this time and, coupled with the Company’s position that this claim is without merit, the Company has not recorded any provisions in the Condensed Consolidated Financial Statements.

SCHEDULE 3.11

ANTI-MONEY LAUNDERING

Part A:

Names and Principal Occupations of the Directors of The TDL Group Corp.

Name	Principal Occupation

Donald B. Schroeder	President and Chief Executive Officer, Tim Hortons Inc.

Cynthia J. Devine	Chief Financial Officer, Tim Hortons Inc.

William A. Moir	Chief Brand and Marketing Officer, Tim Hortons Inc.

Names and Principal Occupations of the Directors of Tim Hortons Inc.

Name	Principal Occupation

Donald B. Schroeder	President and Chief Executive Officer of Tim Hortons Inc.

Paul D. House	Executive Chairman of Tim Hortons Inc.

Frank Iacobucci	Counsel to Torys LLP

Michael J. Endres	Managing Principal of Stonehenge Financial Holdings, Inc.

David H. Lees	President and Chief Executive Officer of Cardinal Health Canada

Wayne C. Sales	Corporate Director

John A. Lederer	President and Chief Executive Officer of U.S. Foodservice

M. Shan Atkins	Managing Director of Chetrum Capital LLC

Moya M. Greene	Chief Executive of Royal Mail Group

Ronald W. Osborne	Chairman of the Board of Sun Life Financial Inc.

Catherine L. Williams	Managing Director of Options Capital Limited

Part B:

Names and addresses of all individuals, to the knowledge of the Borrowers after taking reasonable measures to obtain such information, directly or indirectly own or control twenty-five percent (25%) or more of the voting interests or Equity Securities of either Borrower.

The TDL Group Corp.

No individual owns 25% or more of the voting interests or Equity Securities of The TDL Group Corp., which is an indirect wholly-owned Subsidiary of Tim Hortons Inc.

Tim Hortons Inc.

Tim Hortons Inc. is publicly listed, and no individual or other Person has publicly filed or otherwise disclosed any ownership of or control over 25% or more of its voting interests or Equity Securities.

SCHEDULE 6.1

EXISTING INDEBTEDNESS

1.	The Effect of Lessee Involvement in Asset Construction, Indebtedness (ASC 840 – Leases, formerly known as EITF97-10): Under ASC 840, the Borrowers and/or certain of their Subsidiaries are considered the owner of certain restaurants leased by the Borrowers and/or certain of their Subsidiaries from unrelated lessors because the Borrowers and/or certain of their Subsidiaries helped to construct some of the structural elements of those restaurants. Accordingly, the Borrowers and/or certain of their Subsidiaries have included the restaurant construction costs for these restaurants in fixed assets and recorded the relevant lessor’s contributions to the construction costs for these certain restaurants as debt. For details regarding the amount of ASC 840 Indebtedness, see the publicly filed financial statements of Tim Hortons Inc.

2.	Senior Unsecured Notes: Tim Hortons Inc. has issued $300,000,000 of 4.20% Senior Unsecured Notes, Series 1 due June 1, 2017.

3.	Letter of Credit Indebtedness: The Borrowers and/or certain of their Subsidiaries have Existing Letters of Credit outstanding, the particulars of which are set forth in Schedule C.

4.	Forward Foreign Exchange Contracts Indebtedness: The Borrowers and/or certain of their Subsidiaries have net marked-to-market Indebtedness under forward foreign exchange contracts covering the purchase of U.S. dollars related to purchases of coffee, and the extent of this Indebtedness as of October 3, 2010 is approximately Cdn. $2,529,000.

5.	Guarantee Indebtedness: The Borrowers and/or certain of their Subsidiaries have contingent liability as guarantors with respect to the following:

A. Tim Hortons USA has provided a guarantee to G.E. Capital in an aggregate amount not to exceed US$7,546,330 in connection with the U.S. franchise finance program (for franchise equipment purchases);

B. Tim Hortons USA has provided a guarantee to PNC Equipment Finance in an aggregate amount not to exceed US$2,900,000 in connection with the U.S. franchise finance program (for franchise equipment purchases);

C. Tim Hortons USA and Tim Hortons Inc. have provided a guarantee to PNC Equipment Finance in an aggregate amount not to exceed US$4,500,000 in connection with the Coldstone equipment finance program (for franchise equipment purchases for Coldstone ice cream);

D. Tim Hortons USA has provided a guarantee to 5 Star Bank in an aggregate amount not to exceed US$250,000 in connection with the U.S. franchise finance program (for franchise equipment purchases);

E. The Borrowers and/or certain Subsidiaries of the Borrowers have provided guarantees to The Bank of Nova Scotia in an aggregate amount presently outstanding of Cdn.$97,441.25 (which amount is not expected to be increased) in connection with the Canadian Front

Showcase and BC Beverage equipment financing programs (for franchise equipment purchases); and

F. The TDL Group Corp. has guaranteed, and certain other subsidiaries of Tim Hortons Inc. may in the future guarantee, repayment of the 4.20% Senior Unsecured Notes, Series 1 due June 1, 2017 referred to in paragraph 2 above.

SCHEDULE 6.2

PERMITTED LIENS

NONE